                                                Filed pursuant to Rule 424(b)(4)
                                                      Registration No. 333-35548

PROSPECTUS

                       SOUTHERN COMMUNITY BANCORP (LOGO)

                                 850,000 SHARES

                                  COMMON STOCK

     We are offering a minimum of 620,000 shares, and a maximum of 850,000 shares, of our common stock. There is currently no public market for our common stock, and we do not expect a public market to develop after the offering. The price to the public in the offering is $16.50 per share. Each subscriber is required to purchase a minimum of 1,000 shares.

INVESTING IN THE SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

     We originally commenced the offering of our shares in July 2000. In August 2000, we completed the sale of 200,000 as part of the offering. In September 2000, we suspended the offering in order to amend the prospectus for the offering to reflect the proposed merger between us and Peninsula Bancorp, Inc., to modify the terms of the offering and to update the information in the prospectus.

     As of the date of this prospectus, the escrow agent for the offering is holding $7,825,851 in subscription funds. We received these funds from subscribers before we suspended the offering. The escrow agent will return these subscription funds to these subscribers on December 7, 2000, unless the subscribers reconfirm their subscriptions in writing on or before December 6, 2000. If the subscribers reconfirm their subscriptions, the escrow agent will hold their subscription funds in the same manner as new subscriptions.

     We will deposit all amounts received from new subscribers into an escrow account which we have established with SunTrust Bank, as escrow agent. The escrow agent will hold and disburse the amounts deposited in the escrow account subject to conditions which we have established. See "Summary -- Escrow Accounts" on page 3 for a description of these conditions.

     We will not utilize an underwriter to offer the shares. Instead, certain of our executive officers will offer the shares on our behalf on a "best efforts" basis. These officers will not receive any commissions or additional compensation for these efforts.

     The expiration date of the offering is January 31, 2001. We also have the right to cancel the offering at any time prior to the release of funds from escrow. If we cancel the offering, the escrow agent will promptly return all funds received from subscribers, without interest or deduction.

     New subscribers, as well as existing subscribers who reconfirm their subscriptions, may not revoke their subscriptions without our consent. We may accept or reject any subscription offer, in whole or in part, in our discretion.

                                                                     UNDERWRITING   PROCEEDS TO SOUTHERN
                                                   PRICE TO PUBLIC   COMMISSIONS     COMMUNITY BANCORP
                                                   ---------------   ------------   --------------------
Per Share........................................  $        16.50        None          $        16.50
Minimum Offering.................................  $10,230,000.00        None          $10,230,000.00
Maximum Offering.................................  $14,025,000.00        None          $14,025,000.00

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD NOTE THAT THE SHARES ARE NOT BANK ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED BY THE FDIC OR ANY STATE OR FEDERAL AGENCY.

               The date of this prospectus is November 15, 2000.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Southern Community Bancorp," "Southern," "we," and "our" refer to Southern Community Bancorp, a Florida corporation; "Peninsula" refers to Peninsula Bancorp. Inc., a Florida corporation; and "Peninsula Bank" refers to Peninsula Bank of Central Florida, a Florida bank.

                                TABLE OF CONTENTS

Prospectus Summary....................................................   1

Risk Factors..........................................................   9

Terms of Offering.....................................................  16

Use of Proceeds.......................................................  18

Dilution .............................................................  19

Capitalization........................................................  21

Dividend Policy.......................................................  22

Selected Financial Data...............................................  23

Management's Discussion and Analysis of Southern's
         Results of Operations and Financial Condition................  25

Business .............................................................  42

Proposed Merger with Peninsula........................................  50

Supervision And Regulation............................................  62

Management............................................................  68

Certain Transactions..................................................  80

Securities Ownership of Certain Beneficial Owners and Management......  81

Description of Capital Stock..........................................  83

Shares Eligible For Future Sale.......................................  86

Legal Matters.........................................................  87

Experts  .............................................................  87

Where You Can Find More Information...................................  87

Index to Consolidated Financial Statements............................ F-1

Exhibit A - Subscription Agreement

Exhibit B - Amended and Restated Escrow Agreement

Exhibit C - Reconfirmation Letter


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                               PROSPECTUS SUMMARY

         YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                           SOUTHERN COMMUNITY BANCORP

OUR BUSINESS

         Southern Community Bancorp is a recently formed, Florida-based bank holding company. We currently conduct substantially all of our activities through Southern Community Bank. This bank commenced banking operations in December 1998 and currently has a main office and three branches in the Orlando, Florida area, and one branch in Bonita Springs, Florida.

         We intend to expand our operations by opening a new bank in Bonita Springs, Florida, in January 2001. The new bank will acquire the assets and liabilities of the Bonita Springs branch of our existing bank. We believe that the new bank will be more successful than a branch in attracting customers in the southwest Florida market because most of the directors and officers of the new bank will be residents of southwest Florida. We believe that many customers will be attracted to the new bank by virtue of its local management.

         In September 2000, we entered into a letter of intent with Peninsula Bancorp, Inc. regarding the possible merger between us and Peninsula. Peninsula is a bank holding company which owns Peninsula Bank of Central Florida. Peninsula Bank currently operates two branches in the Daytona Beach, Florida area. At September 30, 2000, Peninsula had total assets of approximately $46.7 million.

OUR STRATEGY

         Our strategy is to target customers who are dissatisfied with the level of service delivered by the multi-state banking organizations which have recently acquired a large percentage of the banking business in Florida. According to FDIC statistics, the ten largest banks in Florida at June 30, 1999, controlled 64.7% of total deposits and included just one Florida-based institution. Five years earlier, on June 30, 1994, the ten largest banks controlled 55.9% of total deposits and included two Florida- based institutions. By a different measure, the market share of the three largest banks in Florida has increased from 40.5% at June 30, 1994 to 50.3% on June 30, 1999. As a result of this consolidation, we believe that we have the ability to attract owners of small and medium sized businesses, entrepreneurs, and other professional and executive customers by providing personalized service and products tailored to meet the needs of these customers.

         As part of our strategy, we will attempt to operate our existing bank, our proposed new bank, and any banks which we may open or acquire in the future, in substantially the same manner as local community banks. Accordingly, we expect that the board of directors and officers of each of our banks will primarily consist of individuals who live within the communities served by each bank. Additionally, we anticipate that all of the lending decisions for each bank will be made by the board of directors and officers of that bank. Each bank will also seek to become an active participant in the local community by supporting local charities and civic organizations.

         We expect to realize some of the benefits of larger banking organizations. For example, we will operate each of our banks on the same data processing system. Additionally, we plan to utilize a single human resources department to handle employee benefits and related employment matters. We hope to realize the benefits of economies of scale for these administrative functions.

         We may expand in the future by opening new banks, and by acquiring or merging with existing banks, such as our proposed merger with Peninsula. We expect that we would utilize our same strategy for establishing and growing these banks by emphasizing personalized service and the community bank aspects of our banks.

OUR EXISTING BANK

         Our existing bank, Southern Community Bank, was formed by a group of Orlando businessmen and bank executives who believed that there was significant demand for an additional community bank in the Orlando area. Since opening in December 1998, our existing bank has grown rapidly. As of September 30, 2000, our existing bank had total assets of approximately $175.6 million. We expect our existing bank will open two additional branches in the Orlando market during the next 18 months.

OUR PROPOSED NEW BANK

         We plan to open our proposed new bank, Southern Community Bank of Southwest Florida, to serve the southwest Florida market, which consists of the area between Naples and Ft. Myers, Florida. The Florida Department of Banking and Finance has approved our application to organize the new bank, and the FDIC has approved our application for deposit insurance. We have also applied to the Board of Governors of the Federal Reserve System for permission to acquire all of the capital stock of Southern Community Bank of Southwest Florida. Assuming that we receive all required regulatory approvals and the offering is successful, we expect to open the new bank in January 2001.

         Our new bank will acquire the assets and liabilities of our branch in the Bonita Springs, Florida, which our existing bank opened in July 2000. We believe that the opening of this branch will accelerate our ability to grow the new bank by providing it with a base of personnel, deposits, loans and customer relationships.


OUR PROPOSED MERGER WITH PENINSULA

         We have entered into a letter of intent with Peninsula regarding a possible merger between us and Peninsula. Under the proposed terms of the merger, each outstanding share of Peninsula's common stock would be converted into 0.625 shares of our common stock. If we had completed the merger on September 30, 2000, we would have issued 621,598 shares to the shareholders of Peninsula in exchange for Peninsula's outstanding shares. Under the proposed terms of the merger,



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we will also issue options to acquire shares of our common stock in exchange for the outstanding options of Peninsula.

         The merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended. The parties intend to account for this transaction by using the purchase method of accounting.

         The consummation of the merger is contingent upon the completion of due diligence investigations by each of the parties, the negotiation and execution of a definitive merger agreement, the receipt of all required regulatory consents and the approval of the shareholders of Peninsula. Accordingly, there can be no assurance that we will complete the merger or that we will complete it on the terms set forth in the letter of intent.

OUR MANAGEMENT TEAM

         Our management team includes individuals who have significant experience serving our target markets. Our chairman and chief executive officer is Charlie W. Brinkley, Jr., who has more than 21 years of banking experience in the Central Florida market, including serving as the president of Southern Bank of Central Florida for eight years and as the president of Colonial Bank - Florida for two years. Our president and the head of our Orlando bank is John G. Squires, who also has more than 21 years of experience in the Orlando banking market, including serving as vice-chairman of Southern Bank of Central Florida for eight years and as executive vice-president of Colonial Bank - Florida for two years.

         Our new bank in southwest Florida will be headed by Richard Garner, who will serve as its chairman and chief executive officer. Mr. Garner has almost 30 years of banking experience in Florida, including more than nine years in the southwest Florida market. Mr. Garner previously served as president of First National Bank of Florida in Bonita Springs and as president of Colonial Bank - Southwest Florida. The president and senior lending officer of the new bank will be Joel Whittenhall, who has 19 years of banking experience in the southwest Florida market, including service as the executive vice-president and senior lending officer of First National Bank of Florida.

ESCROW ACCOUNTS

         BACKGROUND. We originally established two escrow accounts with SunTrust Bank as escrow agent for purposes of the offering. We established the first escrow account for the purpose of capitalizing our proposed new bank, Southern Community Bank of Southwest Florida. We established the second escrow account for the principal purpose of providing additional working capital for our existing bank, Southern Community Bank. We had the right to withdraw the funds in the second escrow account after subscriptions for 200,000 shares were deposited in the second escrow account. We also had the right to transfer subscriptions for more than 200,000 shares from the second escrow account to the first escrow account.

         In August 2000, subscribers had deposited subscriptions for more than 200,000 shares in the second escrow account. We therefore elected to complete the sale of 200,000 shares, by




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

withdrawing $3,300,000 in subscription funds from the second escrow account. We also elected to transfer all remaining subscription funds from the second escrow account to the first escrow account.

         We have now closed the second escrow account. Accordingly, we will deposit all subscription funds received after the date of this prospectus in the first escrow account.

         RETURN OR RECONFIRMATION OF PREVIOUS SUBSCRIPTIONS. As of the date of this prospectus, the escrow agent is holding $7,825,851 in subscriptions in the first escrow account. This amount represents subscriptions for 474,294 shares. The escrow agent will return these subscriptions to these subscribers on December 7, 2000, unless these subscribers reconfirm their subscriptions in writing on or before December 6, 2000. If a subscriber reconfirms his subscription on or before December 6, 2000, then the escrow agent will continue to hold and disburse the subscriber's funds on the same terms and conditions as new subscribers.

         ESCROW CONDITIONS. The escrow agent will hold and disburse all of the amounts deposited in the first escrow account subject to the following conditions:

o Unless we receive subscriptions, including reconfirmations of previous subscriptions, for at least 620,000 shares on or before December 31, 2000, the escrow agent will return all subscription funds to subscribers, without interest or deduction.

o If we receive subscriptions for at least 620,000 shares on or before December 31, 2000, then the escrow agent will continue to hold all subscription funds until the earlier of our receipt of all required regulatory approvals to open our proposed new bank or February 28, 2001.

o Unless we receive all required regulatory approvals on or before February 28, 2001, the escrow agent will return all subscription funds to subscribers, without interest or deduction.

o If we receive all required regulatory approvals on or before February 28, 2001, the escrow agent will release the amounts in the first escrow account to us, and we will contribute the proceeds to our proposed new bank.

         We have the right to accept or reject any subscription offer, in whole or in part. Assuming that we accept the entire subscription offer made by a subscriber, we will deposit the subscriber's subscription funds in the first escrow account. If we do not accept the entire subscription offer, we will promptly return the portion of the subscription offer which we did not accept, without interest or deduction.

         We will issue shares to subscribers at the same time as the escrow agent releases the proceeds from each escrow account to us. As a result, subscribers may receive shares at different times.

         The escrow agent will invest all amounts deposited in escrow in a money-market mutual fund managed by an affiliate of the escrow agent. We will retain all interest and other income from the accounts, regardless of whether the offering is completed or canceled.




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

REASONS FOR SEPARATE ESCROW ACCOUNTS

         We originally established two separate escrow accounts to facilitate our goal of capitalizing our new bank with proceeds received from residents of southwest Florida. To accomplish this goal, we initially encouraged subscribers located in southwest Florida to designate that their subscription proceeds be deposited in the first escrow account. We believed that these subscribers would increase the likelihood of the new bank's success because these subscribers are potential customers and business referral sources for the new bank. We encouraged subscribers located in areas outside of southwest Florida to designate that their subscription proceeds be deposited in the second escrow account.

         EACH SUBSCRIBER SHOULD BE AWARE THAT THE SUBSCRIBER IS ACQUIRING SHARES IN OUR HOLDING COMPANY AND NOT ACQUIRING A DIRECT EQUITY INTEREST IN EITHER OUR EXISTING BANK OR OUR PROPOSED NEW BANK.


AMENDMENTS TO PRIOR PROSPECTUS.
------------------------------

         The Company has amended its original prospectus to describe the proposed merger with Peninsula, to modify the terms of the offering, to offer recission to existing subscribers and to update the information in the prospectus.

         The material amendments are as follows:

o DISCUSSION OF PROPOSED MERGER WITH PENINSULA. The Company has amended the prospectus to discuss the proposed merger transaction with Peninsula. See page 50 for a discussion of the terms of the proposed merger.

o MODIFICATION OF OFFERING TERMS. The Company has amended the prospectus to reflect the following changes to the terms of the offering:

         o The original prospectus provided that the expiration date of the offering would be September 30, 2000, although the Company reserved the right to extend the expiration date to December 31, 2000. The amended prospectus now reflects that the expiration date of the offering will be January 31, 2001.

         o The original prospectus provided that the Company would return all amounts in the first escrow account, unless the Company received subscriptions for at least 610,000 shares deposited in the first escrow account. The Company has amended the prospectus to increase this minimum from 610,000 shares to 620,000 shares. The Company has made this change to insure that the Company will have sufficient funds to pay the anticipated organizational costs of its new bank, which have increased from $500,000 to $700,000.

         o The original prospectus provided that the Company would return all the amounts in the first escrow account to subscribers, unless the Company received all required regulatory approvals to open its new bank on or before December 31, 2000. The

                  Company has amended the prospectus to change this date from December 31, 2000 to February 28, 2001.

         o The original prospectus provided that subscribers could designate whether their subscription funds would be deposited into the first or second escrow account. The Company has amended the prospectus to reflect that the Company has closed the second escrow account and that all new subscriptions will be deposited in the first escrow account.

         o The original prospectus described the offering of 1,050,000 shares. The Company amended the prospectus to reduce this amount to 850,000 shares to reflect the prior sale of 200,000 shares.

o OFFER OF RESCISSION. The Company has amended the prospectus in order to offer each of the existing subscribers the right to rescind their subscriptions. In particular, the escrow agent will return all subscribers funds which are currently held in escrow on December 7, 2000, unless the existing subscribers reconfirm their original subscriptions in writing on or before December 6, 2000.

o UPDATE OF FINANCIAL INFORMATION. The Company has amended the prospectus to update the financial information in the prospectus as follows:

         o The Company has deleted its interim financial statements for the three month periods ended March 31, 2000 and 1999 and replaced them with the Company's interim financial statements for the nine months ended September 30, 2000 and 1999.

         o The Company has updated the Management's Discussion and Analysis of Results of Operations and Financial Condition to update all information which was previously provided as of March 31 to September 30, 2000.

         o The Company has added audited financial statements for Peninsula for the fiscal years ending December 31, 1999 and 1998.

         o The Company has added unaudited interim financial statements for Peninsula for the nine month periods ended September 30, 2000 and 1999.

         o The Company has added pro forma financial information reflecting the proposed merger of the Company and Peninsula.

o UPDATE OF OTHER INFORMATION. The Company has updated other information in the prospectus as follows:

         o The Company has amended the prospectus to reflect the opening of its branch in Bonita Springs in July, 2000.

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

         o The Company has amended the prospectus to reflect the purchase of an additional parcel of real property in Naples, Florida.

         o The Company has amended the prospectus to reflect the FDIC's approval of the Company's application for deposit insurance for its proposed new bank.

         o The Company has amended the prospectus to describe the Company's commitment to the Federal Reserve to maintain the ratio of its total capital to risk-based assets at 10% or greater for the three years after it opens its proposed new bank.

         o The Company has amended the prospectus to reflect that the anticipated costs of the offering have increased from $100,000 to $160,000.

         o The Company has amended the prospectus to reflect purchases of shares made by its executive officers and directors as part of the offering.

OUR ADDRESS AND TELEPHONE NUMBER

         Our address is 250 N. Orange Avenue, Orlando, Florida, 32801 and our telephone number is (407) 648-1844.





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
                                  THE OFFERING


Securities Offered for Sale:                 We are offering a minimum of 620,000 shares, and a
                                             maximum of 850,000 shares, of our
                                             common stock. We have previously
                                             completed the sale of 200,000
                                             shares as part of the offering. See
                                             "Description of Capital Stock" for
                                             a description of the shares.

Price to Public:                             $16.50 per share

Shares to be Outstanding after the           We will have a minimum of 1,710,408 shares, and a
Offering:                                    maximum of 1,940,408 shares, outstanding after the
                                             offering. These amounts do not
                                             reflect any shares which we may
                                             issue under outstanding stock
                                             options or shares we may issue in
                                             our proposed merger with Peninsula.

Use of Proceeds:                             We have previously received $3,300,000 from the sale of
                                             200,000 shares as part of the offering.  We contributed
                                             $3,200,000 of these proceeds to our existing bank and
                                             retained $100,000 to pay the anticipated expenses of the
                                             offering.  If the remainder of the offering is successful, we will receive a minimum of $10,230,000 and a maximum of
                                             $14,025,000 in additional proceeds.  We will utilize these proceeds to pay the remaining costs of the offering and to capitalize our proposed new bank, Southern Community
                                             Bank of Southwest Florida.  Our new bank will use a
                                             portion of this amount to reimburse the organizers for the organizational costs of the new bank, which are estimated at
                                             $700,000.  See "Use of Proceeds."

Risk Factors:                                You should read the "Risk Factors" beginning on page 9
                                             before deciding to invest in our shares.


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
                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS BELOW AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

WE HAVE INCURRED A SUBSTANTIAL LOSS SINCE WE COMMENCED OPERATIONS AND WE MAY CONTINUE TO INCUR LOSSES IN THE FUTURE.

         We commenced banking operations on December 15, 1998. From that date through September 30, 2000, we had an accumulated deficit of $1,216,000. This deficit is primarily due to the costs of opening our existing bank and establishing its business, including the opening of four branches. See "Management's Discussion and Analysis of Southern's Financial Condition and Results of Operations."

         We currently expect to generate net earnings in 2000 and thereafter. We may, however, incur losses in 2000 and in subsequent years if we are unable to successfully grow and manage our existing bank or to open and grow our new bank. In this regard, a newly formed bank ordinarily incurs operating losses in its early periods of operations because of an inability to generate sufficient net interest income to cover operating expenses. Those operating losses can be significant and can occur for longer periods than planned depending on the bank's ability to control operating expenses and generate net interest income. In light of the foregoing, there is a risk that we may not achieve profitability.

WE MAY ENCOUNTER UNEXPECTED FINANCIAL AND OPERATING PROBLEMS DUE TO OUR RAPID GROWTH.

         We have grown rapidly since we opened our existing bank in December 1998. As of December 31, 1999, we had total assets of $83.9 million. Our total assets grew by 109.3%, to $175.6 million, by September 30, 2000. Since opening, we have expanded to five offices, and expect to open two more offices in 2001. Our rapid growth may result in unexpected financial and operating problems, including problems in our loan portfolio due to its unseasoned nature and problems in our operating procedures and policies which we have not yet discovered.

         We are currently planning to merge with Peninsula, which would further accelerate our growth. At September 30, 2000, Peninsula had total assets of $46.7 million. The addition of these assets would cause our total assets as of September 30, 2000 to grow to $223.2 million on a pro forma basis, or an additional 27.1%. Accordingly, the merger with Peninsula may exacerbate any financial and operating problems which we may encounter as a result of our rapid growth.

IF WE CANNOT OPEN OUR PROPOSED NEW BANK, IT IS LIKELY THAT OUR FUTURE OPERATING RESULTS WILL BE ADVERSELY AFFECTED.

         We filed applications with the Florida Department of Banking and the FDIC for permission to open our proposed new bank. The Florida Department of Banking and the FDIC have approved those applications. We have also filed an application with the Federal Reserve to acquire the shares of this bank. Although we believe that the Federal Reserve will approve our application, there can be no assurance that it will be approved. Furthermore, we need to receive subscriptions and reconfirmations of previous subscriptions for at least 620,000 shares in order to have the funds required to capitalize our new bank. If we do not receive these subscriptions, we will not open the new bank, although we will continue to operate our new branch in Bonita Springs, Florida. If we are unable to open the new bank for any reason, it is likely that our future operating results will be adversely affected.

OUR PROPOSED MERGER WITH PENINSULA PRESENTS ADDITIONAL RISKS FOR INVESTORS.

PENINSULA HAS INCURRED A SUBSTANTIAL LOSS SINCE IT COMMENCED OPERATIONS AND IT MAY INCUR LOSSES IN THE FUTURE.

         Peninsula commenced banking operations in October 1998. From that date through September 30, 2000, Peninsula had an accumulated deficit of $463,000. This deficit is primarily due to the cost of opening Peninsula Bank and establishing its business, including the cost of opening two branches.

         During the first nine months of 2000, Peninsula had net income of $125,000. The ability of Peninsula to remain profitable in the future depends on its ability to generate sufficient interest income to cover its operating expenses. These operating expenses may be significant and losses could occur for longer periods than planned. In light of the foregoing, there is a risk that Peninsula Bank may not achieve consistent profitability. If Peninsula Bank is not profitable in the future, our ability to become profitable would also be adversely affected.

PENINSULA BANK MAY ENCOUNTER UNEXPECTED FINANCIAL AND OPERATING PROBLEMS DUE TO ITS RAPID GROWTH.

         Peninsula Bank has grown rapidly since it opened Peninsula Bank in October 1998. As of December 31, 1999, Peninsula had total assets of $36.2 million. Its total assets grew by 29.0%, to $46.7 million, by September 30, 2000. Since opening, Peninsula Bank has expanded to two offices and expects to open two more offices in 2001. Peninsula Bank's rapid growth may result in unexpected operating problems, including problems with its loan portfolio due to its short history and problems in its operating procedures and policies which Peninsula has not yet discovered.

YOU WILL NOT KNOW WHETHER WE WILL COMPLETE THE PROPOSED MERGER WITH PENINSULA OR ITS FINAL TERMS.

         We have only entered into a non-binding letter of intent with Peninsula regarding the proposed merger. As a result, either party may cancel the proposed merger in its discretion. Furthermore, it is possible that we may renegotiate the terms of the proposed merger. As a result, you will not know whether we will complete the proposed merger with Peninsula or its final terms at the time that you make a decision to purchase shares in the offering. It is possible that we may complete merger on terms which you believe are inappropriate.





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
IF WE COMPLETE THE PROPOSED MERGER WITH PENINSULA, WE MAY DISCOVER PROBLEMS WITH PENINSULA AFTER THE MERGER FOR WHICH WE WILL HAVE NO EFFECTIVE REMEDY.

         We intend to conduct a due diligence investigation of Peninsula before we execute a binding merger agreement with Peninsula. We will also have the right to cancel the merger agreement if we discover material problems with Peninsula before the closing. However, after the completion of the merger, we will not have any remedy if we discover problems with Peninsula. If these problems were material, our financial condition and results would be adversely affected.

YOU WILL NOT RECEIVE ANY INTEREST ON THE FUNDS DEPOSITED IN ESCROW EVEN IF THE ESCROW AGENT RETURNS YOUR FUNDS.

         We will deposit all funds received from subscribers with the escrow agent for the offering. It is possible that the escrow agent could hold your funds in escrow until February 28, 2001 before returning them to you. If the escrow agent returns your subscription funds, you will not receive any interest on your subscription funds. We will retain all interest and other income from the escrow accounts, regardless of whether the offering is consummated or canceled.

IF WE CANNOT ATTRACT ADDITIONAL DEPOSITS AND INCREASE OUR CAPITAL, WE WILL NOT BE ABLE TO GROW.

         We plan to significantly increase the level of our assets (including our loan portfolio). Our ability to increase our assets depends in large part on our ability to attract additional deposits at competitive rates. We intend to seek additional deposits by offering deposit products which are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers. There can be no assurance that these efforts will be successful.

         Furthermore, our ability to increase our assets depends on our ability to maintain adequate levels of capital. In this connection, federal and state banking laws require each of our banks to maintain certain minimum levels of capital relative to the size of their assets. We have also committed to the Federal Reserve to maintain the ratio of our total capital to risk-based assets at a minimum of 10% for a period of three years after opening our new bank. This exceeds the statutory requirement of 8%. One of the purposes of the offering is to provide our existing bank with additional capital in order to permit further growth. If we do not obtain this additional capital, we would not be able to grow the existing bank.

         We will utilize the proceeds from the offering to capitalize our new bank to be opened in Bonita Springs. If the offering is successful, we will contribute a minimum of $10,230,000 to the new bank. This should permit the new bank to grow significantly. However, our new bank may still encounter capital problems if it grows at the rate we expect.

IF REAL ESTATE VALUES IN THE ORLANDO, FLORIDA AREA DECLINE, OUR LOAN PORTFOLIO WOULD BE IMPAIRED.

         A significant portion of our loan portfolio consists of residential and commercial mortgages secured by real estate located in the Orlando, Florida area. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in the tax laws and other governmental statutes, regulations and policies, and acts of nature. If real estate prices decline in central Florida, the value of the real estate collateral securing our loans could be reduced. Such a reduction in the value of our collateral could increase the number of non-performing loans and adversely affect our financial performance.

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

         We will be limited in the amount each of our banks can loan a single borrower by the amount of each bank's capital. The legal lending limit for secured loans is 25% of capital and surplus. Due to the relatively small size of our existing bank and our proposed new bank, our lending limits will be significantly less than those of our competitors. This may adversely affect our ability to establish lending relationships with larger businesses in our target markets.

IF ADVERSE ECONOMIC CONDITIONS IN OUR TARGET MARKETS EXIST FOR A PROLONGED PERIOD, OUR FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED.

         Our success will significantly depend upon economic conditions in central Florida and southwest Florida. A prolonged economic downturn or recession in these markets could cause our non-performing assets to increase, which would cause operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including a prolonged downturn in various industries upon which these markets depend, or natural disasters such as floods, tornadoes or hurricanes. Adverse changes in the economy of these areas could have a material adverse effect on our business, future prospects, financial condition or results of operations.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE
FUTURE.

         As a holding company, we will have no significant independent sources of revenue. Accordingly, our principal source of funds will be cash dividends and other payments that we receive from our bank subsidiaries. We expect that our bank subsidiaries will retain their earnings in order to increase their capital. Furthermore, our bank subsidiaries' ability to pay dividends is restricted under Federal and state banking law. As a result, we do not anticipate that we will pay dividends on our common stock in the foreseeable future.

BECAUSE OUR MANAGEMENT ARBITRARILY DETERMINED THE OFFERING PRICE FOR THE SHARES, THE OFFERING PRICE MAY EXCEED THE FAIR MARKET VALUE OF OUR SHARES.

         Prior to the offering, there was no active trading market in our common stock. Our Board of Directors arbitrarily determined the offering price without the assistance of underwriters or other valuation experts. Our Board of Directors considered our historic and expected growth, and general market conditions, among other factors, in determining the offering price. Nevertheless, the offering price bears no relationship to the amount of our assets, book value, shareholders' equity or other typical criteria of value, and may exceed the fair market value of our shares and price at which shares may be sold after the offering. Consequently, you may lose a portion of your investment simply as a result of an inaccurately determined offering price.

FUTURE SALES OF OUR COMMON STOCK COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

         After the offering, the market price of our common stock could be materially and adversely affected by the sale or the availability for sale of shares now held by our existing shareholders. After the offering, we will have a minimum of 1,710,408 shares and a maximum of 1,940,408 shares of common stock outstanding. These amounts do not include shares which may be issued under outstanding stock options or shares which we may issue in the proposed merger with Peninsula.

         Almost all of the shares which will be outstanding after the offering, including all of the shares sold in the offering, will be eligible for sale in the open market without restriction, except for shares held by our "affiliates." At the present time, our directors and executive officers hold an aggregate of 466,712 of our outstanding shares, and have the right to purchase up to 84,800 additional shares. Our directors and executive officers have indicated that they will subscribe to purchase, at a minimum, an additional 80,853 shares in the offering. Additionally, the persons who will serve as directors of our new bank, excluding our current directors, have indicated that they will subscribe to purchase at least 66,425 shares. Following the offering, almost all of the shares held by these affiliates will be eligible for sale in the public market subject to compliance with certain volume limitations and other conditions of Rule 144. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF YOUR SHARES.

         Investors purchasing shares of common stock in this offering will incur immediate and substantial dilution in their shares. If we sell a minimum of 620,000 shares in the offering, then the pro forma book value of one share of common stock as of September 30, 2000 would have been $14.89, or $1.61 less than the offering price of $16.50 per share. If we were to sell a maximum of 850,000 shares in the offering, then the pro forma book value as of September 30, 2000 would have been $15.08, or $1.42 less the offering price of $16.50 per share.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL WHICH COULD DILUTE YOUR OWNERSHIP.

         We may need to raise additional capital in the future to support our business, expand our operations, or maintain our minimum capital requirements as set forth by our applicable bank regulatory agencies. At the present time, we do expect to sell additional shares of common stock or other equity securities for at least 12 months, other than any shares which we may issue under existing stock options or in the proposed merger with Peninsula. However, we believe that we will need to sell additional shares after that time in order to support the planned expansion of our banks. If we do sell additional shares of common stock to raise capital, the sale will dilute your ownership interest and such dilution could be substantial.

CERTAIN PROVISIONS OF FLORIDA LAW MAY DISCOURAGE OR PREVENT A TAKEOVER OF OUR COMPANY AND RESULT IN A LOWER MARKET PRICE FOR OUR COMMON STOCK.

          Florida law, as well as certain federal regulations, contain certain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our business, they could discourage potential buyers from seeking to acquire us, even though certain shareholders may wish to participate in the transaction. These provisions could also adversely affect the market price of our common stock. See "Description of Capital Stock -- Anti-Takeover Provisions" for a discussion of these anti-takeover provisions.

YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES BECAUSE IT IS UNLIKELY THAT A PUBLIC MARKET FOR OUR SHARES WILL DEVELOP AFTER THE OFFERING.

         There is no established public market for our common stock and we do not expect a public market to develop in the future. We do not currently have any brokers or other persons who make a market in our common stock and we do not intend to solicit brokers to establish a market in the future. Additionally, we do not intend to seek the listing of our shares on any securities exchange or inclusion of our shares on NASDAQ.

         The absence of a public market for our shares will make it difficult for you to resell your shares and is likely to depress the prices which you would receive from any sale of your shares.

         OUR EXECUTIVE OFFICERS AND DIRECTORS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER OUR COMPANY AFTER THE OFFERING WHICH COULD DELAY OR PREVENT A CHANGE OF CONTROL FAVORED BY OUR OTHER SHAREHOLDERS.

         Our executive officers and directors, if acting together, would be able to significantly influence all matters requiring approval by our shareholders, including election of directors and the approval of mergers or other business combination transactions. Our executive officers and directors beneficially own 466,712 of our outstanding shares, representing 42.8% of the total number of shares outstanding as of September 30, 2000. Our current directors and executive officers, and the persons who will serve as directors of our new bank, are expected to subscribe to purchase a minimum of an additional 147,278 shares in the offering. See "Security Ownership of Certain Beneficial Owners and Management."

         The interest of these shareholders may differ from the interests of other shareholders, and these shareholders, acting together, would be able to influence significantly all matters requiring approval by shareholders. As a result, these shareholders could approve or cause us to take actions of which you disapprove or that are contrary to your interests and those of other investors.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or performance after the offering. Also, when we use any of the words "believes," "expects," "anticipates," "intends," or "may" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

         o        legal and regulatory risks and uncertainties;

         o economic, political and competitive forces affecting our businesses, markets, constituencies or securities; and

         o the risk that our analyses of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

         We recognize that all forward-looking statements are necessarily speculative, speak only as of the date made, and advise potential investors that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct.

                                TERMS OF OFFERING

         We are offering a minimum of 620,000 shares and a maximum of 850,000 shares of our common stock at a price of $16.50 per share.

MINIMUM SUBSCRIPTION

         Each subscriber must agree to purchase a minimum of 1,000 shares.

PLAN OF DISTRIBUTION

         We will not utilize an underwriter to offer the shares. Instead, certain of our executive officers will offer the shares on our behalf on a "best efforts" basis. These officers will not receive any commissions or additional compensation for these efforts.

EXPIRATION DATE

         The expiration date of the offering is January 31, 2001.

ESCROW TERMS

         We will deposit all amounts received from each subscriber into an escrow account which we have established with SunTrust Bank, as escrow agent. The escrow agent will hold and disburse the amounts deposited in the escrow account based on conditions which we have established. See "Summary - Escrow Accounts" on page 3 for a description of the conditions of the escrow account. A copy of the amended and restated escrow agreement between us and the escrow agent is attached as Exhibit A to this prospectus.

ISSUANCE OF SHARES

         We will issue shares to subscribers at the same time as the escrow agent releases the subscription funds from the escrow account to us. As a result, subscribers may receive shares at different times.

CANCELLATION OF OFFERING

         We have the right to cancel the offering at any time prior to the release of the subscription funds from the escrow account. If we cancel the offering, the escrow agent will promptly return all subscription funds to subscribers, without interest or deduction.

HOW TO SUBSCRIBE

         You must take the following steps to subscribe for shares in the offering:

o You must complete and sign the Subscription Agreement which accompanies this prospectus. A copy of the Subscription Agreement is attached as Exhibit B to this prospectus.

o You must make full payment for the purchase price for the shares in United States currency by check, bank draft or money order payable to "SunTrust Bank - Southern Community Bancorp Escrow Account."

o You must deliver the executed Subscription Agreement, together with full payment for the purchase price, in person or by mail, to the address shown on the Subscription Agreement.

HOW TO RECONFIRM SUBSCRIPTIONS

         As of the date of this prospectus, the escrow agent is holding $7,825,851 received from previous subscribers. The escrow agent will return all of these subscription funds on December 7, 2000, unless the subscribers reconfirm their subscriptions in writing on or before December 6, 2000. A previous subscriber may reconfirm his subscription by taking the following steps:

o The subscriber must complete and sign the Reconfirmation Letter which accompanies this prospectus. A copy of the Reconfirmation Letter is attached as Exhibit C to this prospectus.

o The subscriber must deliver the Reconfirmation Letter to us on or before December 6, 2000.

OTHER SUBSCRIPTION TERMS

         We reserve the right to reject any subscription which is not fully paid when we receive it. No subscription will be binding until we have accepted it, and we may refuse to accept any subscription for shares, in whole or in part, for any reason. In determining which subscriptions to accept, in whole or in part, we may take into account the order in which we receive subscriptions and a subscriber's potential to do business with, or to refer customers to, either or both of the banks. In the event we reject all or part of your subscription offer, the escrow agent will refund by mail all or the appropriate portion of the amount paid by you with the subscription offer, without interest, promptly after the rejection.

ADDITIONAL INFORMATION

         If you have any questions about the offering or how to subscribe, please call Charlie Brinkley or John Squires in Orlando at (407) 648-1844. If you subscribe, you should retain a copy of the completed subscription documents for your records.

                                 USE OF PROCEEDS

         We have previously received $3,300,000 in proceeds from the offering. We contributed $3,200,000 of these proceeds to our existing bank, and retained $100,000 to cover anticipated expenses of the offering. Our existing bank utilized these proceeds to fund loans and purchase investment securities.

         If the remainder of the offering is successful, we will receive additional proceeds in the minimum amount of $10,230,000 and the maximum amount of $14,025,000. We will utilize a portion of these proceeds to pay any additional offering expenses (which are estimated at $60,000) and the balance to capitalize our new bank. The new bank will initially utilize these proceeds to purchase marketable securities. The new bank will liquidate these securities as necessary to make loans and to pay its start-up and operating expenses. The new bank will also reimburse its organizers for the expenses incurred by them in organizing the new bank, for such items as salaries, administrative costs, legal fees, accounting fees and application fees. We currently estimate that these expenses will be approximately $700,000.

                                    DILUTION

         If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after the offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the pro forma number of shares of common stock outstanding. As of September 30, 2000, our net tangible book value, on a pro forma basis as adjusted for the sale of a minimum of 620,000 shares and a maximum of 850,000 shares offered in the offering, would have been approximately $14.89 per share in the case of a minimum offering and $15.08 per share in the case of a maximum offering. The following table illustrates this per share dilution.


                                                                   Minimum             Maximum
                                                                  Offering            Offering
                                                                  --------            --------
Offering price per share .....................................      $16.50             $16.50

Net book value per share as of September 30,                        $13.97             $13.97
2000 ........................................................

Increase per share attributable to new investors .............        $.92              $1.11

Pro forma net book value per share after the
offering .....................................................      $14.89             $15.08

Pro forma dilution per share to new investors ................       $1.61              $1.42

         The following tables summarize on a pro forma basis as of September 30, 2000, the differences between the total consideration paid and the average price per share paid by the existing shareholders prior to the offering and by new investors in the offering.


                                                     Minimum Offering
                                                     ----------------
                                                     (620,000 Shares)

                           Shares Purchased                           Total Consideration
                     ---------------------------                  ---------------------------            Average Price
                       Number            Percent                    Amount         Percent                 Per Share
                     ----------          -------                  -----------      -------               -------------
Existing
shareholders         1,090,408             63.8%                   16,556,120          61.8%                 $15.18
                                                                                                             ======
Investors in
the offering           620,000             36.2%                   10,230,000          38.2%                 $16.50
                     ---------            ------                  -----------         -----                  ======
         Total       1,710,408            100.0%                  $26,796,120         100.0%                 $15.67
                     =========            ======                  ===========         =====                  ======


                                                     MAXIMUM OFFERING
                                                     ----------------
                                                     (850,000 Shares)

                           Shares Purchased                           Total Consideration
                     ---------------------------                  ---------------------------            Average Price
                       Number            Percent                    Amount         Percent                 Per Share
                     ----------          -------                  -----------      -------               -------------
Existing
shareholders          1,090,408             56.2%                 $16,556,120        54.1%                   $15.18
                                                                                                             ======
Investors in
the offering            850,000            43.8%                   14,025,000        45.9%                   $16.50
                     ----------           ------                  -----------       -----                    ======
         Total        1,940,408           100.0%                  $30,581,120       100.0%                   $15.76
                      =========           ======                  ===========       =====                    ======



         The information presented above is as of September 30, 2000 and excludes:

         - Any shares which we may issue in the proposed merger with Peninsula.

         - 163,000 shares of our common stock issuable upon the exercise of outstanding stock options.

         - 13,000 shares reserved for issuance upon the exercise of stock options which may be granted under our employee stock option plan.

         The issuance of common stock will result in further dilution to new investors. See "Management - Stock Option Plans" and Note 11 of Notes to our Consolidated Financial Statements.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2000. Our capitalization is presented:

         o        on an actual basis; and

         o        on an as adjusted basis to give effect to:

                  o on the sale of a minimum of 620,000 shares in the offering and the application of the net proceeds from such shares; and

                  o the sale of a maximum of 850,000 shares in the offering and the application of the net proceeds from such shares.

         This table should be read in conjunction with "Management's Discussion and Analysis of Southern's Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.


                                                                                             As of September 30, 2000
                                                                                ------------------------------------------------
                                                                                                As Adjusted to   As Adjusted to
                                                                                                Give Effect to   Give Effect to
                                                                                                    Sale of         Sale of
                                                                                    Actual       620,000 Shares   850,000 Shares
                                                                                  ------         -------------    -------------
                                                                                                   (in thousands)
Shareholders' equity: Common stock, $1.00 par value; 10,000,000 shares authorized; 1,090,408 shares issued and outstanding (actual), 1,710,408 issued and outstanding (as adjusted for sale of 620,000 shares); 1,940,408
   shares issued and outstanding (as adjusted for                                  $  1,090        $  1,710          $  1,940
   sale of 850,000 shares)
Additional paid-in capital                                                           15,466          25,076            28,641
Accumulated deficit and accumulated
other comprehensive (loss)                                                           (1,324)         (1,324)           (1,324)
                                                                                   --------        --------          --------
                  Total shareholders' equity                                         15,233          25,463            29,258
                                                                                   --------        --------          --------
                  Total capitalization                                             $ 15,233        $ 25,463          $ 29,258
                                                                                   ========        ========          ========

   The outstanding share information in the table above is as of September 30, 2000 and excludes:

         - Any shares which we may issue as part of the proposed merger with Peninsula.

         - 163,000 shares of our common stock issuable upon the exercise of outstanding stock options.

         - 13,000 additional shares reserved for issuance upon the exercise of stock options which may be granted under the Company's employee stock option plan.

                                 DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future. Instead, we intend to retain any earnings to finance our growth.

   We are a legal entity separate and distinct from our subsidiaries. Substantially all of our revenues and cash flow, including funds available for other offering expenses, will be in the form of fees which we charge to our existing bank for management services. Funds available for payment of dividends would principally consist of dividends paid to us by our banks. Due to the developmental status of our existing bank, its ability to pay dividends to us is severely limited. There are also statutory regulatory limitations on the amount of dividends that may be paid by our existing bank to us. Our ability to receive dividends from our proposed new bank will be subject to the same limitations. See "Supervision and Regulation" for a discussion of the regulatory restrictions on the payment of dividends by our banks to us.

                             SELECTED FINANCIAL DATA

   THE FOLLOWING TABLE SETS FORTH SELECTED CONSOLIDATED FINANCIAL DATA OF FOR THE PERIOD FROM DECEMBER 15, 1998 TO DECEMBER 31, 1998, THE YEAR ENDED DECEMBER 31, 1999 AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1999, AND SEPTEMBER 30, 2000. THE SELECTED FINANCIAL DATA SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF SOUTHERN'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED IN THIS PROSPECTUS.

   The financial condition data as of December 31, 1998, and December 31, 1999, and the operating data for the period from December 15, 1998 to December 31, 1998 and the year ended December 31, 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by Hacker, Johnson, Cohen and Greib PA, independent auditors. The financial condition data as of September 30, 1999 and September 30, 2000 and the operating data for the nine months ended September 30, 1999 and September 30, 2000 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The financial condition data as of September 30, 1999 and September 30, 2000, and the operating data for the nine months ended September 30, 1999 and September 30, 2000, have been derived from our unaudited condensed consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and operations. The historical results do not necessarily indicated the results which you should expect in a future period.


                                                                     Southern Community Bancorp
                                                  ---------------------------------------------------------------------------
                                                  December 31,          December 31,         September 30,      September 30,
                                                      1998                 1999                  1999               2000
                                                  ------------          ------------         -------------      -------------
FINANCIAL CONDITION DATA
(Dollars in thousands)
   Assets .............................              $16,606              $83,864               $70,797             $175,587
   Securities available for sale.......                   --              $11,998               $10,351              $17,895
   Loans receivable, net ..............               $1,203              $61,363               $42,398             $128,708
   Deposits       .....................               $3,274              $65,063               $57,477             $157,435
   Stockholders' equity ...............              $12,233              $11,838               $12,270              $15,233
   Book value per share................               $14.66               $13.39                $13.87               $13.97
   Number of full service
   customer facilities                                     1                    4                     3                    5



                                                    SELECTED FINANCIAL DATA
                                                   SOUTHERN COMMUNITY BANCORP
                                 -----------------------------------------------------------------
OPERATING DATA                   December 15,
(Dollars in thousands except       1998 to          Year Ended        Nine Months       Nine Months
per share amounts)               December 31,      December 31,     Ended March 31,   Ended March 31,
                                     1998              1999              1999              2000
                                 ------------      -----------      ---------------   ---------------
Interest income ...........      $        32       $     3,399       $     1,956       $     8,075
Interest expense ..........                7             1,186               568             4,098
                                 -----------       -----------       -----------       -----------
Net interest income before
loan loss provision .......               26             2,213             1,388             3,977
Provision for loan losses..               12               609               368               840
                                 -----------       -----------       -----------       -----------
Net interest income after
loan loss provision .......               14             1,604             1,020             3,137
Other income ..............               --               116                63               481
Other expense .............               84             3,216             2,243             3,602
                                 -----------       -----------       -----------       -----------
Income tax (benefit)
provision .................              (26)             (554)             (433)                6
                                 -----------       -----------       -----------       -----------
Net income (loss) .........      $       (44)      $      (942)      $      (727)      $        10
                                 ===========       ===========       ===========       ===========
Net income (loss) per
share, basic and diluted ..      $     (0.05)      $     (0.01)      $     (0.85)      $       .01
                                 ===========       ===========       ===========       ===========
Total shares outstanding at
end of period .............          834,425           884,425         1,090,408           884,425
                                 ===========       ===========       ===========       ===========


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF SOUTHERN'S
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

RESULTS OF OPERATIONS FOR THE PERIOD FROM DECEMBER 15, 1998 TO DECEMBER 31, 1998

         Southern Community Bank commenced operations on December 15, 1998. Its results of operations during the period from December 15, 1998 to December 31, 1998 reflect the start-up nature of its operations. For this 16 day period, we had a net loss of $44,000, or $.05 per share. Our income consisted of $32,000 in interest income, which was primarily generated by the bank's investment portfolio. This amount was offset by $7,000 in interest expense on deposits and other interest bearing liabilities and a $12,000 provision for loan losses. We also had $84,000 in non-interest expense, primarily consisting of salary, occupancy and data processing expenses.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999

         We incurred a net loss of $942,000 for the year ended December 31, 1999. Our performance in 1999, our first full year of operations, resulted in a return on average shareholders' equity of (7.74%). Our results for 1999 continued to reflect the start-up nature of our operations.

         During 1999, our total assets and liabilities grew significantly. Total assets grew from $16.6 million at December 31, 1998 to $83.9 million at December 31, 1999. Total liabilities grew from $4.4 million to $72.0 million during the same period. The growth in assets and liabilities was primarily the result of the establishment of three new branch offices in 1999. This expansion has enabled us to target additional markets and customers.

         NET INTEREST INCOME. Our operating results depend primarily on our net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest- bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest- rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. The bank's interest-rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, the bank's net earnings are also affected by the level of non-performing loans and foreclosed real estate, as well as the level of its non-interest income, and its non-interest expenses, such as salaries and employee benefits and occupancy expense and income taxes.

         The following table sets forth, for the periods indicated, information regarding:

         o the total dollar amount of interest and dividend income from the bank's interest-earning assets and the resultant average yields;

         o the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost;

         o        net interest/dividend income; interest-rate spread;

         o        interest margin; and

         o ratio of average interest-earning assets to average interest-bearing liabilities.

                         NET INTEREST INCOME AND EXPENSE


                                                     Year Ended December 31, 1999
                                               --------------------------------------------
                                               Average         Interest &
                                               Balance          Dividends            Yield
                                               -------         ----------            -----
                                                          (Dollars in Thousands)
Loans ...............................          $26,915           $ 2,716              10.09%
Securities ..........................            6,088               398               6.54%
Other interest-earning assets(1) ....            5,776               285               4.93%
                                               -------           -------

Total Interest Earnings Assets ......           38,779             3,399               8.77%
                                                                 -------

Non-interest-earning assets .........            5,950
                                               -------

Total assets ........................          $44,729
                                               =======

Savings and NOW deposits ............          $ 3,592                34               0.95%
Money Market Deposits ...............            9,124               363               3.98%
Time Deposits .......................           13,985               772               5.52%
                                               -------           -------
Total Interest-bearing Deposits .....           26,701             1,169               4.38%

Other Borrowings ....................              298                17               5.70%
                                               -------           -------

Total interest-bearing liabilities ..           26,999             1,186               4.39%
                                                                 -------

Non-interest-bearing deposits .......            4,766
Non-interest-bearing liabilities ....              797
Shareholders' Equity ................           12,167
                                               -------


Total liabilities and equity ........          $44,729
                                               =======

Net Interest Income and Spread(2) ...                            $ 2,213               4.38%
                                                                 =======              =====

Net Interest Margin(3) ..............                                                  5.71%
                                                                                      =====

Average interest-earning assets to
 average interest-bearing liabilities             1.44
                                               =======


(1)       Includes federal funds sold and Federal Home Loan Bank stock.

(2) Represents the difference between average interest-earning assets and average interest-bearing liabilities.

(3) Represents net interest income divided by average interest-earning assets.

          INTEREST INCOME AND EXPENSE. Interest income in 1999 was $3.4 million and the weighted average yield on interest-earning assets was 8.77%. Interest expense was $1.2 million in 1999 and the weighted-average rate paid on interest-bearing liabilities was 4.39%.

          PROVISION FOR LOAN LOSSES. The provision for loan losses totaled $609,000 in 1999. See "- Allowance and Provision for Loan Losses."

          NON-INTEREST INCOME. Non-interest income totaled $116,000 in 1999. Non-interest income consists of service charges on deposit accounts and other service charges and fees.

          NON-INTEREST EXPENSES. Non-interest expenses for 1999 totaled $3,216,000. This total was comprised of the following:

          Personnel expense (which includes salaries and benefits) totaled $1,464,000 or 45.5% of total non-interest expenses in 1999. During 1999, we averaged 25 full time employees, although the number of employees grew to 40 by December 31, 1999.

          Net occupancy expense in 1999 totaled $804,000 or 25.0% of total non-interest expenses. The principal reason for this total was the establishment of three branch offices.

          Other non-interest expenses for 1999 totaled $948,000 or 29.5% of total non-interest expenses. Other non-interest expenses include data processing, printing and office supplies, marketing and advertising, professional fees and other expenses.

          INCOME TAX BENEFIT. The income tax benefit totaled $554,000 in 1999 as a result of the Southern Community Bancorp's net operating loss. See Note 9 to the Consolidated Financial Statements of Southern Community Bancorp for more information regarding the income tax benefit.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 2000

          We had a consolidated net loss of $727,000 in the first nine months of 1999 compared to net earnings of $10,000 in the first nine months of 2000. Our results in the first nine months of 1999 reflected the start-up nature of our operations at that time. Our results of operations for the first nine months of 2000 include $542,000 in expense related to the organization of our new bank. In the absence of this expense, our net income before taxes would have been $558,000. This reflects our success in establishing our business in the Orlando market. Results for the first nine months of 2000 were aided by a substantial increase in the level of interest income due to the growth of our loan portfolio. Our net loans grew from $42.4 million at September 30, 1999 to $128.7 million at September 30, 2000. Results for the first nine months of 2000 were also positively impacted by a substantial increase in non-interest income (consisting primarily of services charges on deposit accounts and other services charges and fees).

          INTEREST INCOME AND EXPENSE. Interest income in the first nine months of 1999 was $2.0 million compared to $8.1 million in first nine months of 2000. Interest expense was $0.6 million in first nine months of 1999, compared to $4.1 million in first nine months 2000. The increase in these amounts was directly attributable to the increase in loans, investment securities, and deposit accounts.

          PROVISION FOR LOAN LOSSES. The provision for loan losses totaled $368,000 in first nine months of 1999 and $840,000 in 2000. See "- Allowance and Provision for Loan Losses."

          NON-INTEREST INCOME. Non-interest income totaled $63,000 in first nine months of 1999 compared to $481,000 in first nine months in 2000. Non-interest income consists of service charges on deposit accounts and other service charges and fees.

          NON-INTEREST EXPENSES. Non-interest expenses for 1999 totaled $2.2 million in the first nine months of 1999, and $3.6 million in the first nine months of 2000, and was comprised of the following:

          We have agreed to reimburse the organizers of our new bank for the expenses which they have incurred in organizing the bank. Our obligation to the organizers does not become binding until the new bank is opened. Through September 30, 2000, these expenses were $542,000. We elected to record these expenses in the third quarter of 2000 based upon the commencement of offering.

          Salaries and employee benefits totaled $1.1 million or 49.1% of total non-interest expenses in first nine months of 1999 and $1.4 million or 40.0% in 2000. These increases were the result of new employees, salary increases, higher benefit costs and upgrading of personnel.

          Occupancy and equipment expense in first nine months of 1999 totaled $485,000 or 21.6% of total non-interest expenses and $689,000 or 19.1% in 2000. The increase was due to the opening of one additional banking office during the first nine months of 2000 as well as the impact of three banking offices which were open throughout the first nine months of 2000.

          Other non-interest expenses for first nine months of 1999 totaled $658,000 or 29.3% of total non-interest expenses and $972,000 or 27.0% in 2000. Other non-interest expenses include data processing, printing and office supplies, marketing and advertising, professional fees and other expenses.

          INCOME TAX PROVISION (BENEFIT). The income tax benefit totaled $433,000 in first nine months of 1999 as a result of our net operating loss, and a provision of $6,000 in 2000.

CAPITAL EXPENDITURES

          Our capital expenditures are reviewed by our Board of Directors. We make capital expenditures in order to improve our ability to provide quality services to its customers. Capital expenditures equaled $2,592,000 in 1999, and $3,711,000 for the first three quarters of 2000. These expenditures were principally related to leasehold improvements and furniture and equipment purchased for three new banking facilities opened during 1999, and the purchase in 2000 of two parcels of land for future branch sites in Bonita Springs and Naples, Florida.

ASSET QUALITY AND CREDIT RISK

          SECURITIES. We maintain a high quality investment portfolio, including U.S. government agencies and mortgage-backed securities. We believe that these securities have very little risk of default. At December 31, 1999, and September 30, 2000, all of the securities held in the investment portfolio were rated "A" or better. All of these securities were classified "available for sale." A rating of "A" or better means that the bonds are of "upper medium grade, with strong ability to repay, possibly with some susceptibility to adverse economic conditions or changing circumstances." Ratings are assigned by independent rating agencies and are subject to the accuracy of reported information concerning the issuers and the subjective judgment and analysis of the rating agencies. They are not a guarantee of collectibility. At December 31, 1999, approximately 21.4% of these securities matured in five years or less. As such, we are subject to a significant risk of fluctuations in market value due to changes in the general level of interest rates.

          The following table sets forth information regarding the composition of the investment portfolio at December 31, 1999 (amounts in thousands):

             Securities of U.S. Government
                 agencies and corporations                        $10,058
             Mortgage-backed securities                             1,940
                                                                  -------
                      Total Securities                            $11,998
                                                                  =======

          LOANS. We maintain a high quality portfolio of real estate, commercial and consumer loans. All loans over individual lending limits are reviewed and approved by our loan committee, which ensures that loans comply with applicable credit standards. In most cases, we require collateral from borrowers. The type and amount of collateral varies, but may include residential or commercial real estate, deposits held by financial institutions, U.S. Treasury securities, other marketable securities and personal property. We monitor collateral values to ensure that they are maintained at proper levels.

          As of December 31, 1999, approximately 63.5% of all our loans were real estate loans secured by real estate in central Florida. This percentage increased to 72.9% at September 30, 2000. This level of concentration could present a potential credit risk because the ultimate collectibility of these loans is susceptible to adverse changes in real estate market conditions in this market. We have sought to address this risk by limiting most loans to a maximum of 75% of the appraised value of the underlying real estate and maximum amortization schedules of 20 years with balloons not exceeding 5 years.

          The following table divides our loan portfolio into four categories. Most of the loans are short- term and may be renewed or rolled over at maturity. At that time, we undertake a complete review of the borrower's credit worthiness and the value of any collateral. If these items are satisfactory, we will generally renew the loan at prevailing interest rates. In addition to outstanding loans, we enter into legally binding commitments to extend credit, letters of credit and unused line of credit. These commitments equaled $30.4 million at December 31, 1999, and $56.2 million at September 30, 2000.

                                 TYPES OF LOANS


                                                             December 31, 1999                       September 30, 2000
                                                      ---------------------------------        -------------------------------
                                                                          Percentage of                          Percentage of
                                                       Amount              Total Loans          Amount             Total Loans
                                                      --------             -----------         ---------           -----------
                                                              (Dollars in thousands)

Commercial............................                $19,122                  30.8%            $ 28,996               22.1%
Real estate...........................                 26,451                  42.7%              87,875               67.1%
Residential real estate...............                 12,915                  20.8%               9,419                7.2%
Consumer and other ...................                  3,536                   5.7%               4,624                3.5%
                                                      -------               --------            --------             -------
Total loans...........................                $62,024                 100.0%             130,914              100.0%
                                                      -------               ========            ========             =======
Less:
      Allowance for loan
      losses..........................                   (621)                                   (1.461)
      Net deferred loan fees..........                    (40)                                     (745)
                                                      -------                                   --------
      Loans receivable, net...........                $61,363                                   $128,708
                                                      =======                                   ========

      The following table sets forth information regarding the maturities of our loans. For purposes of the table, demand loans are shown as being payable in one year or less. The entire amount of a balloon loan is treated as maturing in the year that the balloon payment is due.

          MATURITIES OF LOANS BASED ON CONTRACTUAL PRINCIPAL REPAYMENTS


                                                                        At December 31, 1999
                                                         -----------------------------------------------------------------
                                                         One Year           Over One to        Over Five
Total Loans:                                             or Less            Five Years           Years              Total
-----------                                              -------            -----------         --------            ------
                                                                                  (in thousands)
Commercial................................               $9,619               $5,806             $3,697              $19,122
Commercial real estate....................                5,644                6,087             14,720               26,451
Residential real estate...................                9,362                2,341              1,212               12,915
Consumer and other........................                1,484                1,965                 87                3,536
                                                        -------              -------            -------              -------
Total.....................................              $26,109              $16,199            $19,716              $62,024
                                                        =======              =======            =======              =======


         Of the $35.9 million in loans due after one year, 59.3% have fixed interest rates and 40.7% have adjustable rates.

         COMMERCIAL LOANS. We make commercial loans primarily to businesses located in central Florida. The credit risk associated with business lending is influenced by general economic conditions, deterioration in a borrower's capital position resulting in increasing debt to equity ratios, deterioration in a borrower's cash position resulting in a liquidity problem, and decreasing revenues due to inefficient operations of the borrower. These loans are generally secured by corporate assets, marketable securities or other liquid financial instruments. These loans totaled $15.6 million or 25.5% of total loans at December 31, 1999 and $29.0 million or 22.1% of total loans at September 30, 2000.

         REAL ESTATE LOANS. We make real estate loans from time to time for real estate projects located in central Florida. The bank generally requires security in the form of a mortgage on the underlying real property and the improvements constructed thereon and personal guarantees. We attempt to limit our credit exposure to 75% of the appraised value of the underlying real property. These real estate loans totaled $42.7 million or 68.8% of total loans at December 31, 1999, and $97.3 million or 74.4% of total loans at September 30, 2000. Risks associated with real estate loans include variations from vacancy projections, delays in construction, environmental factors, reliability of subcontractors and timing and reliability of inspections, and costs overruns.

         We make real estate loans secured by commercial real estate, including loans to acquire or refinance office buildings, warehouses and apartments. These loans totaled $12.9 million or 20.8% of total loans at December 31, 1999 and $44.0 million or 33.6% of total loans at September 30, 2000. Most of these loans have a maturity of five years or less. Almost all of these loans are secured by real property located in central Florida. These loans generally require a loan-to-collateral value of not more than 75%.

         Residential real estate loans totaled $6.0 million or 9.7% of total loans at December 31, 1999 and $9.4 million, or 7.3% of total loans at September 30, 2000. Residential real estate loans are predominately adjustable rate home mortgages which generally require a loan-to-collateral value of not more than 90% and equity credit lines which generally limit the loan-to-collateral value to not more than 90%. Most loans have a maximum term of five years. Almost all of the residential real estate loans are secured by homes in central Florida.

         CONSUMER LOANS AND OTHER. We offer consumer loans and personal and secured loans. The security for these loans ordinarily consists of automobiles, consumer goods, marketable securities, certificates of deposit and similar items. These loans totaled $3.5 million or 5.7% of total loans at December 31, 1999 and $4.6 million or 3.5% of total loans at September 30, 2000. Risks associated with installment loans include loss of employment of borrowers, declines in the financial condition of borrowers resulting in delinquencies, and rapid depreciation of loan collateral.

NON-PERFORMING ASSETS AND PAST DUE LOANS

         Non-performing assets consist of non-accrual loans and residential and commercial properties acquired in partial or total satisfaction of problem loans which are known as "other real estate owned" or "OREO." Past due loans are loans that are delinquent 30 days or more which are still accruing interest.

         Maintaining a low level of non-performing assets is important to the on-going success of any financial institution. Our credit review and approval process is critical to its ability to minimize non- performing assets on a long-term basis. In addition to the negative impact on interest income, non-performing assets also increase operating costs due to the expense of collection efforts. It is our policy to place all loans which are past due 90 days or more on non-accrual status, subject to exceptions made on a case by case basis. As of December 31, 1999, we had no such loans. On September 30, 2000, $146,000 in loans which were nonperforming, and $308,000 in accruing loans which were past due more than 90 days.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

         We evaluate the adequacy of our allowance for loan losses as part of our on-going credit review and approval process. The review process is intended to identify, as early as possible, customers who may be facing financial difficulties. Once identified, the extent of the client's financial difficulty is carefully monitored by our credit administrator, who recommends to the directors' loan committee the portion of any credit that needs a specific reserve allocation or should be charged off. Other factors considered by the loan committee in evaluating the adequacy of the allowance include overall loan volume, historical net loan loss experience, the level and composition of nonaccrual and past due loans, local economic conditions, and value of any collateral. From time to time, specific amounts of the reserve are designated for certain loans in connection with the loan review officer's analysis of the adequacy of the allowance for loan losses.

         While a portion of this allowance is typically intended to cover specific loan losses, it is considered a general reserve which is available for all credit-related purposes. The allowance is not a precise amount, but is derived based upon the above factors and represents management's best estimate of the amount necessary to adequately cover probable losses from current credit exposures. The provision for loan losses is a charge against current earnings and is determined by management as the amount needed to maintain an adequate allowance.

         We believe that the overall credit quality of our loan portfolio is strong, as evidenced by the fact that we have had non-performing loans of $146,000 and no charge-offs through September 30, 2000. The low level of non-performing loans and charge-offs may be due, in large part, to our relatively short operating history. We expect that we will have additional non-performing loans and charge-offs in the future as our loan portfolio matures. However, we believe that our allowance for loan losses will be sufficient to absorb these loan losses. To date, we have sought to maintain our allowance for loan losses in excess of 1% of total loans. At December 31, 1999, our allowance was $621,000 or 1.0% of total loans, compound to $1,461,000 or 1.1% of total loans at September 30, 2000.

         The following table further summarizes the allocation of the allowance for loan losses by type of loan at December 31, 1999 and September 30, 2000.

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                          December 31, 1999              September 30, 2000
                      ------------------------       --------------------------
                                 Percentage of                    Percentage of
                      Amount      Total Loans        Amount        Total Loans
                      ------     -------------       ------       -------------
                                        (Dollars in thousands)

Commercial             $191          30.8%             $281           19.2%

Commercial real                                         605           41.4
estate                  265          42.7

Residential real                                        175           12.0
estate                   64          20.8

Consumer loans
and other                71           5.7               111            7.6

Unallocated
general reserves         30            --               289           19.8
                       ----         -----            ------           ----
Total allowance
for loan losses        $621         100.0%           $1,461            100%
                       ====         =====            ======           ====

         The following table displays loan originations by type of loan and principal reductions during the year ended December 31, 1999 and the nine months ended September 30, 2000.

                    LOAN ORIGINATORS AND PRINCIPAL REDUCTIONS


                                                                             For the Nine
                                                    For the Year Ended       Months Ended
                                                    December 31, 1999     September 30, 2000
                                                    -----------------     -------------------
                                                                (in thousands)
Originations:
         Commercial loans............................   $ 27,708              $ 26,966
         Commercial real estate loans................     38,413                48,886
         Residential real estate loans...............     18,712                40,933
         Consumer loans and other....................      5,128                 9,409
                                                        --------              --------

                  Total loans originated.............     89,961

         Principal reductions........................    (29,151)              (54,304)
                                                        --------              --------
                  Increase in gross loans............   $ 60,810              $ 68,890
                                                        ========              ========


FINANCIAL CONDITION

         Our goal is to maintain a high quality and liquid balance sheet. We seek to achieve this objective through a high quality portfolio of investment securities with short to medium term maturities, and a high quality portfolio of real estate, commercial and consumer loans. To date, we have not experienced any loan losses primarily due to our short operating history. We expect that our level of loan losses will increase in the future as our loan portfolio matures. However, we believe that our allowance for loan losses will be sufficient to absorb these loan losses.

         SECURITIES. In 1999, securities averaged $6.1 million or 15.7% of total earning assets. Our strategy for its investment account is to maintain a very high quality portfolio with generally short-to medium-term maturities. Securities where $12.0 million at December 31, 1999, and $17.9 million at September 30, 2000. The growth in securities reflects overall increase in the size of our existing bank. The following tables sets forth information regarding the investment portfolio at December 31, 1999.

          REMAINING MATURITY AND AVERAGE YIELD OF INVESTMENT SECURITIES
                                DECEMBER 31, 1999


                                              One to Five                    Five to Ten
                                                 Years                          Years                          Total
                                         ----------------------         ----------------------       --------------------------
                                         Carrying                       Carrying                     Carrying
                                           Value          Yield           Value          Yield        Value              Yield
                                         --------         -----         --------         -----       --------            -----
                                                                      (Dollars in thousands)
Securities of U.S.
government agencies and
corporations.........................      $2,565          5.52%         $7,493           7.04%        $10,058            6.71%
Mortgage-backed
securities...........................          --             --          1,940           6.56%          1,940            6.56%
                                        ---------                       -------                      ---------
      Total..........................      $2,565          5.52%         $9,433           6.95%        $11,998            6.70%
                                           ======                        ======                        =======


         LOANS. Loans averaged $26.9 million in 1999. Loans grew from $1.2 million at December 31, 1998 to $61.4 million at December 31, 1999, and to $128.7 million at September 30, 2000. This growth reflects the success of our marketing efforts in the Orlando area. See " -Asset Quality and Credit Risk - Loans."

         INTEREST-BEARING LIABILITIES. Interest-bearing liabilities primarily consist of deposits and federal funds purchased. Total interest-bearing liabilities increased from $3.3 million at December 31, 1998 to $71.1 million at December 31, 1999 and to $157.4 million at September 30, 2000. The growth in our deposit portfolio was attributable to a campaign of seeking additional deposits by offering relatively attractive rates on our deposit products. Total interest-bearing liabilities averaged $27.0 million in 1999.

         The following table sets forth information regarding our average deposits for 1999.

                                AVERAGE DEPOSITS

                                                             1999
                                                  -------------------------
                                                  Amount       Average Rate
                                                  ------       -------------
                                                        (in thousands)
Demand deposits - non-interest bearing.........   $4,766              --
Savings and NOW accounts.......................    3,592            0.95%
Money market accounts..........................    9,124            3.98%
Time deposits..................................   13,985            5.52%
                                                  ------
Total deposits.................................  $31,467            3.72%
                                                 =======

         The following table summarizes the maturity of time deposits over $100,000 at December 31, 1999.

               SUMMARY OF TIME DEPOSITS OVER $100,000 BY MATURITY
                                 (in thousands)

                                                           December 31, 1999
                                                           -----------------
Three months or less.....................................       $9,047
Three to Six months......................................        1,956
Six to Twelve months.....................................        2,106
Over Twelve months.......................................        6,219
                                                               -------
          Total..........................................      $19,328
                                                               =======


The following table sets forth the net deposit flows during the year ended December 31, 1999:

                                NET DEPOSIT FLOWS
                                 (in thousands)

             Net increase before interest credited              $60,985
             Net credited                                           804
                                                                -------
             Net deposit increase                               $61,789
                                                                =======

LIQUIDITY AND RATE SENSITIVITY

         The principal functions of asset and liability management are to provide for adequate liquidity, to manage interest rate exposure by maintaining a prudent relationship between rate sensitive assets and liabilities and to manage the size and composition of the balance sheet so as to maximize net interest income.

         Liquidity is the ability to provide funds at minimal cost to meet fluctuating deposit withdrawals or loan demand. These demands are met by maturing assets and the capacity to raise funds from internal and external sources. We primarily utilize cash and federal funds sold to meet our liquidity needs. Although not utilized in managing daily liquidity needs, the sale of investment securities provides a secondary source of liquidity.

         Fluctuating interest rates, increased competition and changes in the regulatory environment continue to significantly affect the importance of interest-rate sensitivity management. Rate sensitivity arises when interest rates on assets change in a different period of time or a different proportion than that of interest rates on liabilities. The primary objective of interest-rate sensitivity management is to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates.

         Regular monitoring of assets and liabilities that are rate sensitive within 90 days, one year and three years is an integral part of our rate-sensitivity management process. It is our policy to maintain a reasonable balance of rate-sensitive assets and liabilities on a cumulative one-year basis, thus minimizing net interest income exposure to changes in interest rates. A ratio of 1.0 represents perfect matching of interest-earning assets and interest-bearing liabilities. Our sensitivity position at December 31, 1999 was such that net interest income would decrease modestly if there were an increase in short- term interest rates.

         We monitor the interest rate risk sensitivity with traditional gap measurements. The gap table has certain limitations in its ability to accurately portray interest sensitivity; however, it does provide a static reading of our interest rate risk exposure.

         The following table shows the repricing structure of our balance sheet at December 31, 1999 with each maturity interval referring to the earliest repricing opportunity for each asset and liability. The earliest repricing opportunity is the earlier of scheduled contractual maturities or the next reset date. As of that date, we were liability sensitive. Liability sensitive means interest sensitive liabilities subject to repricing exceeded interest sensitive assets subject to repricing on a 365-day basis to the extent of $16.5 million. This negative gap at December 31, 1999 was 19.67% of total assets. We targeted gap position is in the range of negative 20 percent to positive 20 percent. We measure our gap position as a percentage of our total assets.

                     INTEREST RATE SENSITIVITY & GAP REPORT
                                DECEMBER 31, 1999
                             (Dollars in Thousands)



                                                                         Over 3 yrs.
                                 3 Mos.         3 Mos.     Over 1 yr.         To          over 5
                                or less         to yr.      To 3 yrs.        5 Yrs.         Yrs.           Total
                                --------        ------      --------      --------        --------        --------
Assets:
Loans(1) .................      $ 28,578      $  8,414      $  6,372      $  9,497        $  9,163        $ 62,024
Securities ...............            --            --            --         2,565           9,433          11,998
Other Interest-earning
assets(2) ................           212            --            --            --              --             212
                                --------      --------      --------      --------        --------        --------
Total Interest-bearing
assets ...................      $ 28,790      $  8,414      $  6,372      $ 12,062        $ 18,596        $ 74,234
                                ========      ========      ========      ========        ========        ========

Interest-bearing
Liabilities:
Savings and NOW

deposits(3) ..............      $  5,757            --            --            --              --        $  5,757
Money-market
deposits(3) ..............        14,052            --            --            --              --          14,052
Time deposits(3) .........        19,582      $  8,308      $  6,569      $     26              --          34,485
Other Borrowings .........         6,000            --            --            --              --           6,000
                                --------      --------      --------      --------        --------        --------
Total Interest-bearing
Liabilities ..............        45,391      $  8,308      $  6,569      $     26              --        $ 60,294
                                ========      ========      ========      ========        ========        ========
GAP ......................      $(16,601)     $    106      $   (197)     $ 12,036        $ 18,596        $ 13,940
                                ========      ========      ========      ========        ========        ========
Cumulative GAP ...........      $(16,601)     $(16,495)     $(16,692)      $(4,656)       $(13,490)
                                ========      ========      ========      ========        ========
Ratio of interest-earning
assets to interest-bearing
liabilities ..............           .63          1.01           .97        463.92             N/A            1.23
                                ========      ========      ========      ========        ========        ========
Cumulative ratio of
interest-earning assets to
interest-bearing
liabilities ..............           .63           .69           .72           .92            1.23
                                ========      ========      ========      ========        ========
Cumulative GAP to
Total Assets .............        (19.80)%      (19.67)%      (19.90)%       (5.55)%         16.62%
                                ========      ========      ========      ========        ========


NOTES TO PRECEDING TABLE

(1) In preparing the above table, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2)      Includes Federal Home Loan Bank Stock, which reprices quarterly.

(3) Savings, NOW and money-market deposits are regarded as readily accessible withdrawable accounts. Time deposits are scheduled according to their respective maturity dates.

CAPITAL

         One of our primary objectives is to maintain a strong capital position to merit the confidence of customers, bank regulators and shareholders. A strong capital position helps us withstand unforeseen adverse developments and take advantage of attractive lending and investment opportunities when they raise.

         Under the Federal Deposit Insurance Corporation's rules pertaining to risk-based capital, our existing bank's ratio of tier one capital to risk-weighted assets was 16.6% at December 31, 1999 and 9.88% at September 30, 2000, and the ratio of total capital to risk-weighted assets was 17.5% at December 31, 1999 and 10.79% at September 30, 2000. These risk-based capital ratios are in excess of the minimum requirements of 4% for tier one and 8% for total risk-based capital ratios established by the federal regulations. We have committed to the Federal Reserve that we will maintain a ratio of total capital to risk-based assets of at least 10% for the three years following the opening of Southern Community Bank of Southwest Florida.

         Our leverage ratio (tier one capital to total average adjusted quarterly assets) of 15.5% at December 31, 1999, was also well in excess of the minimum 4% requirement.

         The following table sets forth our required and actual capital amounts and percentages at December 31,1999 (dollars in thousands):


                                                      Actual                    Required
                                               --------------------         ------------------
                                               Amount           %           Amount          %
                                               ------          ----         ------         ---
Tier 1 Capital
         (to Risk-Weighted                     $11,551         16.6%        $2,776         4.0%
         Assets)

Total Capital
         (to Risk-Weighted                     $12,172         17.5%        $5,551         8.0%
         Assets)

Tier 1 Capital
         (to Total Assets)                     $11,551         15.5%        $2,972         4.0%



IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities of are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from interest rate risk inherent in our lending and deposit taking activities. We have little or no risk related to trading account, commodities or foreign exchange.

         We actively monitor and manage our interest rate risk exposure. The primary objective in managing interest-rate risk is to limit, within established guidelines, the adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure. Management relies primarily on its asset- liability structure to control interest rate risk. However, a sudden and substantial increase in interest rates could adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. There have been no significant changes in our market risk exposure since December 31, 1999.

FUTURE ACCOUNTING REQUIREMENTS

         Financial Accounting Standards 133 - ACCOUNTING FOR DERIVATIVE INVESTMENTS AND HEDGING ACTIVITIES - requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. We will be required to adopt this Statement effective January 1, 2001. We do not anticipate that this Statement will have a material impact on us.

                                    BUSINESS

GENERAL

         Southern Community Bancorp is a bank holding company which owns and operates Southern Community Bank, a Florida bank based in Orlando, Florida. We became a bank holding company on July 30, 1999 when we acquired all of the shares of Southern Community Bank in a share exchange with the shareholders of the bank.

         We are in the process of establishing a new Florida bank, Southern Community Bank of Southwest Florida, which will be based in Bonita Springs, Florida. The opening of the new bank is contingent upon the approval of the Florida Department of Banking and Finance, the FDIC, the Federal Reserve and the success of the offering of our shares.

         We have entered into a letter of intent regarding a possible merger with Peninsula. The completion of this transaction is contingent upon a due diligence investigation by each party, the negotiation and execution of a definitive merger agreement, the receipt of required regulatory approvals and the approval of the shareholders of Peninsula. There can be no assurance that we will complete the merger.

         The business of Peninsula and the proposed terms of the merger are described in the section entitled "Proposed Merger With Peninsula," starting on page 50.

STRATEGY

         Our goal is to operate our existing bank and our new bank in the substantially the same manner as local community banks, emphasizing local leadership and local decision-making. The management of each bank will make its own credit decisions. Each bank will price and market its own loan and deposit products. Each bank will have its own board of directors, drawn mainly from members of the local business community. Each board will have full authority over the bank, in contrast to an "advisory" board which lacks authority. Each bank will endeavor to be an active supporter of local charities and civic organizations.

         Our strategy is to capitalize on the opportunities created by the recent consolidation in the Florida banking industry. We believe that this consolidation has reduced the levels of personalized services as the larger regional financial institutions have increasingly focused on larger corporate customers, standardized loan and deposit products and other services. More specifically, many financial institutions have centralized their loan approval practices for small businesses, leaving less responsibility and authority with the traditional loan officer. By virtue of their banking experience in Florida, management believes that the most frequent customer complaints are based on a lack of personalized service and turnover in lending personnel, which limits the customer's ability to develop a relationship with his or her banker. As a result of these factors, we believe there currently exists a significant opportunity to attract and maintain customers who are dissatisfied with their banks. We also believe we can attract experienced management personnel within our identified markets.

         Our holding company structure provides flexibility for the future expansion of our banking business through the possible acquisition of other financial institutions and the formation of new banks.

In addition, our holding company structure also makes it easier to raise additional capital for our banks because we can issue securities without the need for prior banking regulatory approval. Any such acquisitions will be subject to regulatory approvals and other requirements. See "Supervision and Regulation."

SOUTHERN COMMUNITY BANK

         We currently conduct substantially all of our activities through Southern Community Bank. Southern Community Bank is a Florida state-chartered bank which commenced operations in December 1998. The bank seeks to emphasize the needs of individuals and small to medium-sized businesses who desire high levels of personalized attention and customer service. Southern Community Bank's principal office is located in the central business district in Orlando, Florida, and it maintains branch offices in the cities of Winter Park, Altamonte Springs and Longwood, Florida. All of these offices are located within less than one mile of Interstate Highway 4, which provides access from most communities located in the northern portion of the Orlando metropolitan area. The bank intends to establish two additional branch offices in central Florida within the next 12 to 18 months, one to be located in the southwest Orlando area and the other to be located in the vicinity of Lake Mary, Seminole County. The opening of these branches is subject to the receipt of required regulatory approvals. At September 30, 2000, the bank had total assets of approximately $175.6 million.

         In July 2000, the bank opened a branch office in Bonita Springs in Lee County, Florida. This branch office is located at the site where we propose to open the main office of Southern Community Bank of Southwest Florida. Our existing bank will operate this office as a branch office until our new bank commences operations. At that time, we will transfer this office, and all related personnel, assets and liabilities, to the new bank. We believe that the opening of the Bonita Springs branch office will accelerate the growth of our new bank by providing the new bank with an established facility, personnel and customer relationships.

SOUTHERN COMMUNITY BANK OF SOUTHWEST FLORIDA

         We are in the process of forming a new bank, Southern Community Bank of Southwest Florida, which will serve the Bonita Springs market. We currently plan to open the new bank in the February 2001. The opening of the new bank will depend on our ability to receive subscriptions for at least 620,000 shares, and compliance with any conditions imposed by the Florida Department of Banking and Finance, the Federal Reserve and the FDIC. These conditions are generally designed to ensure that a new bank has sufficient resources to begin its banking operations in a safe and sound manner.

         We expect to begin construction of the new bank's main office building in November 2000 and to complete this construction in the summer of 2001. Pending the completion of the permanent facility, the new bank will conduct operations in a temporary modular facility located at this site.

         Our existing bank purchased a site in North Naples, Collier County, Florida, which will be used as an additional branch office of the new bank. We will transfer this property to our new bank upon its opening.

SOUTHERN COMMUNITY INSURANCE AGENCY, INC.

         We recently formed Southern Community Insurance Agency, Inc., as a wholly owned subsidiary of our existing bank. Southern Community Insurance Agency, Inc. will refer customers of our banks to another insurance agency, Insurance Office of America, Inc., for the purchase of insurance products. Insurance Office of America, Inc. will pay us a percentage of the commissions generated from customers which we refer. Insurance Office of America, Inc. is owned by one of our directors, John Ritenour. This subsidiary has also entered into a similar arrangement with Chicago Title Insurance Company.

PRODUCTS AND SERVICES

         We offer a broad array of traditional banking products and services to our customers, including the products and services described below.

         DEPOSITS. We offer a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer term certificates of deposit. We have tailored the rates and terms of our accounts and time deposits to compete with the rates and terms in our principal markets. We seek deposits from residents, businesses and employees of businesses in these markets. The FDIC insures all of our accounts up to the maximum amount permitted by law. In addition, we receive service charges which are competitive with other financial institutions in our markets, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and other similar fees.

         LENDING ACTIVITIES. We use our deposits, together with borrowings and other sources of funds, to originate and purchase loans. We offer a full range of short and medium-term small business and commercial, consumer and real estate loans. We generally seek to allocate our loan portfolio as follows: 80% to real estate loans; 15% to small business and commercial loans; and 5% to consumer loans. We have a loan approval process which provides for various levels of officer lending authority. When a loan amount exceeds an officer's lending authority, it is reviewed by loan committee of the bank's board of directors which has ultimate lending authority.

         The risk of non-payment of loans is inherent in all loans. However, we carefully evaluate all loan applicants and attempt to minimize our credit risk exposure by use of thorough loan application and approval procedures that we have established for each category of loan. In determining whether to make a loan, we consider the borrower's credit history, analyze the borrower's income and ability to service the loan, and evaluate the need for collateral to secure recovery in the event of default. We maintain an allowance for loan losses based upon assumptions and judgments regarding the ultimate collectibility of loans in their portfolio and a percentage of the outstanding balances of specific loans when their ultimate collectibility is considered questionable.

         We direct our lending activities primarily to individuals and businesses in our markets whose demand for funds fall within the bank's legal lending limits and are also potential deposit customers. The following is a description of each of the major categories of loans which we make:

         COMMERCIAL LOANS. This category includes loans made to individuals, partnerships or corporate borrowers for a variety of business purposes. We place particular emphasis on loans to small to medium-sized professional firms, retail and wholesale businesses, light industry and manufacturing concerns operating in our markets. We consider "small businesses" to include commercial, professional and retail businesses with annual gross sales of less than $20 million or annual operating costs of less than $5 million. Our commercial loans include term loans with variable interest rates secured by equipment, inventory, receivables and real estate, as well as secured and unsecured working capital lines of credit. Risks of these types of loans depend on the general business conditions of the local economy and the borrower's ability to sell its products and services in order to generate sufficient business profits to repay the loan under the agreed upon terms and conditions. Personal guarantees may be obtained from the principals of business borrowers and third parties to further support the borrower's ability to service the debt and reduce the risk of non-payment.

         CONSUMER AND INSTALLMENT LOANS. Consumer loans include lines of credit and term loans secured by second mortgages on the residences of borrowers for a variety of purposes, including home improvements, education and other personal expenditures. Consumer loans also include installment loans to individuals for personal, family and household purposes, including automobile loans to individuals and pre-approved lines of credit. Consumer loans generally involve more risk than first mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal. This risk is due to the potential for damage to the collateral or other loss of value, while the remaining deficiency often does not warrant further collection efforts. In addition, consumer loan performance depends on the borrower's continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

         REAL ESTATE LOANS. We make commercial real estate loans, construction and development loans, and residential real estate loans. These loans include commercial loans where we take a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan. Interest rates for all categories may be fixed or adjustable, and will more than likely be fixed for shorter-term loans. We will compete for real estate loans with financial institutions and others who are well established and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

         COMMERCIAL REAL ESTATE. We offer commercial real estate loans to developers of both commercial and residential properties. We manage credit risk associated with these loans by actively monitoring such measures as advance rate, cash flow, collateral value and other appropriate credit factors. Risks associated with commercial real estate loans include the general risk of the failure of the commercial borrower, which are different for each type of business and commercial entity. We evaluate each business on an individual basis and attempt to determine such business' risks and credit profile. We attempt to reduce credit risks in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, we may also require personal guarantees of the principal owners.

         CONSTRUCTION AND DEVELOPMENT LOANS. We make construction and development loans on a pre-sold and speculative basis. If the borrower has entered into an arrangement to sell the property prior to beginning construction, we consider the loan to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, we consider the loan to be on a speculative basis. We make residential and commercial construction loans to builders and developers and consumers who wish to build their own home. We limit the term of most construction and development loans to 18 months, although we may structure the payments based on a longer amortization basis. We base speculative loans on the borrower's financial strength and cash flow position. We disburse loan proceeds based on the percentage of completion and only after an experienced construction lender or appraiser inspects the project. These loans generally command higher rates and fees commensurate with the risks warranted in the construction lending field. The risk in construction lending depends upon the performance of the builder, building the project to the plans and specifications of the borrower and the bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction, we typically convert construction loans to permanent loans.

         RESIDENTIAL REAL ESTATE LOANS. We make residential real estate loans to qualified individuals for the purchase of existing single-family residences in the our markets. We make these loans in accordance with our appraisal policy and real estate lending policy which detail maximum loan to value ratios and maturities. We believe that these loan to value ratios are sufficient to compensate us for fluctuations in real estate market value and minimize losses that could result from a downturn in the residential real estate market. We sell mortgage loans that do not conform to our policies in the secondary markets. The risk of these loans depends on the salability of the loan to national investors and on interest rate changes. We intend to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor's underwriting approval before originating the loan. We retain loans for our portfolios when there is sufficient liquidity to fund the needs of the established customers and when rates are favorable to retain the loans. The loan underwriting standards and policies are generally the same for both loans sold in the secondary market and those retained in our portfolio.

ASSET AND LIABILITY MANAGEMENT

         Our primary assets are our loan portfolio and investment account. Our liabilities consist primarily of deposits. Our objective is to support asset growth primarily through the growth of core deposits, which include deposits of all categories made by individuals, partnerships, corporations and other entities. Consistent with the requirements of prudent banking necessary to maintain liquidity, we seek to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching is not always possible. We seek to invest the largest portion of our assets in commercial, consumer and real estate loans. We anticipate that we will limit our loans to less than 75% of deposits and capital funds. This ratio may be exceeded, however, in the initial period of operation. Our investment account consists primarily of marketable securities of the United States Government, federal agencies and state and municipal governments, generally with varied maturities.

         We monitor our asset/liability mix on a regular basis with a monthly report detailing interest-sensitive assets and interest-sensitive liabilities presented to their board of directors. The objective of this policy is to control interest-sensitive assets and liabilities in order to minimize the impact of substantial movements in interest rates on our banks' earnings.

CORRESPONDENT BANKING

         Correspondent banking involves providing services by one bank to another bank which, from an economic or practical standpoint, cannot provide that service for itself. We may purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, securities safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations, and sales of loans to or participations with correspondent banks. We will sell loan participations to correspondent banks with respect to loans which exceed our lending limits. As compensation for services provided by a correspondent bank, we may maintain balances with correspondents in non-interest bearing accounts.

OTHER SERVICES

         Our other services include cash management services, safe deposit boxes, traveler's checks, direct deposit of payroll and social security checks, wire transfers, telephone banking, and automatic drafts for various accounts. We offer a debit card, VISA and/or MasterCard credit card services through our correspondent banks. We offer extended banking hours, both drive-in and lobby, and an after-hours depository. We are associated with a shared network of automated teller machines that customers may use throughout our market areas and other regions. We are associated with third party Internet banking service providers that enable us to provide customers with a cost effective, secure and reliable Internet banking solution.

CUSTOMERS

         We believe that the recent consolidation of the Florida banking industry provides community- oriented community banks significant opportunities to build successful, locally-oriented banks. We further believe that many of the larger financial institutions do not provide the high level of personalized services desired by many small and medium-sized businesses and their principals. We intend to focus our marketing efforts on attracting small and medium-sized businesses and individuals, including service companies, manufacturing companies, commercial real estate developers, entrepreneurs and professionals, such as physicians and attorneys.

         Although we will concentrate our lending efforts on commercial business, we also anticipate that we will attract a significant amount of consumer business. We expect that many of our retail customers will be the principals of our small and medium-sized business customers. These customers comprise our private banking clients. We emphasize "relationship banking" in order that each customer will identify and establish a comfort level with the bank officers. We intend to develop our retail business with individuals who appreciate a high level of personal service, contact with their lending officer and responsive decision-making. We expect that most of our business will be developed through our lending officers and local boards of directors and by pursuing an aggressive strategy of calling on customers throughout the market area.

COMPETITION

         We are subject to intense competition in the Orlando market which we currently serve, and expect to be subject to intense competition in the southwest Florida market for our new bank. We face substantial competition in all phases of our operations from a variety of different competitors. This competition includes:

         o large national and super-regional financial institutions which have well-established branches and significant market share in the communities we serve;

         o finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products;

         o credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks;

         o other community banks, including start-up banks, that can compete with us for customers who desire a high degree of personal service; and

         o technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services.

         Other existing community banks, and many new community bank start-ups, have marketing strategies similar to ours. These other community banks may open new branches in the communities we serve and compete directly for customers who want the level of service offered by community banks. Other community banks also compete for the same management personnel in Florida.

         Various legislative actions in recent years have led to increased competition among financial institutions. With the enactment of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and other laws and regulations affecting interstate bank expansion, it is easier for financial institutions located outside of the State of Florida to enter the Florida market, including our targeted markets. In addition, recent legislative and regulatory changes and technological advances have enabled customers to conduct banking activities without regard to geographic barriers through computer and telephone-based banking and similar services. There can be no assurance that the United States Congress, or the Florida Legislature or the applicable bank regulatory agencies will not enact legislation or promulgate rules that may further increase competitive pressures on us. Our failure to compete effectively for customers in our market areas could have a material adverse effect on our business, future prospects, financial condition or results of operations.

FACILITIES

         Our principal executive office is located at 250 North Orange Avenue, Orlando, Florida. We share our office with the main office of Southern Community Bank. These offices occupy approximately 6,000 square feet on the ground floor of a high-rise office building. The main office is leased for a term of ten years through June 30, 2008. We may extend the lease for up to an additional ten years.

         Southern Community Bank's Altamonte Springs branch is located in a building containing approximately 4,182 square feet under a ground lease with an initial term expiring on November 30, 2018. We may extend the lease until November 30, 2028.

         Southern Community Bank's Longwood branch is located in the Springs Plaza Shopping Center in a space containing approximately 2,200 square feet under a lease with an initial term expiring on December 8, 2003. We may extend the lease until December 8, 2018.

         Southern Community Bank owns its Winter Park branch, which occupies a building containing approximately 4,850 square feet.

         Southern Community Bank owns its Bonita Springs branch located at 9021 Bonita Beach Road, S.E., Bonita Springs, Florida. This branch currently operates from a temporary facility, but we expect to start construction of a permanent facility on this site in November 2000. We will transfer this facility to our new bank when it commences operations.

         The Bonita Springs property was formerly the site of a gas station at which leaking underground fuel storage tanks caused some contamination of the subsurface groundwater. The State of Florida has accepted this site for clean-up under the State's remediation program, and the State has reserved $250,000 to cover the estimated clean-up costs. Due to the relatively low priority level of the site in the State's clean-up program, we cannot predict when the State will commence or complete the clean- up of the site. We have received an environmental engineering assessment of the contamination and the required remediation. Based on this report, we believe that the clean-up of the site will not disrupt our proposed banking services at the site.

         We have entered into a contract to acquire an existing banking facility in Naples, Florida for a purchase price of $1,550,000. We plan to use this facility as a branch office for our new bank.

EMPLOYEES

         We currently have approximately 55 full-time employees. We will hire additional employees as needed to support our growth. We anticipate that our new bank will hire eight additional full-time employees during its first year of operations.

LEGAL PROCEEDINGS

         From time to time, we are involved in litigation arising from the ordinary course of our business, such as claims to collect past due loans. As of the date of this prospectus, we are not engaged in any material legal proceedings.

                         PROPOSED MERGER WITH PENINSULA

SUMMARY OF LETTER OF INTENT

         In September 2000, we entered into a letter of intent with Peninsula with respect to the possible merger of us and Peninsula. Under the proposed terms of the merger, each outstanding share of the common stock of Peninsula would be converted into the right to receive 0.625 shares of our common stock. On September 30, 2000, Peninsula had a total of 994,556 shares outstanding. If the merger had been completed on September 30, 2000, we would have issued 621,598 shares to the shareholders of Peninsula.

         The consummation of the merger is contingent upon the execution and delivery of a definitive merger agreement, the completion of a due diligence investigation by each party, the approval of the shareholders of Peninsula and the receipt of all required regulatory approvals. In light of the foregoing, there can be no assurance we will complete the merger or complete it on the terms set forth in the letter of intent. If all of these conditions are fulfilled, we expect to complete the merger during the first quarter of 2001.

         The letter of intent contains the following additional material terms:

o        Southern will assume all of the outstanding stock options of Peninsula.
         These options will be converted, utilizing the exchange ratio of .625, into options to acquire shares of Southern's common stock. At the present time, Peninsula has outstanding options which cover 68,900 shares of Peninsula's common stock. These options would be converted into options covering 43,063 shares of Southern's common stock.

o Peninsula Bank will have the right to designate four members of its board of directors, including its chief executive officer, to serve as members as our board of directors.

o The board of directors of Peninsula will be entitled to designate the grant of additional stock options to Peninsula's directors, executive officers and key employees. These options may cover up to 20% of the number of the shares of Southern issued in the merger (excluding shares covered under outstanding options assumed by Southern in the merger).

BUSINESS OF PENINSULA

         Peninsula is a bank holding company organized in April 1999. Peninsula acquired Peninsula Bank in January 2000, and its principal activity to date has been to provide advisory services to and to coordinate the general policies of Peninsula Bank. The principal executive office of Peninsula is located at 1030 International Speedway Boulevard, Daytona Beach, Florida 32114, and its telephone number is (904) 252-2265.

         Peninsula's only subsidiary is Peninsula Bank, which accounts for all of Peninsula's consolidated assets. Peninsula Bank is a Florida state bank organized in 1998. It seeks to emphasize the needs of individuals and small to medium sized businesses.

         The bank's principal office is located in Daytona Beach, Florida and it maintains a branch office in Ormond Beach, Florida. Peninsula Bank intends to establish an additional branch office in Port Orange, Florida within the next two months and another branch office in Orange City in Volusia County within the next 12 months. At September 30, 2000, Peninsula Bank had total assets of $46.8 million.

         Peninsula Bank's primary service area is located in Daytona Beach in the northeast section of Volusia County. The area contains both residential and commercial developments, including both single family home developments as well as multiple family home developments. The area has a number of small retail centers and small office buildings, two major medical centers and other small businesses and professional organizations, including manufacturing firms, retail shops, accountants, attorneys, medical service providers, real estate firms and insurance agencies. Peninsula Bank's main office is centrally located within this area.

         Peninsula Bank offers a traditional range of commercial and consumer banking services to businesses, professionals and individuals located in its primary service area.

PRO FORMA PER SHARE DATA

         The following table summarizes the historical consolidated and pro forma net earnings and net worth of Southern and Peninsula after giving effect to the proposed merger at and for the nine- month period ended September 30, 2000 and at and for the year ended December 31, 1999. The pro forma data is based on the aggregate purchase price of $10,256,000, represented by 621,598 Southern common shares, for all of the outstanding shares of Peninsula at January 1, 2000 for the nine months ended September 30, 2000 and January 1, 1999 for the year ended December 31, 1999. Peninsula shares will be exchanged for Southern common shares, using an exchange ratio of .625 shares of Southern for each Peninsula share tendered. The information presented below is provided for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been consummated at the date and for the periods indicated or which may be obtained in the future. This information should be read in conjunction with the separate consolidated financial statements and notes thereto of both Southern and Peninsula, the Management's Discussion and Analysis of Southern's Financial Condition and Results of Operations, and the other unaudited pro forma financial information, all included elsewhere in this prospectus.


                                                         At or for the Nine Month      At or for the
                                                               Period Ended             Year Ended
                                                            September 30, 2000       December 31, 1999
                                                         ------------------------    -----------------
                                                                     (Dollars in thousands)
Shares outstanding at end of period:
         Assumed number of shares of Southern
              common stock issued                                621,598                  621,598
         Shares of common stock of Southern
              before acquisition                               1,090,408                  884,425
                                                             -----------              -----------
         Pro forma shares of Southern common stock
              outstanding after acquisition                    1,712,006                1,506,023
                                                             ===========              ===========
Consolidated net earnings (loss):
         Southern - historical                               $        10                     (942)
         Peninsula - historical                                      125                     (367)
         Adjustments for the acquisition                              (8)(a)                  (11)(b)
                                                             -----------              -----------
         Combined entity - pro forma after
              acquisition                                    $       127                   (1,320)
                                                             ===========              ===========
Consolidated stockholders' equity:
         Southern - historical                               $    15,233                   11,838
         Peninsula - historical                                    9,385                    6,643
         Net issuance of Southern common stock                    10,256 (b)               10,256 (b)
         Adjustments for the acquisition                          (9,385)(c)               (6,643)(c)
         Combined entity - pro forma after
              acquisition                                    $    25,489                   22,094
                                                             ===========              ===========
Consolidated net loss per share, basic and diluted:
         Southern - historical (d)                           $       .01                    (1.10)
                                                             ===========              ===========
         Peninsula - historical (e)                          $       .14                     (.50)
                                                             ===========              ===========
         Southern - proforma after acquisition               $       .09                     (.84)
                                                             ===========              ===========
         Peninsula - proforma after
              acquisition (h)                                $       .06                     (.55)
                                                             ===========              ===========




                                                         At or for the Nine Month                At or for the
                                                               Period Ended                      Year Ended
                                                           September 30, 2000                  December  31, 1999
                                                         ------------------------              ------------------
                                                                            (Dollars in thousands)
Consolidated net loss per share, basic and diluted:
         Southern - historical                              $          --                                    --
                                                            =============                            ==========
         Peninsula - historical                             $          --                                    --
                                                            =============                            ==========
         Peninsula - proforma after
              acquisition                                   $          --                                    --
                                                            =============                            ==========

Consolidated net loss per share, basic and diluted:

         Southern - historical (f)                          $       13.97                                 13.39
                                                            =============                            ==========
         Peninsula - historical (g)                         $        9.44                                  9.03
                                                            =============                            ==========
         Southern - proforma after acquisition              $       14.89                                 14.67
                                                            =============                            ==========
         Peninsula - proforma after

              acquisition (h)                               $        9.31                                  9.17
                                                            =============                            ==========


-------------------------------

(a) Reflects pro forma adjustments as detailed on the pro forma combined statements of operations.

(b) Represents gross proceeds from issuance of 621,598 Southern's shares at $16.50 per share.

(c)      Represents elimination of stockholders' equity of Peninsula.

(d) Computed using 889,975 for September 30, 2000 and 855,25 for December 31, 1999 weighted-average shares outstanding.

(e) Computed using 908,324 for September 30, 2000 and 735,85 for December 31, 1999 weighted-average shares outstanding.

(f) Computed using 1,090,408 at September 30, 2000 and 884,425 at December 31, 1999 common shares outstanding.

(g) Computed using 994,556 at September 30, 2000 and 735,859 at December 31, 1999 common shares outstanding.

(h) Computed using the related Southern's proforma after acquisition amount multiplied by the exchange ratio.

PRO FORMA CONDENSED COMBINED CAPITALIZATION

            The following table sets forth the capitalization of Southern at September 30, 2000 and the pro forma capitalization of Southern, after giving effect to the proposed merger assuming 621,598 shares of Southern shares are issued in the merger. The information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of Southern and Peninsula, the Management's Discussion and Analysis of Southern's Financial Condition and Results of Operations, and other unaudited pro forma financial information, all included elsewhere in this prospectus.


                                                                             At September 30, 2000
                                                  -----------------------------------------------------------------------------
                                                                                           Proforma
                                                                                          Adjustments
                                                                                        for Acquisition
                                                                                    ------------------------           Pro
                                                  Southern        Peninsula         Debit             Credit           Forma
                                                  ---------       ---------         ------            ------          --------
                                                                            (Dollars in Thousands)

Deposits                                          $ 157,435          35,013              --                73(1)        192,521
Other borrowings                                         --           1,783              --                --             1,783
                                                  ---------         -------          ------            ------          --------

         Total                                    $ 157,435          36,796              --                73           194,304
                                                  =========         =======          ======            ======          ========

Stockholders' equity:
         Common stock                             $   1,090             994             994(2)            622(3)          1,712
         Additional paid-in capital                  15,466           8,951           8,951(2)          9,634(3)         25,100
         Accumulated deficit                         (1,216)           (463)             --               468(2)         (1,216)
         Accumulated other comprehensive
                  income (loss)                        (107)            (99)             --                99(2)           (107)
                                                  ---------         -------          ------            ------          --------

                  Total stockholders' equity      $  15,233           9,385           9,943            10,818            25,489
                                                  =========         =======          ======            ======          ========

---------------------

         (1) Represents the write-up for the deposits of Peninsula to estimated fair value.

         (2) Reflects the elimination of the stockholders' equity of Peninsula.

         (3) Reflects the issuance of 621,598 shares of Southern common stock at an assumed price of $16.50 per share as the consideration issued in the merger.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

The following Pro Forma Condensed Combined Balance Sheet reflects the consolidated balance sheet of Southern as of September 30, 2000, after giving effect to the proposed merger of Peninsula with Southern. The transaction will be accounted for as a purchase and is based on assumptions explained herein and in the Notes to Pro Forma Condensed Combined Balance Sheet and Statement of Operations. The information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of Southern and Peninsula, the Management's Discussion and Analysis of Financial Condition and Results of Operations of Southern, and the other unaudited pro forma financial information, all included elsewhere in this Prospectus.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET


                                                                           September 30, 1999
                                              --------------------------------------------------------------------------------
                                                                                       Adjustments
                                                                                     for Acquisition
                                                                              -----------------------------
                                               Southern        Peninsula        Debit             Credit           Proforma
                                              -----------     -----------     -----------       -----------       -----------
                                                                          (In thousands)
ASSETS

Cash and cash equivalents                     $    16,425           8,706              --                --            25,131
Securities available for sale                      17,895           5,258              --                --            23,153
Federal Home Loan Bank stock                          212              --              --                --               212
Loans receivable, net                             128,708          30,729              --               214(2)        159,233
Premises and equipment, net                         7,887           1,181              --                --             9,068
Accrued interest receivable                           954             269              --                --             1,223
Deferred tax asset                                    729             135             115                --               979
Goodwill                                               --              --           1,045(4)             --             1,045
Other assets                                        2,777             422              --                --             3,199
                                              -----------     -----------     -----------       -----------       -----------

         Total                                $   175,587          46,700           1,160               214           223,233
                                              ===========     ===========     ===========       ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
    Noninterest-bearing demand deposits       $    19,479           4,649              --                --            24,128
    Savings, NOW and money-market deposits         49,267           7,143              --                --            56,410
    Time deposits                                  88,689          23,221              --                73(3)        111,983
                                              -----------     -----------     -----------       -----------       -----------

        Total deposits                            157,435          35,013              --                73           192,521

Other borrowings                                       --           1,783              --                --             1,783
Other liabilities                                   2,919             521              --                --             3,440
                                              -----------     -----------     -----------       -----------       -----------

        Total liabilities                         160,354          37,317              --                73           197,744
                                              -----------     -----------     -----------       -----------       -----------

Stockholders' equity:
    Common stock                                    1,090             994             994(5)            622(1)          1,712
    Additional paid-in capital                     15,466           8,951           8,951(5)          9,634(1)         25,100
    Retained earnings                              (1,216)           (463)             --               463(5)         (1,216)
    Accumulated other comprehensive
          income (loss)                              (107)            (99)             --                99(5)           (107)
                                              -----------     -----------     -----------       -----------       -----------

        Total stockholders' equity                 15,233           9,383           9,945            10,818            25,489
                                              -----------     -----------     -----------       -----------       -----------

        Total                                 $   175,587          46,700           9,945            10,889           223,233
                                              ===========     ===========     ===========       ===========       ===========

Book value per share                          $     13.97            9.44                                               14.89
                                              ===========     ===========                                         ===========

Common shares outstanding                       1,090,408         994,556                                           1,712,006
                                              ===========     ===========                                         ===========


PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

         The following Pro Forma Condensed Combined Statements of Operations reflect the consolidated results of operations of Southern for the year ended December 31, 1999 and the nine- month period ended September 30, 2000, after giving effect to the proposed acquisition of all of the outstanding stock of Peninsula by Southern in a transaction which will be accounted for as a purchase. The statements are based on the assumptions explained herein and in the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations. The Pro Forma Condensed Combined Statements of Operations do not necessarily reflect the results of operations as they would have been if Southern and Peninsula had constituted a single entity during the year ended December 31, 1999, or the nine-month period ended September 30, 2000. The information presented below should be read in conjunction with the separate consolidated financial statements and notes thereto of Southern and Peninsula, the Management's Discussion and Analysis of Southern's Financial Condition and Results of Operations, and the other unaudited pro forma financial information, all included elsewhere in this prospectus. The historical results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year.

               PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

                                                                 Nine Months Ended September 30, 2000
                                                       ---------------------------------------------------------------------------
                                                                                              Proforma
                                                                                             Adjustments
                                                                                           For Acquisition
                                                                                     ---------------------------         Proforma
                                                       Southern       Peninsula        Debit            Credit           Combined
                                                       ---------      ---------      ---------         ---------         ---------
                                                                                      ($ in Thousands)
Interest income:
     Loans receivable                                  $   6,929          1,852             --                48(6)          8,829
     Securities                                              827            229             --                --             1,056
Other interest-earning asset                                 319            292             --                --               611
                                                       ---------      ---------      ---------         ---------         ---------

     Total interest income                                 8,075          2,373             --                48            10,496
                                                       ---------      ---------      ---------         ---------         ---------

Interest expense:
     Deposits                                              4,046          1,087             --                19(7)          5,114
     Other borrowings                                         52             49             --                --               101
                                                       ---------      ---------      ---------         ---------         ---------

Total interest expense                                     4,098          1,136             --                19             5,215
                                                       ---------      ---------      ---------         ---------         ---------

Net interest income                                        3,977          1,237             --                67             5,281

     Provision for loan losses                               840             93             --                --               933
                                                       ---------      ---------      ---------         ---------         ---------

Net interest income after provision for loan losses        3,137          1,144             --                67             4,348
                                                       ---------      ---------      ---------         ---------         ---------

Noninterest income:
     Service changes on deposit accounts                     189             70             --                --               259
     Service charges and fees                                283             37             --                --               320
     Gain on sale of securities available for sale             9             --             --                --                 9
                                                       ---------      ---------      ---------         ---------         ---------

           Total noninterest income                          481            107             --                --               588
                                                       ---------      ---------      ---------         ---------         ---------

Noninterest expense:
     Salaries and employee benefits                        1,411            554             --                --             1,965
     Organizational/preopening expense                       542             --             --                --               542
     Occupancy expense                                       689            191             --                --               880
     Data processing                                         198            110             --                --               308
     Other expense                                           762            231             39(8)             --             1,032
                                                       ---------      ---------      ---------         ---------         ---------

           Total noninterest expenses                      3,602          1,086             39                --             4,727
                                                       ---------      ---------      ---------         ---------         ---------

Earnings before income tax                                    16            165             39                67               209

     Income taxes                                              6             40             27                --                73
                                                       ---------      ---------      ---------         ---------         ---------

Net income                                             $      10            125             66                67               136
                                                       =========      =========      =========         =========         =========

Basic and diluted loss per share                       $     .01            .14                                                .09
                                                       =========      =========                                          =========

Weighted-average shares outstanding (9)                  889,975        908,324                                          1,511,573
                                                       =========      =========                                          =========


               PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS


                                                                   Year Ended December 31, 1999
                                           ----------------------------------------------------------------------------
                                                                                  Proforma
                                                                                 Adjustments
                                                                               For Acquisition
                                                                         ----------------------------         Proforma
                                            Southern      Peninsula        Debit             Credit           Combined
                                           ----------     ----------     ----------        ----------       ----------

                                                                                ($ in Thousands)

Interest income:
    Loans receivable                       $    2,716          1,153             --                64(6)         3,933
    Securities                                    398            220             --                --              618
    Other interest-earning assets                 285            231             --                --              516
                                           ----------     ----------     ----------        ----------       ----------

        Total interest income                   3,399          1,604             --                64            5,067
                                           ----------     ----------     ----------        ----------       ----------

Interest expense:
    Deposits                                    1,169            615             --                25(7)         1,759
    Other borrowings                               17             28             --                --               45
                                           ----------     ----------     ----------        ----------       ----------

        Total interest expense                  1,186            643             --                25            1,804
                                           ----------     ----------     ----------        ----------       ----------

Net interest income                             2,213            961             --                89            3,263

    Provision for loan losses                     609            276             --                --              885
                                           ----------     ----------     ----------        ----------       ----------

Net interest income after provision
    for loan losses                             1,604            685             --                89            2,378
                                           ----------     ----------     ----------        ----------       ----------

Noninterest income:
    Service fees on deposit accounts               53             61             --                --              114
    Other service charges and fees                 63             12             --                --               75
                                           ----------     ----------     ----------        ----------       ----------

        Total noninterest income                  116             73             --                --              189
                                           ----------     ----------     ----------        ----------       ----------

Noninterest expense:
    Salaries and employee benefits              1,465            591             --                --            2,056
    Occupancy expense                             804            232             --                --            1,036
    Data processing                               127            103             --                --              230
    Other expense                                 820            291             52(8)             --            1,163
                                           ----------     ----------     ----------        ----------       ----------

        Total noninterest expenses              3,216          1,217             52                --            4,485
                                           ----------     ----------     ----------        ----------       ----------

Loss before income tax benefit                 (1,496)          (459)            52                89           (1,918)

    Income tax benefit                           (554)           (92)            36                --             (682)
                                           ----------     ----------     ----------                         ----------

Net loss                                   $     (942)          (367)            88                89           (1,236)
                                           ==========     ==========     ==========        ==========       ==========

Basic and diluted loss per share           $    (1.10)         (0.50)                                             (.84)
                                           ==========     ==========                                        ==========

Weighted-average shares outstanding (9)       855,258        735,859                                         1,476,856
                                           ==========     ==========                                        ==========


NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENTS OF OPERATIONS

    The Pro Forma condensed Combined Balance Sheet as of September 30, 2000, assumes the proposed merger of Peninsula with Southern occurred on September 30, 2000. The proposed merger of Peninsula with Southern will be accounted for as a purchase transaction, and, in accordance with generally accepted accounting principles, the purchase price will be allocated to the assets and liabilities of Peninsula based upon their relative fair values, as determined by appraisals and studies to be undertaken as of the Effective Date. The adjustments will include, among others, a valuation of loans, a valuation of premises and equipment and a determination of the value in excess of book value, if any, of customer checking, savings and other deposit accounts. Any excess of the purchase price over the fair value of Peninsula's net assets will be allocated to goodwill.

    The Pro Forma Condensed Combined Statements of Operations (i) for the year ended December 31, 1999, assumes that the proposed acquisition of Peninsula by Southern occurred on January 1, 1999, and (ii) for the nine-month period ended September 30, 2000, assumes the proposed acquisition occurred on January 1, 2000.

    The Pro Forma financial information included in the Pro Forma Condensed Combined Balance Sheet and the Pro Forma Condensed Combined Statements of Operations assumes a purchase price of $10,256,000, represented by 621,598 Southern common shares valued at $16.50 per share, the book value of Southern's common stock.

    The adjustments shown in these pro forma statements reflect approximate market values as of September 30, 2000, and do not reflect subsequent changes in interest rates. The actual adjustments as of the effective date of the merger can not be determined until that time and may have an impact on the pro forma financial position and results of operations which is different from that reflected in the accompanying Proforma Condensed Combined Balance Sheet and Statements of Operations.

(1) Reflects the issuance of 621,598 shares of Southern stock at an assumed price of $16.50 per share in exchange for 100% of the outstanding shares of Peninsula's common stock.

(2) Reflects the write-down of Peninsula's loans receivable to estimated fair value.

(3)      Reflects the write-up of Peninsula deposits to estimated fair value.

(4) Reflects the excess of the purchase price over the estimated fair value of the net assets acquired. Such excess has been allocated to goodwill.

(5)      Reflects the elimination of stockholders' equit of Peninsula.

(6) Reflects the amortization or accretion of the premium or discount from the write-up of the loan portfolio using the level yield method over the remaining estimated lives of the related loans.

(7) Reflects the amortization of the premium from the write-up of the deposits using the level-yield method over the remaining estimated life of the related deposits.

(8) Reflects the amortization of goodwill resulting from the purchase of Peninsula using the straight- line method over a period of twenty years.

(9) Computed using the weighted average number of shares of Southern at the dates indicated plus 621,598 shares of Southern issued as a result of the acquisition.

(10) Costs incurred by Southern to complete this acquisition are not expected to be material and accordingly have not been considered in these pro forma statements.

(11) Reflects the tax effect (40% effective tax rate) of the amortization of the write-down of Peninsula' loans receivable and deposits.


         The following table sets forth the pro forma effect on future periods results of operations, of the accretion and amortization of the valuation adjustments to be recorded in connection with the proposed merger of Peninsula with Southern. The actual effect of the accretion and amortization of these valuation adjustments may vary if the assumptions used are not realized.


                                                Increase (Decrease) in Net Earnings
                              ----------------------------------------------------------------------------
                                                          (In Thousands)


                                Accretion/       Amortization                      Income     Net Effect
For the Year                  (Amortization)      of Premium     of Premium         Tax       On Results
Ending December 31,              On Loans         On Deposits     Goodwill         Effect   of Operations
-------------------           -------------      ------------     --------         ------   -------------
2000                            $  64                 25             52               36           1
2001                               64                 22             52               35          (1)
2002                               64                 22             52               35          (1)
2003                                4                  4             52                3         (47)
2004                                3                 --             52                1         (50)
2005                                3                 --             52                1         (50)
2006                                3                 --             52                1         (50)
2007                                3                 --             52                1         (50)
2008                                3                 --             52                1         (50)
2009                                3                 --             52                1         (50)
2010                               --                 --             52               --         (52)
2011                               --                 --             52               --         (52)
2012                               --                 --             52               --         (52)
2013                               --                 --             52               --         (52)
2014                               --                 --             52               --         (52)
2015                               --                 --             52               --         (52)
2016                               --                 --             52               --         (52)
2017                               --                 --             52               --         (52)
2018                               --                 --             54               --         (54)
2019                               --                 --             55               --         (55)
                                -----               ----        -------            -----        ----

Total                           $ 214                 73         (1,045)            (115)       (873)
                                =====               ====        =======            =====        ====


                           SUPERVISION AND REGULATION

GENERAL

         We are subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of our operations. We are also affected by government monetary policy and by regulatory measures affecting the banking industry in general. The actions of the Federal Reserve System affect the money supply, and in general, the lending abilities of banks by increasing or decreasing the costs and availability of funds to the banks. Additionally, the Federal Reserve System regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on bank borrowings, and changes in the reserve requirements against bank deposits.

         The following is a brief summary of some of the statutes, rules and regulations which affect us. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of these entities.

SOUTHERN COMMUNITY BANCORP

         Southern Community Bancorp is a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 and the Florida Interstate Banking Act. Southern Community Bancorp is registered as a bank holding company with the Federal Reserve System and is required to file annual reports and other information regarding its business operations and those of any subsidiary. It is also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

         The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         o        acquiring all or substantially all of the assets of a bank;

         o acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank; or

         o        merging or consolidating with another bank holding company.

         Except as authorized by the Gramm-Leach-Bliley Act of 1999, a bank holding company is generally prohibited by the Bank Holding Company Act from engaging in, or acquiring direct or indirect control of more than five percent of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

         o        making or servicing loans and certain types of leases;

         o engaging in certain insurance and discount brokerage activities;

         o        performing certain data processing services;

         o acting in certain circumstances as a fiduciary or investment or financial advisor;

         o        owning savings associations; and

         o making investments in corporations or projects designed primarily to promote community welfare.

         In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve is required to consider whether the performance of the particular activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition and gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve to engage in any new activity not previously approved by the Federal Reserve. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of any of its bank subsidiaries.

         The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve's approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company acquiring control of a bank holding company, such as Southern Community Bancorp, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25 percent or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10 percent or more, but less than 25 percent, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. Southern Community Bancorp is required to register its common stock under Section 12 of the Securities Exchange Act of 1934 prior to the offering.

         The Federal Reserve, pursuant to regulation and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve's policy, Southern Community Bancorp may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary, other than a non-bank subsidiary of a bank, upon the Federal Reserve's determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

OUR BANKS

         As state banks, Southern Community Bank is, and Southern Community Bank of Southwest Florida will be, subject to the supervision of the Florida Department of Banking and Finance and the FDIC. Southern Community Bank's deposits are insured by the FDIC for a maximum of $100,000 per depositor, and the deposits of Southern Community Bank of Southwest Florida will be similarly insured. For this protection, the banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the FDIC. The Florida Department of Banking and Finance and the FDIC regulate and monitor all areas of a bank's operations, including:

         o        security devices and procedures;

         o        adequacy of capitalization and loss reserves;

         o        loans;

         o        investments;

         o        borrowings;

         o        deposits;

         o        mergers;

         o        issuances of securities;

         o        payment of dividends;

         o        interest rates payable on deposits;

         o        interest rates or fees chargeable on loans;

         o        establishment of branches;

         o        corporate reorganizations;

         o        maintenance of books and records; and

         o adequacy of staff training to carry out safe lending and deposit gathering practices.

In addition, banks are prohibited from engaging in tie-in arrangements in connection with any extension of credit, or the offer of any property or service. The regulatory requirements to which banks are subject also set forth various conditions regarding the eligibility and qualifications of their officers and directors.

CAPITAL ADEQUACY REQUIREMENTS

         Both Southern Community Bancorp and its banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC which vary based on differences in risk profiles. The capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The FDIC's risk-based capital guidelines apply directly to insured state banks, such as Southern Community Bank and Southern Community Bank of Southwest Florida, regardless of whether they are subsidiaries of a bank holding company. Both agencies' requirements, which are substantially similar, provide that banking organizations must have capital (as defined in the rules) equivalent to eight percent of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

         Both the Federal Reserve and the FDIC have also adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. The guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholder's equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1, and a limited allowance for credit losses up to a designated percentage of risk-weighted assets. Under these guidelines, institutions must maintain a specified minimum ratio of "qualifying" capital to risk-weighted assets. At least 50 percent of an institution's qualifying capital must be "core" or "Tier 1" capital, and the balance may be "supplementary" or "Tier 2" capital. The guidelines imposed on the banks include a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier 1 capital to assets ratio of three percent, with institutions receiving less than the highest rating required to maintain a ratio of four percent or greater, based upon their particular circumstances and risk profiles.

         Federal bank regulatory authorities have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank's capital adequacy, the revised capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

         The foregoing capital guidelines could affect our banks in several ways. If the banks grow rapidly, their capital base may become insufficient to support continued growth, making an additional capital infusion necessary. The capital guidelines could also impact the banks' ability to pay dividends. It is expected that the banks' capital levels will initially be more than adequate. Rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change our capital position in a relatively short period of time. Failure to meet these capital requirements would require the banks to develop and file with the FDIC a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, we would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

DIVIDENDS

         Our ability to pay cash dividends will depend entirely upon the amount of dividends paid by our bank subsidiaries. Additionally, the Florida Business Corporation Act provides that we may only pay dividends if the dividend payment would not render us insolvent or unable to meet our obligations as they come due.

         Our banks will be subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from the banks' capital without the prior approval of the Florida Department of Banking and Finance and the FDIC. Except with the prior approval of the Florida Department of Banking and Finance, all dividends of any Florida bank must be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, any Florida bank is required to transfer at least 20 percent of its net income to surplus until their surplus equals the amount of paid-in capital. Our existing bank is not currently able to pay dividends because it has incurred a cumulative loss since its inception.

OTHER LAWS

         State usury laws and federal laws concerning interest rates limit the amount of interest and various other charges collected or contracted by a bank. Our lending operations will be subject to federal laws applicable to credit transactions, such as the:

         o Federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers;

         o Community Reinvestment Act requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low and moderate-income borrowers;

         o Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;

         o Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit;

         o Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies; and

         o the rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

Our deposit operations are also subject to the:

         o Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

         o Electronic Funds Transfer Act and Regulation E, issued by the Federal Reserve to implement that act, which govern automatic deposits to, and withdrawals from, deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

INTERSTATE BANKING AND BRANCHING

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. As such, all regional compacts and substantially all then-existing regional limitations on interstate acquisitions of banking organizations have been eliminated. The Interstate Banking and Branching Efficiency Act also removed substantially all of the then-existing prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state continues to be subject to applicable state branching laws. Subject to these laws, a bank operating in any state may now establish one or more branches within any other state without the establishment of a separate banking structure within the other state through the merger with an existing bank in that state. Under current Florida law, our banks may open branch offices throughout Florida with the prior approval of the Florida Department of Banking and Finance and the FDIC. In addition, with prior regulatory approval, we will be able to acquire existing banking operations in other states. Although the Interstate Banking and Branching Efficiency Act has the potential to increase the number of competitors in the respective market areas of the banks, we cannot predict the actual impact of such legislation on the competitive position of the banks.

FINANCIAL MODERNIZATION

         The recently enacted Gramm-Leach-Bliley Act of 1999 sought to achieve significant modernization of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a "financial services holding company." Southern Community Bancorp has no immediate plans to utilize the structural options created by the Gramm- Leach-Bliley Act, but may develop such plans in the future. In the meantime, we may provide our customers with a broader range of financial products and services, including various insurance products and securities brokerage services, through cooperative arrangements with one or more suitable third-party vendors.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to our executive officers and directors.


Name                                        Age                        Position With Southern Community Bancorp
----                                        ---                        ----------------------------------------
Charlie W. Brinkley, Jr.                    47                         Chairman of the Board and Chief
                                                                       Executive Officer

John G. Squires                             54                         President and Chief Operating Officer

Patrick J. Armstrong                        53                         Director

Richard M. Dunn                             51                         Director

Jennings L. Hurt, III                       48                         Director

Eugene M. Pascarella                        45                         Director

Jon C. Peterson                             62                         Director

John K. Ritenour                            48                         Director

Stanley H. Sandefur                         47                         Director

Stephen R. Jeuck                            48                         Secretary and Chief Financial Officer

Richard L. Garner                           46                         Vice-President

Joel E. Whittenhall                         40                         Vice-President


         CHARLIE W. BRINKLEY, JR. has served as chairman of the board and chief executive officer of Southern Community Bancorp since its organization in 1999. Mr. Brinkley was an organizing director of Southern Bank of Central Florida and served as its only president and chief executive officer from 1988 to 1996 when it was acquired by Colonial Bank of Montgomery, Alabama. From 1996 until 1998, Mr. Brinkley continued to serve as president of Colonial Bank, Florida region. Mr. Brinkley began his banking career in the Orlando area in 1978 at ComBank of Casselberry, which was acquired by Freedom Savings and Loan Association in 1983.

         JOHN G. SQUIRES has served as president and chief operating officer of Southern Community Bancorp since its organization in 1999. He was an organizing director of Southern Community Bank in 1998 and has served as its only president and chief executive officer. Mr. Squires was also an organizing director of Southern Bank of Central Florida in 1988 and served as its vice-chairman until its acquisition by Colonial Bank in 1996. From 1996 until 1997, Mr. Squires continued to serve as an executive vice president and director of Colonial Bank, Florida region. Mr. Squires began his

Florida banking career in 1978 as president and director of ComBank of Casselberry which was acquired by Freedom Savings and Loan Association in 1983.

         PATRICK J. ARMSTRONG has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1985, Mr. Armstrong has served as president of Parc Records, Inc.

         RICHARD M. DUNN has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1977, Mr. Dunn has served as president of Richard M. Dunn, D.D.S., P.A.

         JENNINGS L. HURT, III has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1988, Mr. Hurt has served as the managing shareholder of the law firm Rissman, Weisberg, Barrett, Hurt, Donahue & McLain, P.A., located in Orlando, Florida.

         EUGENE M. PASCARELLA has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1984, Mr. Pascarella has served as a principal in Foot and Ankle Associates of Florida.

         JON C. PETERSON has served as a director of Southern Community Bancorp since 1999 and was an organizing director of Southern Community Bank. Since 1984, Mr. Peterson has been the owner and chief executive officer of Peterson Broadcasting which owns an Albany, Georgia radio station. Since 1994, Mr. Peterson has been the owner and chief executive of Riskey, Inc., which owns a motel in Marathon, Florida. Since 1995, Mr. Peterson has been the owner and chief executive of Kinetic Communications which owns a Fayetteville, North Carolina radio station.

         JOHN K. RITENOUR has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1988, Mr. Ritenour has served as chief executive officer of the Insurance Office of America, Inc.

         STANLEY H. SANDEFUR has served as a director of Southern Community Bancorp since 1999 and director of Southern Community Bank since 1998. Since 1978, Mr. Sandefur has served as president and chief executive officer of Sandefur Holding Co., Inc. From 1985 to 1997, Mr. Sandefur served as a director of Seminole National Bank.

         STEPHEN R. JEUCK has served as secretary and chief financial officer of Southern Community Bancorp since its organization in 1999. Since 1998, Mr. Jeuck has served as vice president and chief financial officer of Southern Community Bank. From 1995 until 1997, Mr. Jeuck served as vice president and controller of Southern Bank of Central Florida and Colonial Bank, Florida.

         RICHARD L. GARNER became a vice president of Southern Community Bancorp and Southern Community Bank in 2000. He served as president and chief executive officer of First National Bank of Bonita Springs (subsequently known as First National Bank of Florida) from 1994 until the acquisition of that bank by The Colonial BancGroup, Montgomery, Alabama, in 1998. From 1998 until 1999, Mr. Garner served as regional president and CEO of Colonial Bank, Southwest Florida region. From 1991 to 1994, Mr. Garner was senior vice president and chief lending officer of that bank. From 1982 to 1991, Mr. Garner held the positions of vice president, branch manager and commercial lending officer for American Bank in Merritt Island. From 1979 until 1982 Mr. Garner was a vice president and commercial lending officer for the Bank of Brevard in Melbourne, Florida.

         JOEL E. WHITTENHALL became a vice president of Southern Community Bancorp and Southern Community Bank in 2000. He served as executive vice president and senior lending officer of First National Bank of Florida (subsequently acquired by Colonial Bank) from 1994 to 1999. From 1985 to 1992, Mr. Whittenhall was employed by SunBank/Naples, N.A., serving initially as manager of that bank's problem loan portfolio and from 1992, as senior vice president and lending group manager. From 1981 to 1985, Mr. Whittenhall served as a commercial lending officer for Southeast Bank, N.A. in Naples, Florida.

PROPOSED NEW DIRECTORS

         We expect to add four new directors to our board after the organization of Southern Community Bank of Southwest Florida. We expect that two of these additional directors will be Richard Garner, the proposed chairman and chief executive officer of the new bank, and Joel Whittenhall, the proposed president and chief lending officer of the new bank. We also plan to name two other directors of our new bank to serve on the board of the holding company. We have not identified these other two additional directors.

         If we complete our proposed merger with Peninsula Bancorp, Inc., we expect to add four new directors to our board from the individuals who presently serve as directors of Peninsula Bank. One of the new directors will be Thomas H. Dargan, Jr., the president and chief executive officer and a director of Peninsula Bank. We have not yet identified the other three individuals.

EXECUTIVE OFFICERS AND DIRECTORS OF OUR EXISTING BANK

         The following table sets forth certain information with respect to the executive officers and directors of Southern Community Bank.

Name                          Position With Southern Community Bank
----                          -------------------------------------
Charlie W. Brinkley, Jr.      Chairman of the Board
John G. Squires               President, Chief Executive Officer and Director
Patrick J. Armstrong          Director
Derek C. Burke                Director
Richard M. Dunn               Director
Jennings L. Hurt, III         Director
Nancy Daniel Outlaw           Director
Eugene M. Pascarella          Director
John K. Ritenour              Director
Stanley H. Sandefur           Director
Teague L. Gilliland           Executive Vice President and Senior Operations
                                       Officer
Stephen R. Jeuck              Vice President and Chief Financial Officer
Richard L. Garner             Vice President
Joel E. Whittenhall           Vice President

         All of the executive officers and directors of Southern Community Bank also serve as executive officers or directors of Southern Community Bancorp other than Derek C. Burke, Nancy Daniel Outlaw and Teague L. Gilliland. The backgrounds of Mr. Burke, Ms. Outlaw and Ms. Gilliland are described below.

         DEREK C. BURKE has served as director of Southern Community Bank since 1998. Mr. Burke is the founder of the Orlando-based civil engineering consulting firm, WBQ Design and Engineering, Inc. and has served as its president since 1994.

         NANCY DANIEL OUTLAW has served as director of Southern Community Bank since 1998. Since 1998, Ms. Outlaw has served as branch manager of Coldwell Banker Residential Real Estate, Longwood, Florida. From 1996 until 1998, Ms. Outlaw served as vice-president/manager of Higgins & Heath Realtors. From 1981 until 1996, Ms. Outlaw was a real estate broker and owner of Daniel & Wohlenwender Realty, Inc.

         TEAGUE L. GILLILAND has served as executive vice president and senior operations officer of Southern Community Bank since 1999. From 1996 to 1999, Ms. Gilliland served as branch manager of the Lake Mary and Longwood, Florida offices of Colonial Bank, formerly offices of Southern Bank of Central Florida. From 1994 to 1996, Ms. Gilliland served as a regional trainer for the acquisitions team for AmSouth Bancorporation, Birmingham, Alabama. From 1986 to 1994, Ms. Gilliland was a branch administrator and acquisitions coordinator for Orange Bank, Orlando. From 1970 to 1979, Ms. Gilliland worked in various positions for SunTrust Bank of Central Florida, N.A., Orlando.

DEPENDENCE ON MANAGEMENT

         Our future success depends, in large part, upon the continuing contributions of our key management personnel, including the chairmen and the presidents of our existing bank and our proposed new bank. The loss of services of one or more key employees could have a material adverse effect on our operations and financial condition. We can provide no assurance that we will be able to retain any of our key officers or employees or attract or retain qualified personnel in the future. None of our key executives has an employment agreement.

PROPOSED EXECUTIVE OFFICERS AND DIRECTORS OF OUR PROPOSED NEW BANK

         The proposed board of directors of Southern Community Bank of Southwest Florida will consist initially of eight persons from the Bonita Springs and Naples, Florida communities, in addition to Mr. Brinkley and Mr. Squires. The executive officers of the new bank will include Richard L. Garner, its chairman of the board of directors and chief executive officer, and Joel E. Whittenhall, its president and chief lending officer, who will also serve as a director.

                              Proposed Position with Southern Community
Name                          Bank of Southwest Florida
----                          -----------------------------------------
Richard L. Garner             Chairman of the Board and Chief Executive Officer
Joel E. Whittenhall           President, Director and Chief Lending Officer
Charlie W. Brinkley, Jr.      Director
John G. Squires               Director
Frederick T. Barber III       Director
Gerald T. Berry               Director
Dennis E. Gilkey              Director
Clark D. Jensen               Director
Edward J. Oates               Director
G. Donald Thomson, Jr.        Director

         Set forth below is a description of the background of each of the proposed executive officers and directors of Southern Community Bank of Southwest Florida, other then Mr. Brinkley, Mr. Squires, Mr. Garner and Mr. Whittenhall. Their backgrounds are described in the section entitled "Management
- Executive Officers and Directors" above.

         FREDERICK T. BARBER, III, is a civil engineer residing in Bonita Springs. Since 1983, Mr. Barber has been a principal owner and chief executive of the engineering firm Agnoli, Barber & Brundage, Inc., Naples.

         GERALD T. BERRY, is an attorney residing in Naples. Since 1990, Mr. Berry has been president of the law firm Berry, Day & McFee, Naples.

         DENNIS E. GILKEY, is a professional engineer residing in Bonita Springs. Since 1984, Mr. Gilkey has been employed with the real estate development firm Bonita Bay Properties, Inc., Bonita Springs, and has served as its chief executive officer since 1998.

         CLARK D. JENSEN, is a building contractor residing in Naples. Since 1998, Mr. Jensen has been president of Jensen & Bernier, Inc., Naples. From 1994 to 1998 he was vice president of Imperial Homes of Naples, Inc.

         EDWARD J. OATES, is a retired banker residing in Naples. From 1995 to 1999, Mr. Oates served as director of First National Bank of Florida, Bonita Springs. From 1972 to 1988 Mr. Oates was employed with Southeast Bank, N.A., Naples, where he served as executive vice president and cashier.

         G. DONALD THOMSON, JR., is an attorney residing in Bonita Springs. Since 1996, Mr. Thomson has been a shareholder i the law firm G. Donald Thomson, P.A., Bonita Springs. From 1984 to 1996, he was an associate and partner of the firm Young, Van Assenderp & Varnadoe, P.A., in Naples.

BOARD COMPENSATION

         We do not currently provide the directors of our holding company or our existing bank with cash compensation for their services as directors, although members are reimbursed for reasonable expenses incurred in attending meetings. We also do not intend to pay any cash compensation to the directors of our new bank for their services as directors.

         In July 1999, we granted each of our non-executive directors options to acquire 10,000 shares of common stock at a price of $15.00 per share. See "Management - Director Stock Option Plan."

         We plan to grant options to purchase 5,000 shares to each of the directors of our new bank upon its opening. These options will have substantially the same terms as the options granted to our current directors, except that the exercise price will be $16.50 per share.

DIRECTOR STOCK OPTION PLAN

         We adopted a Director Stock Option Plan in 1999. The plan provides for grants of nonqualified stock options to purchase shares of common stock to our directors. By encouraging stock ownership, we seek to motivate such individuals to promote our success. As of the date of this prospectus, we have granted options to purchase 70,000 shares of common stock under the plan, with an exercise price of $15.00 per share. These options represent all of the options available under the plan.

         The board of directors administers and interprets the plan. The board of directors has complete discretion to determine which directors are eligible to receive option grants, the number of shares subject to each such grant, the terms of each option, and the fair market value of the shares of common stock underlying options. The board of directors may suspend or terminate the plan at any time. The board of directors may amend or modify the plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or vested shares without their consent. In addition, no amendment of the plan may, without the approval of shareholders:

         o modify the class of individuals eligible for participation in the plan;

         o amend the provisions of the plan relating to the plan's administration;

         o increase the number of shares of common stock available for issuance under the plan, except in the event of certain changes to the capital structure of Southern Community Bancorp; or

         o        extend the term of options granted under the plan.

         The plan will terminate in 2009. However, such termination will not affect any options granted under the plan or vested shares.

         Each option granted under the option plan has a term of 10 years, subject to earlier termination following the director's termination for deliberate, willful or gross misconduct. The maximum number of shares for which options may be granted to any director pursuant to the plan is 10,000 shares. In no event will an option be granted to a director who, at the time such option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Southern Community Bancorp. The minimum number of shares for which options may be exercised at any one time is 100 shares. The purchase price for shares of common stock is payable in cash immediately upon the exercise of the option. Each option granted under the plan is non-transferable by the director and exercisable during the director's lifetime only by such director. However, in the event that the director dies prior to exercising an option, such option may be exercised by the personal representative of the estate of such director for a period of one year after such representative's appointment. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation for services rendered to us in 1999 by our chief executive officer and president. No other officer earned $100,000 or more in combined salary and bonus in 1999.

                         1999 SUMMARY COMPENSATION TABLE


                                                                                        Long-term Compensation
                                                                                                 Awards
                                                                                    --------------------------------
                                                  Annual Compensation                Restricted           Securities
                                             ----------------------------               Stock            Underlying
Name and Principal Position                   Salary               Bonus               Awards              Options
---------------------------                  --------             -------            ---------           ----------
Charlie W. Brinkley, Jr.                     $100,000             $10,000            $75,000(1)             35,000
Chief Executive Officer
John G. Squires                              $100,000             $10,000                --                 17,500
President

------------

(1) At December 31, 1999, Mr. Brinkley owned 5,000 shares of common stock, valued at $75,000, based on a price of $15.00 per share, as determined by the board of directors. The shares vest over a five-year period from the date of grant with 5% of the total number of shares being vested on the first anniversary of the date of grant, 10% of such shares being vested on the second anniversary of the date of grant, 35% of such shares being vested on the third anniversary of the date of grant, and 25% of such shares being vested on the fourth and fifth anniversaries of the date of grant. Dividends, if any, will be paid on shares which have become vested.

         The following table sets forth certain information concerning options granted in 1999 to our chief executive officer and president. We have no outstanding stock appreciation rights. No options were exercised during 1999.

                              OPTION GRANTS IN 1999


                                         Number of          Percentage of
                                           Shares           Total Options
                                         Underlying           Granted to
                                          Options             Employees           Exercise Price          Expiration
Name                                    Granted (#)            in 1999               Per Share               Date
----                                    -----------         -------------         --------------          ----------
Charlie W. Brinkley, Jr..............      35,000               37.6%                 $15.00               June 2009
John G. Squires......................      17,500               18.8%                 $15.00               June 2009


         The following table sets forth information with respect to our chief executive officer and president concerning the exercise of options during 1999 and unexercised options held as of the end of 1999.

      AGGREGATED OPTION EXERCISES IN 1999 AND FISCAL YEAR-END OPTION VALUES


                                                                              Number of
                                                                             Securities                 Value of
                                                                             Underlying               Unexercised
                                                                             Unexercised              In-the-Money
                                                                             Options at                Options at
                                        Shares                              12/31/99 (#)              12/31/99 ($)
                                       Acquired        Value                --------------------------------------
                                     On Exercise      Realized              Exercisable/              Exercisable/
Name                                     (#)            ($)                 Unexercisable            Unexercisable
----                                 -----------      ---------            --------------            -------------
Charlie W. Brinkley, Jr............      --                --              7,000 / 28,000               -- /--
John G. Squires....................      --                --              7,000 / 10,500               -- /--


         We have agreed to pay Mr. Brinkley and Mr. Squires annual base salaries of $150,000 in 2000. We have also agreed to pay Richard Garner, the proposed Chairman and Chief Executive Officer of our new bank, and Joel E. Whittenhall, the proposed President of our new bank, annual base salaries of $135,000 upon the opening of the new bank.

         We have entered into salary continuation agreements for Mr. Brinkley and Mr. Squires. We have also agreed to issue shares to Mr. Brinkley as compensation for his services as an officer, and to grant stock options to Mr. Squires for his services as an officer. See "- Salary Continuation Agreements"; "- Stock Restriction Agreement" and "Employee Stock Option Plan."

SALARY CONTINUATION AGREEMENTS

         We have entered into salary continuation agreements with Mr. Brinkley and Mr. Squires pursuant to which they are entitled to receive various benefits in the event of the termination of their employment as a result of normal retirement, death, disability, or following a change of control of Southern Community Bancorp. With the exception of the change of control benefit, the benefit payments vest over a 10 year period and are payable in monthly installments for a benefit period of 15 years (in the case of Mr. Squires) or 20 years (in the case of Mr. Brinkley), with annual adjustments for changes in the consumer price index. No benefits will be payable under either agreement in the event of termination of the employment for cause. In the event of a change of control of Southern Community Bancorp, the fully vested normal retirement benefit would be payable to each of Mr. Brinkley and Mr. Squires for their respective benefit periods, provided that no benefits are payable that would be subject to the excise tax applicable to excess parachute payments under the Internal Revenue Code. In addition to the foregoing, in the event of any termination of their employment as a result of a change of control of Southern Community Bancorp, Mr. Brinkley would be entitled to receive a lump sum severance payment equal to 25% of his base salary and Mr. Squires would be entitled to receive a lump sum severance payment equal to three times his base salary if such termination occurs prior to January 1, 2002, or two times his base salary if such termination occurs thereafter.

         We intend to enter into similar agreements with Mr. Garner and Mr. Whittenhall upon the opening of our new bank.

RESTRICTED STOCK AGREEMENT WITH MR. BRINKLEY

         On January 1, 1999, Mr. Brinkley entered into an agreement with Southern Community Bancorp providing for the grant of 50,000 unregistered shares of common stock, which are non- transferable except as described below. The agreement provides that 5,000 shares will be granted to Mr. Brinkley each year for a period of 10 years commencing on January 1, 1999 and on each January 1st thereafter through the year 2008; however, shares granted after year 2003 will be granted in the sole discretion of the board of directors based on the performance of Southern Community Bancorp. Shares of stock granted on January 1, 1999 and January 1, 2000 vest over a five year period from the date of grant with five percent (5%) of the total number of such shares being vested on the first anniversary of the date of grant, ten percent (10%) of such shares being vested on the second anniversary of the date of grant, thirty-five percent (35%) of such shares being vested on the third anniversary of the date of grant, and twenty-five percent (25%) of such shares being vested on the fourth and fifth anniversaries of the date of grant. Shares of stock granted after January 1, 2000 shall vest ratably over a three year period from the date of grant, with thirty-three percent (33%) of such shares being vested on each of the first, second and third anniversary of the date of grant. In the event that a majority of the outstanding shares of Southern Community Bancorp are acquired in a merger or other transaction requiring approval under the Bank Holding Company Act of 1956, as amended, all shares issuable under the plan will immediately be granted to Mr. Brinkley and become fully vested shares. If Mr. Brinkley is terminated without cause, all of the shares granted to him under the plan shall be immediately and fully vested and transferable without restriction. If Mr. Brinkley is terminated for cause, Mr. Brinkley forfeits all rights to the stock except stock which has become vested as of the date of such termination.

EMPLOYEE INCENTIVE STOCK OPTION PLAN

         We adopted the Employee Incentive Stock Option Plan in 1999. The plan provides for grants of incentive stock options to purchase shares of common stock to certain officers and key management employees of Southern Community Bancorp and its subsidiaries. The purpose of the plan is to attract and retain qualified capable management personnel, provide additional incentives to such persons and promote the success of our business. As of the date of this prospectus, we had granted options to acquire 93,000 options at an exercise price of $15.00 per share. We have the right to issue options to purchase an additional 13,000 shares of common stock under the plan. The options previously granted under the plan include options granted to Messrs. Brinkley and Squires to purchase 35,000 shares and 17,000 shares, respectively.

         Subject to approval by the shareholders of an increase in the number of shares reserved under our existing stock option plans, the Board of Directors has approved the grant to Mr. John Squires of options to purchase up to an additional 67,500 shares of our common stock. Of this total, we will grant an option to purchase 17,500 shares at an exercise price of $15.00 per share, subject to vesting on a pro-rata basis over a term of five years commencing as of January 1, 1998. We will grant an option to purchase the balance of 50,000 shares at a price of $15.00 per share with vesting parallel to the vesting of the stock granted to Mr. Brinkley pursuant to the above mentioned agreement after January 1, 2000. We also intend to grant options to each of Mr. Richard Garner and Mr. Joel Whittenhall to purchase 30,000 shares at $16.50 per share.

         The board of directors administers and interprets the plan. The board of directors has complete discretion to determine which employees are eligible to receive option grants, the number of shares subject to each such grant, the time or times when options will be granted, the price of the shares subject to each option, the time when each option may be exercised, any other provisions of the option agreement and all questions relating to the administration of the plan. Our shareholders may terminate, modify or amend the plan at any time. In addition, our board of directors may amend or modify the plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or vested shares without their consent. In addition, no amendment of the plan may, without the approval of shareholders:

         o increase the number of shares for which options may be granted under the plan;

         o        increase the purchase price for the shares subject to options;

         o alter the periods during which options may be granted or exercised;

         o alter the provisions relating to the determination of employees to whom options may be granted;

         o alter the provisions relating to the annual dollar limitation upon options granted to any employee;

         o alter the provisions relating to the transferability of the options; or

         o alter the provisions relating to the employment status of an employee to whom an option may be granted.

The plan will terminate in 2009. However, this termination will not affect any options granted under the plan or vested shares.

         Each option granted under the plan has a maximum term of 10 years, subject to earlier termination following the participant ceasing to be an employee. The exercise price of an option granted under the plan must be at least 100% of the fair market value of the stock subject to the option on the date of grant, or 110% with respect to an option granted to a holder of more than 10% of the combined voting power of all classes of stock of Southern Community Bancorp. The minimum number of shares for which options may be exercised at any one time is 100 shares. In general, options vest ratably over a five year period commencing one year from the date of grant, except as otherwise determined by the Board of Directors. The purchase price for shares of common stock is payable in cash immediately upon the exercise of the option. Each option granted under the plan is non-transferable and exercisable only during the holder's lifetime. In the event that the holder dies prior to exercising an option, such option may be exercised by the personal representative of the estate of such holder for a period of one year after such representative's appointment. In the event that the holder is terminated for any reason other than death, such option may be exercised at any time prior to the expiration date of the option or within three months after the date of such termination, or 12 months in the case of an employee who is disabled, whichever is earlier, but only to the extent such holder had the right to exercise such option at the date of such termination; provided, however, that, if the holder's employment is terminated as a result of deliberate, willful or gross misconduct, all rights under the option shall terminate and expire upon such termination. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan.

         In the event of a reorganization, merger or consolidation in which Southern Community Bancorp is not the surviving corporation, the sale of substantially all of the assets of Southern Community Bancorp to another corporation, or a change in control or threatened change in control of Southern Community Bancorp, all options granted prior to such event under the plan shall become immediately exercisable. Unless otherwise determined by the board of directors, the term "control" shall refer to the acquisition of ten percent (10%) or more of the voting securities of Southern Community Bancorp by any person or group acting in concert.

EMPLOYEE STOCK PURCHASE PLAN

         We have established an employee stock purchase plan under which a total of 15,000 shares of our common stock will be made available for sale to our employees. The board of directors administers the plan. Employees are eligible to participate in the plan if they are full-time employees for at least 90 consecutive days. The plan permits eligible employees to purchase common stock through payroll deductions, which, subject to certain limitations, may not exceed 10% of an employee's compensation. The minimum purchase each month by an eligible employee is one share of common stock. The purchase price of each share of common stock under the purchase plan will be equal to the fair market value per share of common stock on the date of purchase, but will never be less than $15.00 per share.

         Eligible employees have the opportunity to enroll in the purchase plan beginning on March 1 and ending on March 31 every year. Employees may terminate their participation in the purchase plan at any time. Participation ends automatically upon termination of employment. In the event that an employee participating in the plan ceases to be our employee, we have the right to repurchase all or any portion of the shares purchased by such employee under the plan at any time during the following 24 months for a purchase price equal to the fair market value of the stock at the time of such repurchase. The plan will terminate upon the earlier of September 16, 2004, or the date all of the shares reserved for purchase under the purchase plan have been purchased, unless the board of directors terminates it sooner. The board of directors also has the right to amend or suspend the plan at any time without prior notice.

                              CERTAIN TRANSACTIONS

         From time to time, we make loans to our executive officers and directors in accordance with our usual loan approval criteria. We made all such loans on terms, including interest rates and collateral, and are subject to conditions that are applicable to loans we make to unaffiliated parties. As of September 30, 2000, the aggregate balance of all such loans was $5,667,000. In addition, we have approved an unsecured line of credit for each of our directors, including the directors of our existing bank, in the amount of $75,000. These lines of credit are subject to renewal on an annual basis. All extensions of credit to executive officers and directors are subject to approval by the full board of directors with the interested person abstaining from any participation in the discussion or decision with respect to his or her own loan.

         Our existing bank has entered into a lease agreement with one of our directors, Patrick Armstrong, pursuant to which the bank leases the site of its Altamonte Springs branch office. The term of the lease is for a period of 20 years expiring in 2018 which may be extended by the bank for up to 10 additional years. The rent payments are $10,070 per month through the first five years of the lease, increasing at the rate of 4% per year thereafter.

         Southern Community Insurance Agency, Inc., a wholly owned subsidiary of our existing bank, has entered into a relationship with Insurance Office of America, Inc., an insurance agency owned by one of our directors, John Ritenour. Insurance Office of America, Inc. will pay Southern Community Insurance Agency, Inc. a percentage of the commissions received from customers referred by Southern Community Insurance Agency, Inc.

         We will utilize a portion of the proceeds of the offering to pay the organizers of our proposed new bank for the organizational costs which they will incur in establishing the new bank. The organizers of the new bank are the persons designated as the proposed directors of the new bank, including Mr. Brinkley and Mr. Squires. The organizational costs include annual salaries of $120,000 currently being paid to Mr. Garner and Mr. Whittenhall. See "Management
- Proposed Executive Officers and Directors of Our Proposed New Bank." We estimate that these costs will be approximately $700,000. If the offering is not successful, the organizers of the new bank will be required to bear all of these expenses.

         We intend to grant stock options to each of the organizers of our proposed new bank at the time it is opened, including Messrs. Brinkley and Squires. These individuals will each receive options for 5,000 shares, with an exercise price of $16.50 per share. These options will have substantially the same terms as the stock options previously granted to our non-executive directors.

                         SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of September 30, 2000, the number and percentage of shares of our outstanding common stock which are beneficially owned, directly or indirectly, by:

         o each shareholder who owns more than 5% of the outstanding shares;

         o        each of our directors;

         o        each of our executive officers; and

         o        all of our directors and executive officers as a group.

         We determine beneficial ownership based on the rules of Securities and Exchange Commission. In general, beneficial ownership includes shares over which the indicated person has sole or shared voting or investment power and shares which he or she has the right to acquire within 60 days of September 30, 2000. Unless otherwise indicated, the persons listed have sole voting and investment power over the shares beneficially owned.


                                          Position with                    Shares
                                       Southern Community                Beneficially
Name                                         Bancorp                        Owned              Percentage
----                                   ----------------------            ------------          ----------

Charlie W. Brinkley, Jr. (1).......... Chairman and CEO                      82,436                 7.5%

John G. Squires (2)................... President, COO and                    73,096                 6.7%
                                       Director

Patrick J. Armstrong (3).............. Director                              43,333                 3.9%

Richard M. Dunn (3)................... Director                              58,485                 5.3%

Jennings L. Hurt, III (3)............. Director                              75,152                 6.8%

Eugene M. Pascarella (3).............. Director                              43,333                 3.9%

Jon C. Peterson (3)................... Director                              48,724                 4.4%

John K. Ritenour (3).................. Director                              50,000                 4.5%

Stanley H. Sandefur (3)............... Director                              75,151                 6.8%

Stephen R. Jeuck (4).................. Secretary and CFO                      1,802                 0.2%

Richard L. Garner .................... Vice President                            --                  --

Joel E. Whittenhall................... Vice President                            --                  --

All executive officers
       and directors as a group
       (12 persons) (5)                                                     551,512                46.9%



NOTES TO PRECEDING TABLE

(1) Includes 10,000 shares that are subject to disposition restriction, of which 9,750 shares that are subject to potential forfeiture, and 7,000 shares issuable upon exercise of outstanding stock options.
(2) Includes 7,000 shares issuable upon exercise of outstanding stock options.
(3) Includes 10,000 shares issuable upon exercise of outstanding stock options.
(4) Includes 800 shares issuable upon exercise of outstanding stock options.
(5) Includes 84,800 shares issuable upon exercise of outstanding stock options.

BENEFICIAL OWNERSHIP OF MANAGEMENT FOLLOWING OFFERING

         Our directors and executive officers have acquired 81,629 shares as part of our prior sale of 200,000 shares in the offering. The directors and executive officers currently intend to purchase an additional 80,853 shares in the offering. If we complete the offering by the sale of a minimum of 620,000 additional shares, and the directors and executive officers acquire the indicated number of shares, then our directors and executive officers would beneficially own 632,365 shares, or 35.2% of the total then outstanding. This percentage would decrease to the extent we sell additional shares in the offering.

         The proposed directors of our proposed new bank, excluding those who are already directors and executive officers of Southern, have indicated that they will subscribe to purchase a minimum of 66,425 in the offering. If we complete the offering by the sale of a minimum of 620,000 additional shares, then these directors would beneficially own 116,425 shares, or 6.6% of the total then outstanding. This calculation assumes the issuance of 50,000 stock options to these directors.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 10,000,000 shares of common stock, par value $1.00 per share. As of the date of this prospectus, 1,090,408 shares of our common stock were issued and outstanding, including 200,000 shares which we previously issued as part of the offering.

COMMON STOCK

         Holders of our common stock are entitled to receive ratably dividends, if any, declared by the board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of Southern Community Bancorp, holders of our common stock are entitled to share ratably, based on the number of shares held, in the assets, remaining after payment of all the debts and liabilities of Southern Community Bancorp.

         Holders of common stock are entitled to one vote per share on all matters submitted to the holders of common stock for a vote. Because holders of common stock do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of the directors. Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock which we may issue or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

ANTI-TAKEOVER PROVISIONS

         GENERAL. The Florida Business Corporation Act contains provisions designed to enhance the ability of the board of directors to respond to attempts to acquire control of Southern Community Bancorp. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some of our shareholders deem to be in their best interest. These provisions may adversely affect the price that a potential purchaser would be willing to pay for our common stock. These provisions may deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of incumbent management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders. These provisions could also potentially adversely affect the market price of the common stock.

         The following summarizes the anti-takeover provisions contained in the Florida Business Corporation Act.

         AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of Southern Community Bancorp.

         EVALUATION OF ACQUISITION PROPOSALS. The Florida Business Corporation Act expressly permits the board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of Southern Community Bancorp, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of Southern Community Bancorp and its subsidiaries, on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our board of directors believes that these provisions are in the long-term best interests of Southern Community Bancorp and its shareholders.

         CONTROL SHARE ACQUISITIONS. We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

o acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

o acquisitions of shares possessing one-third or more but less than a majority of all voting power;

o or acquisitions of shares possessing a majority of more of all voting power.

         Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption under certain circumstances of control shares with no voting rights.

         TRANSACTIONS WITH INTERESTED SHAREHOLDERS. We are subject to the Florida affiliated transactions statute which generally requires approval by the disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. Accordingly, these provisions may discourage attempts to acquire Southern Community Bancorp.

TRANSFER AGENT AND REGISTRAR

         We currently act as our own transfer agent and registrar for our common stock.

LIMITED LIABILITY AND INDEMNIFICATION

         Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless:

o        the director breached or failed to perform his duties as a director and

o a director's breach of, or failure to perform, those duties constitutes:

         o a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

         o a transaction from which the director derived an improper personal benefit, either directly or indirectly,

         o        a circumstance under which an unlawful distribution is made,

         o in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or

         o in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

         A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

         Our articles of incorporation and bylaws provide that we shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all of our directors, as well as any of our officers or employees to whom we have agreed to grant indemnification.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, we will have a minimum of 1,710,408 shares and a maximum of 1,940,408 shares of common stock outstanding. Except for shares held by our affiliates, almost all of our outstanding shares will be freely tradeable without restriction or registration under the Securities Act of 1933. Our affiliates will need to comply with the resale limitations of Rule 144 under the Securities Act of 1933. Rule 144 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a company. Affiliates of a company generally include its directors, officers and principal shareholders and the directors and executive officers of its principal subsidiaries.

         Purchasers of the common stock in the offering, other than affiliates, may resell their shares immediately. Our affiliates will be subject to the volume and other limitations of Rule 144. Rule 144 in general permits affiliates to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his or her sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Southern Community Bancorp.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon by Shutts & Bowen LLP, Orlando, Florida.

                                     EXPERTS

         The consolidated financial statements of Southern Community Bancorp as of December 31, 1999 and 1998, included in this prospectus have been audited by Hacker, Johnson, Cohen & Grieb, P.A., independent certified public accountants, as stated in their opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Peninsula Bancorp, Inc. as of December 31, 1999 and 1998, included in this prospectus have been audited by Camputaro & Associates, independent certified public accountants, as stated in their opinion, which has been rendered upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 with the SEC to register the common stock we will issue in the offering. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information that you can find in the registration statement and its exhibits.

         You may read and copy our registration statement, and any reports and other information which we may file with the SEC at the SEC's public reference rooms in Washington, D.C., New York or Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants such as Southern Community Bancorp that file electronically with the Securities and Exchange Commission. The address of this website is http://www.sec.gov.

         We have filed or will file various applications with the Florida Department of Banking and Finance, the FDIC and the Federal Reserve. You should rely only on information in this prospectus and in our related registration statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the bank regulatory agencies, such other information is superseded by the information in this prospectus. Projections appearing in the applications to such agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or may otherwise be wrong. We specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report...........................................................................F-3

Consolidated Balance Sheets, December 31, 1999 and 1998................................................F-4

Consolidated Statements of Operations for the Year Ended December 31, 1999 and
         for the Period from December 15, 1998
         (commencement of banking operations) to December 31, 1998.....................................F-5

Consolidated Statements of Changes in Stockholders' Equity for the Year Ended
         December 31, 1999 and for the Period from December 15, 1998
         (commencement of banking operations)
         to December 31, 1998..........................................................................F-6

Consolidated Statements of Cash Flows for the Year Ended December 31, 1999 and
         for the Period from December 15, 1998
         (commencement of banking operations) to December 31, 1998.....................................F-7

Notes to Consolidated Financial Statements for the Year Ended December 31,
         1999 and for the Period from December 15, 1998
         (commencement of banking operations) to December 31, 1998.....................................F-8

Condensed Consolidated Balance Sheets, September 30, 2000 and 1999 (Unaudited)........................F-25

Condensed Consolidated Statement of Operations for the
         Nine Months ended September 30, 2000 and 1999 (Unaudited)....................................F-26

Condensed Consolidated Statements of Cash Flows for the
         Nine Months ended September 30, 2000 and 1999 (Unaudited)....................................F-27

Condensed Consolidated Statement of Changes in Stockholders'
         Equity for the Nine Months ended September 30, 2000 (Unaudited)..............................F-28

Notes to Condensed Consolidated Financial Statements for the
         Nine Months ended September 30, 2000 and 1999 (Unaudited)....................................F-29

         All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Consolidated Financial Statements and related Notes.

                             PENINSULA BANCORP INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report...................................................................................F-32

Consolidated Balance Sheets, December 31, 1999 and 1998........................................................F-33

Consolidated Statements of Operations for the Year Ended December 31, 1999 and
         for the Period from August 20, 1998
         (date of inception) to December 31, 1998..............................................................F-34

Consolidated Statements of Changes in Stockholders' Equity for the
         Year Ended December 31, 1999 and for the Period from
         August 20, 1998 (date of inception)
         to December 31, 1998..................................................................................F-35

Consolidated Statements of Cash Flows for the Year Ended December 31, 1999 and
         for the Period from August 20, 1998
         (date of inception) to December 31, 1998..............................................................F-36

Notes to Consolidated Financial Statements for the Year Ended December 31,
         1999 and for the Period from August 20, 1998
         (date of inception) to December 31, 1998..............................................................F-37

Condensed Consolidated Balance Sheets, September 30, 2000 and 1999 (Unaudited).................................F-46

Condensed Consolidated Statement of Operations for the
         Nine Months ended September 30, 2000 and 1999 (Unaudited).............................................F-47

Condensed Consolidated Statements of Cash Flows for the
         Nine Months ended September 30, 2000 and 1999 (Unaudited).............................................F-48

Condensed Consolidated Statement of Changes in Stockholders'
         Equity for the Nine Months ended September 30, 2000 (Unaudited).......................................F-49

Notes to Condensed Consolidated Financial Statements for the
         Nine Months ended September 30, 2000 and 1999 (Unaudited).............................................F-50

         All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Consolidated Financial Statements and related Notes.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southern Community Bancorp
Orlando, Florida:

         We have audited the accompanying consolidated balance sheets of Southern Community Bancorp and its wholly-owned subsidiary, Southern Community Bank (together, the "Company") at December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998, in conformity with generally accepted accounting principles.

HACKER, JOHNSON, COHEN & GRIEB PA
Orlando, Florida
January 26, 2000

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                            AT DECEMBER 31,
                                                                     ----------------------------
                                                                         1999            1998
                                                                     ------------    ------------
         ASSETS

Cash and due from banks                                              $  4,519,649         133,920
Federal funds sold                                                             --      13,124,000
                                                                     ------------    ------------

        Cash and cash equivalents                                       4,519,649      13,257,920

Securities available for sale                                          11,997,900              --
Loans receivable, net of allowance for loan losses of
         $621,000 in 1999 and $12,000 in 1998                          61,362,573       1,202,605
Accrued interest receivable                                               554,036          31,061
Federal Home Loan Bank stock, at cost                                     212,400              --
Premises and equipment, net                                             4,317,768       1,850,072
Deferred income tax asset                                                 811,146         148,031
Other assets                                                               88,696         116,748
                                                                     ------------    ------------

         Total assets                                                $ 83,864,168      16,606,437
                                                                     ============    ============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
         Noninterest-bearing demand deposits                           10,768,768          57,740
Money-market deposits                                                  14,051,702       3,152,763
Savings and NOW deposits                                                5,757,244          35,371
Time deposits                                                          34,485,277          27,730
                                                                     ------------    ------------

         Total deposits                                                65,062,991       3,273,604

         Federal funds purchased                                        6,000,000              --
Official checks                                                           662,237       1,035,385
Accrued interest payable and other liabilities                            300,453          64,749
                                                                     ------------    ------------

         Total liabilities                                             72,025,681       4,373,738
                                                                     ------------    ------------

Commitments and contingencies (Notes 4, 6, 7 and 16)

Stockholders' equity:
         Common stock, $1 par value, 10,000,000 shares authorized,
         884,425 and 834,425 shares issued and outstanding                884,425         834,425
         Additional paid-in capital                                    12,381,950      11,681,950
Accumulated deficit                                                    (1,225,661)       (283,676)
Accumulated other comprehensive income (loss)                            (202,227)             --
                                                                     ------------    ------------

         Total stockholders' equity                                    11,838,487      12,232,699
                                                                     ------------    ------------

         Total liabilities and stockholders' equity                  $ 83,864,168      16,606,437
                                                                     ============    ============

See accompanying Notes to Consolidated Financial Statements.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   PERIOD FROM
                                                                                DECEMBER 15, 1998
                                                                                  (COMMENCEMENT
                                                                                    OF BANKING
                                                                 YEAR ENDED      OPERATIONS) TO
                                                                DECEMBER 31,       DECEMBER 31,
                                                                ------------    -----------------
                                                                    1999               1998
                                                                -----------        -----------
Interest income:
       Loans receivable                                         $ 2,715,861              3,908
       Securities available for sale                                398,178                 --
       Other interest-earning assets                                285,012             28,311
                                                                -----------        -----------

             Total interest income                                3,399,051             32,219
                                                                -----------        -----------

Interest expense:
         Deposits                                                 1,168,568              6,641
         Other borrowings                                            17,171                 --
                                                                -----------        -----------

         Total interest expense                                   1,185,739              6,641
                                                                -----------        -----------

Net interest income                                               2,213,312             25,578

         Provision for loan losses                                  609,000             12,000
                                                                -----------        -----------

Net interest income after provision for loan losses               1,604,312             13,578
                                                                -----------        -----------
Noninterest income:
         Service charges on deposit accounts                         53,036                 --
         Other service charges and fees                              62,858                 --
                                                                -----------        -----------

         Total noninterest income                                   115,894                 --
                                                                -----------        -----------
Noninterest expense:
       Salaries and employee benefits                             1,464,520             46,659
       Occupancy expense                                            804,439             15,593
       Data processing                                              127,413             10,092
       Printing and office supplies                                 148,313              5,356
       Marketing and advertising                                    173,586              1,521
       Professional fees                                            135,682              1,000
       Telephone                                                     71,354                490
       Travel and entertainment                                      54,562              1,301
       Other                                                        236,545              1,871
                                                                -----------        -----------
             Total noninterest expense                            3,216,414             83,883
                                                                -----------        -----------

             Loss before income tax benefit                      (1,496,208)           (70,305)

Income tax benefit                                                 (554,223)           (26,282)
                                                                -----------        -----------
         Net loss                                               $  (941,985)           (44,023)
                                                                ===========        ===========
         Basic and diluted loss per share                       $     (1.10)              (.05)
                                                                ===========        ===========

         Weighted-average number of common shares outstanding       855,258            834,425
                                                                ===========        ===========

See accompanying Notes to Consolidated Financial Statements.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                      ACCUMULATED
                                                                                         OTHER
                                                                                        COMPRE-
                                                          ADDITIONAL                    HENSIVE        TOTAL
                                            COMMON         PAID-IN      ACCUMULATED      INCOME     STOCKHOLDERS'
                                             STOCK         CAPITAL        DEFICIT        (LOSS)        EQUITY
                                          -----------    ------------   -----------   ------------  -------------
Balance at December 15, 1998
    (Commencement of
    banking operations)                    $   834,425     11,681,950      (239,653)            --     12,276,722

    Comprehensive income (loss) -
       Net loss for the period                      --             --       (44,023)            --        (44,023)
                                           -----------    -----------   -----------    -----------    -----------

Balance at December 31, 1998                   834,425     11,681,950      (283,676)            --     12,232,699
                                                                                                      -----------

Comprehensive income (loss):
    Net loss for the year                           --             --      (941,985)            --       (941,985)

    Net change in unrealized loss on
       securities available for sale,
       net of tax                                   --             --            --       (202,227)      (202,227)
                                                                                                      -----------

    Comprehensive income (loss)                                                                        (1,144,212)

Sale of common stock (50,000
    shares)                                     50,000        700,000            --             --        750,000
                                           -----------    -----------   -----------    -----------    -----------

Balance at December 31, 1999               $   884,425     12,381,950    (1,225,661)      (202,227)    11,838,487
                                           ===========    ===========   ===========    ===========    ===========

See accompanying Notes to Consolidated Financial Statements.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     PERIOD FROM
                                                                                                  DECEMBER 15, 1998
                                                                                                    (COMMENCEMENT
                                                                                                      OF BANKING
                                                                                YEAR ENDED         OPERATIONS) TO
                                                                                DECEMBER 31,         DECEMBER 31,
                                                                               ------------       ----------------
                                                                                   1999                 1998
                                                                               ------------       ----------------
Cash flows from operating activities:
        Net loss                                                               $   (941,985)            (44,023)
        Adjustments to reconcile net loss to net cash
            (used in) provided by operating activities:
            Provision for loan losses                                               609,000              12,000
            Depreciation and amortization                                           184,180               6,144
            Credit for deferred income taxes                                       (554,223)            (26,282)
            Accretion of discounts on securities                                    (11,552)                 --
            Increase in accrued interest receivable                                (522,975)            (31,061)
            Decrease (increase) in other assets                                      28,052            (116,748)
            (Decrease) increase in official checks                                 (373,148)          1,035,385
            Increase in accrued interest payable and other liabilities              235,704              42,845
                                                                               ------------        ------------

                Net cash (used in) provided by operating
                      activities                                                 (1,346,947)            878,260
                                                                               ------------        ------------

Cash flows from investing activities:
         Repayments of securities available for sale                                 18,005                  --
         Purchases of securities available for sale                             (12,315,472)                 --
         Net increase in loans                                                  (60,768,968)         (1,214,605)
         Purchases of premises and equipment                                     (2,651,876)         (1,856,216)
         Purchases of Federal Home Loan Bank stock                                 (212,400)                 --
                                                                               ------------        ------------

                Net cash used in investing activities                           (75,930,711)         (3,070,821)
                                                                               ------------        ------------

Cash flows from financing activities:
         Net increase in deposits                                                61,789,387           3,273,604
         Net increase in Federal funds purchased                                  6,000,000                  --
         Proceeds from issuance of common stock                                     750,000                  --
                                                                               ------------        ------------

                Net cash provided by financing activities                        68,539,387           3,273,604
                                                                               ------------        ------------

Net (decrease) increase in cash and cash equivalents                             (8,738,271)          1,081,043

Cash and cash equivalents at beginning of period                                 13,257,920          12,176,877
                                                                               ------------        ------------
Cash and cash equivalents at end of period                                     $  4,519,649          13,257,920
                                                                               ============        ============

Supplemental disclosures of cash flow information:
        Cash paid during the period for:

                Interest                                                       $  1,070,498               3,448
                                                                               ============        ============

            Income taxes                                                       $         --                  --
                                                                               ============        ============
         Noncash investing activities-
                Accumulated other comprehensive income, unrealized
                      loss on securities available for sale, net of tax        $   (202,227)                 --
                                                                               ============        ============

See accompanying Notes to Consolidated Financial Statements

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE
                 PERIOD FROM DECEMBER 15, 1998 (COMMENCEMENT OF
                    BANKING OPERATIONS) TO DECEMBER 31, 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        ORGANIZATION. Southern Community Bancorp (the "Holding Company") owns 100% of the outstanding common stock of Southern Community Bank (the "Bank") (collectively the "Company"). On April 15, 1999, the Bank's shareholders approved a plan of corporate reorganization under which the Bank became a wholly owned subsidiary of the Holding Company. The Holding Company was formed on July 30, 1999. The Bank's stockholders exchanged their common shares for shares of the Holding Company. As a result, all of the previously issued $7.50 par value common shares of the Bank were exchanged for 834,425 shares of the $1.00 par value common shares of the Holding Company. The Holding Company's acquisition of the Bank has been accounted for similar to a pooling of interests and, accordingly, the financial data for periods presented include the results of the Bank.

        The Holding Company's only business activity is the operation of the Bank. The Bank is a state (Florida) chartered commercial bank. The Bank began its organizational phase in March of 1998. These financial statements do not include the organizational phase of the Bank. The consolidated 1998 financial statements include the operations of the Bank from December 15, 1998 (the date of the commencement of banking operations) to December 31, 1998. The Bank offers a variety of financial services to individual and corporate customers through its four banking offices located in Orange and Seminole Counties, Florida. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF").

        BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

        USE OF ESTIMATES. In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

        CASH AND CASH EQUIVALENTS. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

        SECURITIES. The Company may classify its securities as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held- to-maturity securities are those which the Company has the positive intent and ability to hold to maturity and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from earnings and reported in other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

        LOANS RECEIVABLE. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

        The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

       ALLOWANCE FOR LOAN LOSSES, CONTINUED. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

       Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

       PREMISES AND EQUIPMENT. Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally using the straight-line method. The Company amortizes leasehold improvements over the lease term, which could include lease renewal periods, if it is the intent of management to exercise the renewal option on the lease.

       TRANSFER OF FINANCIAL ASSETS. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

       INCOME TAXES. Deferred tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

       ORGANIZATIONAL COSTS. Preopening and organizational expenses totaled $239,653 (net of tax effect of $121,749) and were charged to expense as incurred during the organizational phase.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

        STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards
        (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net loss and other disclosures, as if the fair value based method of accounting had been applied. (See Note 11).

        OFF-BALANCE SHEET INSTRUMENTS. In the ordinary course of business, the Company has entered into off-balance-sheet instruments consisting of commitments to extend credit, standby letters of credit, undisbursed loans in process and unused lines of credit. Such financial instruments are recorded in the financial statements when they are funded.

        FAIR VALUES OF FINANCIAL INSTRUMENTS. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

        CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximate their fair value.

        SECURITIES. Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of Federal Home Loan Bank stock approximates fair value.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
    FAIR VALUES OF FINANCIAL INSTRUMENTS, CONTINUED.

         LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

         ACCRUED INTEREST RECEIVABLE. Book value approximates fair value.

         DEPOSIT LIABILITIES. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

         FEDERAL FUNDS PURCHASED. The carrying amount of federal funds purchased approximates fair value.

         OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

         LOSS PER SHARE. Basic and diluted loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Outstanding stock options are not dilutive due to the net losses incurred by the Company.

         ADVERTISING. The Company expenses all media advertising as incurred.

         FUTURE ACCOUNTING REQUIREMENTS. Financial Accounting Standards No. 133
         - ACCOUNTING FOR DERIVATIVE INVESTMENTS AND HEDGING ACTIVITIES requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Company will be required to adopt this Statement effective January 1, 2001. Management does not anticipate that this Statement will have a material impact on the Company.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(2) SECURITIES AVAILABLE FOR SALE

         Securities have been classified according to management's intent. The carrying amount of securities and their approximate fair value at December 31, 1999 are summarized as follows:

                                                            GROSS         GROSS
                                            AMORTIZED     UNREALIZED    UNREALIZED        FAIR
                                              COST          GAINS         LOSSES          VALUE
                                           -----------   -----------    -----------    -----------
      U.S. governments agency securities   $10,336,148        19,760       (297,714)    10,058,194
           Mortgage-backed security          1,972,871            --        (33,165)     1,939,706
                                           -----------   -----------    -----------    -----------

                                           $12,309,019        19,760       (330,879)    11,997,900
                                           ===========   ===========    ===========    ===========

         There was no sales of securities in 1999 or 1998.

         At December 31, 1999, the Company has pledged securities with a carrying value of approximately $2.4 million for public deposits.

         The scheduled maturities at December 31, 1999 are as follows:


                                                  AMORTIZED           FAIR
                                                    COST             VALUE
                                                  ----------      -----------

           Due from one to five years            $ 2,686,610        2,565,313
           Due from five to ten years              7,649,538        7,492,881
           Mortgage-backed security                1,972,871        1,939,706
                                                 -----------      -----------

                                                $ 12,309,019       11,997,900
                                                ============      ===========

(3) LOANS

         The components of loans were as follows:

                                                AT DECEMBER 31,
                                        -----------------------------
                                            1999            1998
                                        ------------    ------------

          Commercial                    $ 19,122,523       1,092,911
          Commercial real estate          26,450,845              --
          Residential real estate         12,915,102          50,308
          Consumer and other               3,535,775          71,386
                                        ------------    ------------

             Total loans                  62,024,245       1,214,605

          Less:
            Allowance for loan losses       (621,000)        (12,000)
            Net deferred loan fees           (40,672)             --
                                        ------------    ------------

             Loans receivable, net      $ 61,362,573       1,202,605
                                        ============    ============

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(3) LOANS, CONTINUED

         The following is a summary of the activity in the allowance for loan losses:

                                                   YEAR ENDED    PERIOD ENDED
                                                  DECEMBER 31,   DECEMBER 31,
                                                  -----------    -----------
                                                     1999            1998
                                                  -----------    -----------

              Allowance, at beginning of period   $    12,000             --
              Provision for loan losses               609,000         12,000
                                                  -----------    -----------

              Allowance, at end of period         $   621,000         12,000
                                                  ===========    ===========

         There were no impaired loans recognized under SFAS 114 and 118 during 1999 or 1998

(4) PREMISES AND EQUIPMENT

         Premises and equipment were as follows:

                                                        AT DECEMBER 31,
                                                --------------------------
                                                    1999           1998
                                                -----------    -----------
              Cost:
                 Land                           $   450,000        450,000
                 Building                           839,514        672,166
                 Leasehold improvements           2,110,188        428,816
                 Furniture and equipment          1,108,390        305,234
                                                -----------    -----------

                    Total cost                    4,508,092      1,856,216

              Less accumulated depreciation        (190,324)        (6,144)
                                                -----------    -----------

                    Net book value              $ 4,317,768      1,850,072
                                                ===========    ===========

       The Company leases three of its office facilities under operating leases The leases contain escalation clauses and have renewal options from 5 to 15 years. Rent expense under operating leases for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998 was approximately $327,000 and $6,500, respectively. Future minimum rental commitments under noncancelable leases are as follows:

          YEAR ENDING DECEMBER 31:                            AMOUNT
          ------------------------                         -----------

              2000                                         $   376,914
              2001                                             411,599
              2002                                             430,338
              2003                                             433,135
              2004                                             364,300
              2005 and thereafter                            1,436,401
                                                           -----------
                                                           $ 3,452,687
                                                           ===========

       In January 2000, the Company purchased land in Bonita Springs, Florida for approximately $725,000 for a future branch site. The Company will purchase a temporary building unit for approximately $100,000 until construction of the new branch is completed (see Note 17).

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(5)  DEPOSITS

         The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000, were approximately $19.3 million at December 31, 1999.

         At December 31, 1999, the scheduled maturities of certificates of deposit were as follows:

         YEAR ENDING DECEMBER 31,                         AMOUNT
         ------------------------                      ------------

             2000                                      $ 27,890,399
             2001                                         6,309,342
             2002                                           259,645
             2004                                            25,891
                                                       ------------
                                                       $ 34,485,277
                                                       ============

(6) BENEFIT AGREEMENTS

         The Company has entered into Salary Continuation Agreements (the "Agreements") with the Chairman of the Board of Directors ("Chairman") and the President/Chief Executive Officer ("CEO") which requires the Company to provide salary continuation benefits to them upon retirement. The Agreements require the Company to pay annual benefits for up to twenty years following their normal retirement ages. The Agreements also provide for salary continuation in the event of a change in control of the Company, for early voluntary termination by the officers, based on a ten-year vesting schedule, and for disability benefits. The Company is accruing the present value of the future benefits to be paid over the terms of the Agreements using a discount rate of 7.5%, assuming the officers will retire at their normal retirement age. Expense relating to these Agreements was $38,817 and $16,211 for the year ended December 31, 1999 and for the period from December 15, 1998 (commencement of banking operations) to December 31, 1998, respectively. As of December 31, 1999, the Company has accrued $55,028 related to these Agreements.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(7) FINANCIAL INSTRUMENTS

       The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, standby letters of credit, undisbursed loans in process and unused lines of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

       The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

       Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved is essentially the same as that involved in extending loans to customers.

       The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                      AT DECEMBER 31,
                                          ------------------------------------
                                                 1999                1998
                                          -----------------   ----------------
                                          CARRYING   FAIR     CARRYING   FAIR
                                           AMOUNT    VALUE     AMOUNT    VALUE
                                          --------  -------   --------  ------
    Financial assets:
         Cash and cash equivalents       $ 4,520     4,520    13,258    13,258
         Securities available for sale    11,998    11,998        --        --
         Loans receivable, net            61,363    61,316     1,203     1,203
         Accrued interest receivable         554       554        31        31
         Federal Home Loan Bank stock        212       212        --        --

    Financial liabilities:
         Deposit liabilities              65,063    64,598     3,274     3,274
         Federal funds purchased           6,000     6,000        --        --

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(7) FINANCIAL INSTRUMENTS, CONTINUED

         A summary of the notional amounts of the Company's financial instruments which approximates fair value, with off-balance-sheet risk at December 31, 1999, follows:

                 Commitments to extend credit                    $ 24,642,000
                                                                 ============

                 Standby letters of credit                       $  1,043,000
                                                                 ============

                 Undisbursed loans in process                    $  8,925,839
                                                                 ============

                 Unused lines of credit                          $  4,718,187
                                                                 ============

(8) CREDIT RISK

         The Company grants real estate, commercial and consumer loans to customers primarily in the State of Florida with the majority of such loans in the Orange and Seminole Counties area. Therefore, the Company's exposure to credit risk is significantly affected by changes in the economy of the Orange and Seminole Counties area.

(9) INCOME TAXES

         The income tax benefit consisted of the following:

                                                YEAR ENDED       PERIOD ENDED
                                                DECEMBER 31,     DECEMBER 31,
                                                ------------     ------------
                                                    1999              1998
                                                 ---------         ---------
                Deferred:
                    Federal                      $(473,218)          (22,441)
                    State                          (81,005)           (3,841)
                                                 ---------         ---------

                       Total deferred            $(554,223)          (26,282)
                                                 =========         =========

         The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows:

                                                                      YEAR ENDED                 PERIOD ENDED
                                                                   DECEMBER 31, 1999           DECEMBER 31, 1998
                                                                 ---------------------         -----------------
                                                                   AMOUNT         %             AMOUNT       %
                                                                 ---------      -----          --------    -----
       Income tax benefit at statutory rate                      $(508,711)     (34.0)%        $(23,904)   (34.0)%
       (Increase) decrease resulting from:
          State income taxes, net of Federal tax benefit           (53,463)      (3.6)           (2,535)    (3.6)
          Other                                                      7,951         .5               157       .2
                                                                 ---------      -----          --------    -----

       Income tax benefit                                        $(554,223)     (37.1)%        $(26,282)   (37.4)%
                                                                 =========      =====          ========    =====

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(9) INCOME TAXES, CONTINUED

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                            AT DECEMBER 31,
                                                        ----------------------
                                                          1999         1998
                                                        ---------    ---------
 Deferred tax assets:
     Net operating loss carryforwards                   $ 572,844       36,034
     Allowance for loan losses                            164,044           --
     Unrealized loss on securities available for sale     108,892           --
     Start up and organization costs                      108,370      136,039
     Deferred compensation                                 20,707           --
     Depreciation                                              --        1,190
     Other                                                 13,510           --
                                                        ---------    ---------

        Gross deferred tax assets                         988,367      173,263
                                                        ---------    ---------

 Deferred tax liabilities:
     Accrual to cash conversion                          (174,106)      (2,485)
     Depreciation                                          (3,115)          --
     Allowance for loan losses                                 --      (22,747)
                                                        ---------    ---------

        Gross deferred tax liabilities                    177,221      (25,232)
                                                        ---------    ---------

        Net deferred tax asset                          $ 811,146      148,031
                                                        =========    =========


         Realization of the deferred tax asset is dependent on generating sufficient taxable income prior to the expiration of any net operating loss carryforwards. Although realization is not assured, based on future projections management believes it is more likely than not that the recorded deferred tax asset will be realized and as such no valuation allowance was established.

         At December 31, 1999, the Company has the following net operating loss carryforwards available to offset future Federal and state taxable income:

                    EXPIRATION                              AMOUNT
                    ----------                           -----------

                        2018                             $    94,515
                        2019                               1,427,791
                                                         -----------
                                                         $ 1,522,306
                                                         ===========

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(10)  RELATED PARTY TRANSACTIONS

       In the ordinary course of business, the Company has made loans, at terms and rates prevailing at the time, to Company officers, directors and their affiliates. The aggregate dollar amount of these loans totaled $4.5 million and $.9 million at December 31, 1999 and 1998, respectively. During the year ended December 31, 1999, total principal additions were $4.0 million and total principal repayments were $.4 million. As of the same dates, these individuals and entities had approximately $12.6 million and $3.2 million, respectively, of funds on deposit with the Company.

       In addition, in 1999 the Company began leasing one of its branch facilities from a director of the Company. Total lease payments made to this director totaled $115,724 for the year ended December 31, 1999. During 1999, the Company also entered into agreements for various insurance coverages which have resulted in normal commissions being paid to a company affiliated with a director. The total insurance premiums paid for these policies was approximately $202,800 for the year ended December 31, 1999.

(11)  STOCK OPTION PLANS

       In 1999, the Company adopted an employee incentive stock option plan. Under this plan, the total number of shares which may be issued is 106,000. The option price shall not be less than the greater of the par value of the common stock or the fair market value at the date of grant and the options vest ratably over a five year period. Options granted during 1999 were effective the date employees were hired by the Company. During 1999, 93,000 options were granted under this plan.

       Also in 1999, the Company adopted a directors' nonstatutory stock option plan. Under this plan, the total number of shares which may be issued is 70,000. The option price shall not be less than the greater of the par value of the common stock or the fair market value at the date of grant and all options are immediately excisable when granted. During 1999, 70,000 options were granted under this plan.

       A summary of stock option transactions follows:

                                                                        RANGE
                                                                      OF PER        WEIGHTED-
                                                                       SHARE         AVERAGE     AGGREGATE
                                                         NUMBER OF     OPTION       PER SHARE    OPTION
                                                          SHARES       PRICE         PRICE       PRICE
                                                         ----------   --------     -----------   ---------
              Options granted and outstanding at
                  December 31, 1999                       163,000      $ 15.00       15.00       2,244,000
                                                          =======      =======       =====      ==========

         All options granted under both plans have ten year lives. The weighted-average remaining contractual life of options outstanding at December 31, 1999 was 9.1 years.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(11) STOCK OPTION PLANS, CONTINUED

         The options are exercisable as follows:

                                           NUMBER OF     WEIGHTED-AVERAGE
        YEAR ENDING DECEMBER 31,             SHARES       EXERCISE PRICE
        ------------------------             ------       --------------

         Currently exercisable                75,600         $ 15.00
         2000                                 18,600           15.00
         2001                                 18,600           15.00
         2002                                 18,600           15.00
         2003                                 18,600           15.00
         2004                                 13,000           15.00
                                             -------

                                             163,000         $ 15.00
                                             =======         =======

         In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. For purposes of pro forma disclosures, the estimated fair value is included in expense during the vesting period. The following information summarizes the options granted under both plans (in thousands):

           Weighted-average grant-date fair value of options
               issued during the year                            $  1,057
                                                                 ========

           Proforma net loss                                     $ (1,671)
                                                                 ========

           Proforma net loss per share - basic and diluted       $  (1.95)
                                                                 ========

(12)  PROFIT SHARING PLAN

         During 1999, the Company adopted a 401(k) profit sharing plan (the "Plan"). The Plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Company's contributions to the Plan are discretionary and are determined annually. The Company did not make any contributions to the Plan during the year ended December 31, 1999. One of the investment choices available under the Plan, allows for participants to purchase the Company's common stock. 25,000 shares of the Company's common stock has been allocated to the Plan. In 1999, $69,550 had been contributed to the Plan by participants to purchase 4,637 shares of the Company's common stock. These shares will be issued during the first quarter of 2000.

                                                                     (continued)

(13) EMPLOYEE STOCK PURCHASE PLAN

         During 1999, the Company adopted an Employee Stock Purchase Plan (the "Plan"). Under this Plan employees can elect to make payroll deductions to purchase the Company's common stock. The total number of shares which has been allocated under the Plan is 15,000 shares. During the year ended December 31, 1999, employees had withheld $14,957, of which $14,970 will be used to purchase 986 shares of the Company's common stock. These shares will be issued during the first quarter of 2000.

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(14)  REGULATORY MATTERS

         Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company.

         The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, the Bank met all capital adequacy requirements to which they are subject.

         As of December 31, 1999, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk- based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and percentages as of December 31, 1999 and 1998 are also presented in the table (dollars in thousands).

                                                                                                  MINIMUM
                                                                                                 TO BE WELL
                                                                                             CAPITALIZED UNDER
                                                               FOR CAPITAL ADEQUACY          PROMPT CORRECTIVE
                                          ACTUAL                     PURPOSES:               ACTION PROVISIONS:
                                   --------------------        --------------------       -----------------------
                                   AMOUNT           %           AMOUNT          %          AMOUNT             %
                                   ------         -----         ------         ----        ------           -----
AS OF DECEMBER 31, 1999:
    Total capital to Risk-
      Weighted assets...........   $12,172         17.5%        $ 5,551        8.0%        $ 6,939          10.0%
    Tier I Capital to Risk-
      Weighted Assets...........    11,551         16.6           2,776        4.0           4,163           6.0
    Tier I Capital
      to Total Assets...........    11,551         15.5           2,972        4.0           3,715           5.0

AS OF DECEMBER 31, 1998:
    Total capital to Risk-
      Weighted assets...........    12,097        207.3             467        8.0             584          10.0
    Tier I Capital to Risk-
      Weighted Assets...........    12,085        207.1             233        4.0             350           6.0
    Tier I Capital
      to Total Assets...........    12,085         94.2             513        4.0             641           5.0

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(15)  HOLDING COMPANY FINANCIAL INFORMATION

         As discussed in Note 1 to the Consolidated Financial Statements, the Holding Company was organized during 1999. The Holding Company's financial information as of December 31, 1999 and for the year then ended follows:

                             CONDENSED BALANCE SHEET

                                                              AT DECEMBER 31,
                                                                   1999
                                                               ------------
                      ASSETS

              Investment in subsidiary                         $ 11,838,487
                                                               ------------

                  Total assets                                 $ 11,838,487
                                                               ============

                      STOCKHOLDERS' EQUITY

              Stockholders' equity                               11,838,487

                  Total stockholders' equity                   $ 11,838,487
                                                               ============

                        CONDENSED STATEMENT OF OPERATIONS

                                                                 FOR THE
                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1999
                                                               ------------

              Loss of subsidiary           $(941,985)
                                           ----------
                  Net loss                                      $(941,985)
                                                                ==========

                                                                     (continued)

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

(15) HOLDING COMPANY FINANCIAL INFORMATION, CONTINUED

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                                FOR THE
                                                                               YEAR ENDED
                                                                               DECEMBER 31,
                                                                                  1999
                                                                                ---------
          Cash flows from operating activities:
              Net loss                                                          $(941,985)
              Adjustments to reconcile net loss to net cash used in
                operating activities -
                  Equity in undistributed loss of subsidiary                     (941,985)
                                                                                ---------

                  Net cash used in operating activities                                --
                                                                                ---------

          Net increase in cash and cash equivalents                                    --

          Cash and cash equivalents at beginning of the year                           --
                                                                                ---------

          Cash and cash equivalents at end of year                              $      --
                                                                                =========

          Noncash transactions:
              Change in investment in subsidiary due to change in accumulated other comprehensive income, unrealized loss on securities
                  available for sale, net of income tax                         $(202,227)
                                                                                =========

(16) YEAR 2000 ISSUES

         The Company's operating and financial systems have been found to be compliant; the "Y2K Problem" has not adversely affected the Company's operations nor does management expect that it will. However, the Company has not determined what effect it has had on its customers and vendors. Any adverse effect it might have on the Company because of vendors and customers noncompliance has not been determined.

(17)  NEW BANK CHARTER

         In September, 1999 the Company's Board of Directors approved the formation of a new bank in Southwest, Florida. The new bank is subject to regulatory approval.

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                      At September 30,
                                                               ------------------------------
                                                                   2000             1999
                                                               -------------    -------------
         ASSETS

Cash and due from banks                                        $   5,746,307        2,785,082
Federal funds sold                                                10,679,000        9,912,000
                                                               -------------    -------------

                  Cash and cash equivalents                       16,425,307       12,697,082

Securities available for sale                                     17,894,625       10,351,356
Loans receivable, net of allowance for loan losses of
         $1,460,983 in 2000 and $380,000 in 1999                 128,707,874       42,398,493
Accrued interest receivable                                          953,549          306,961
Federal Home Loan Bank stock, at cost                                212,400               --
Premises and equipment, net                                        7,886,816        4,334,181
Deferred income tax asset                                            729,096          564,975
Other assets                                                       2,776,976          144,440
                                                               -------------    -------------

                  Total assets                                 $ 175,586,643       70,797,488
                                                               =============    =============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
         Noninterest-bearing demand deposits                   $  19,478,754        7,354,344
         Money-market deposits                                    19,401,005       17,072,578
         Savings and NOW deposits                                 29,866,616        5,423,918
         Time deposits                                            88,688,636       27,626,535
                                                               -------------    -------------

                  Total deposits                                 157,435,011       57,477,375

         Official checks                                           1,385,520          766,741
         Accrued interest payable and other liabilities            1,533,606          283,613
                                                               -------------    -------------

                  Total liabilities                              160,354,137       58,527,729
                                                               -------------    -------------

Stockholders' equity:
         Common stock, $1 par value, 10,000,000 shares
                  authorized, 1,090,408 and 884,425 shares
                  issued and outstanding in 2000 and 1999          1,090,408          884,425
         Additional paid-in capital                               15,465,712       12,381,950
         Accumulated deficit                                      (1,215,875)      (1,010,662)
         Accumulated other comprehensive income (loss)              (107,739)          14,046
                                                               -------------    -------------

                  Total stockholders' equity                      15,232,506       12,269,759
                                                               -------------    -------------

                  Total liabilities and stockholders' equity   $ 175,586,643       70,797,488
                                                               =============    =============


                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                            Three Months Ended
                                                               September 30,
                                                       ---------------------------
                                                           2000           1999
                                                       -----------    -----------
Interest income:
       Loans receivable                                $ 3,027,855        768,704
       Securities available for sale                       320,750        125,291
       Other interest-earning assets                        50,682         70,519
                                                       -----------    -----------

             Total interest income                       3,399,287        964,514
                                                       -----------    -----------

Interest expense:
       Deposits                                          1,714,407        363,962
       Other borrowings                                      9,177             --
                                                       -----------    -----------

             Total interest expense                      1,723,584        363,962
                                                       -----------    -----------

Net interest income                                      1,675,703        600,552

       Provision for loan losses                           418,983        185,000
                                                       -----------    -----------

Net interest income after provision for loan losses      1,256,720        415,552
                                                       -----------    -----------

Noninterest income:
       Service charges on deposit accounts                  76,606         16,404
       Other service charges and fees                      180,059         29,980
       Gain on sale of securities available for sale         9,477             --
                                                       -----------    -----------

             Total noninterest income                      266,142         46,384
                                                       -----------    -----------

Noninterest expense:
       Salaries and employee benefits                      505,348        355,641
       Organizational/preopening expense                   541,976             --
       Occupancy and equipment expense                     244,708        215,714
       Data processing                                      79,486         40,438
       Printing and office supplies                         55,430         29,543
       Marketing and advertising                            60,616         59,593
       Professional fees                                    61,426         30,909
       Telephone                                            24,509         23,711
       Travel and entertainment                             32,064         11,471
       Other                                                70,212         94,762
                                                       -----------    -----------

             Total noninterest expense                   1,675,775        861,782
                                                       -----------    -----------

Loss before income tax benefit                            (152,913)      (399,846)

       Income tax benefit                                  (46,377)      (147,151)
                                                       -----------    -----------

Net loss                                               $  (106,536)      (252,695)
                                                       ===========    ===========

Basic and diluted loss per share                       $      (.12)          (.29)
                                                       ===========    ===========

Weighted-average number of common shares outstanding       890,308        860,613
                                                       ===========    ===========


                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                            Nine Months Ended
                                                              September 30,
                                                        -----------------------
                                                           2000         1999
                                                        ----------   ----------
Interest income:
       Loans receivable                                 $6,929,085    1,510,329
       Securities available for sale                       826,898      199,629
       Other interest-earning assets                       319,174      245,575
                                                        ----------   ----------

             Total interest income                       8,075,157    1,955,533
                                                        ----------   ----------

Interest expense:
       Deposits                                          4,046,229      567,915
       Other borrowings                                     52,036           --
                                                        ----------   ----------

             Total interest expense                      4,098,265      567,915
                                                        ----------   ----------

Net interest income                                      3,976,892    1,387,618

       Provision for loan losses                           839,983      368,000
                                                        ----------   ----------

Net interest income after provision for loan losses      3,136,909    1,019,618
                                                        ----------   ----------

Noninterest income:
       Service charges on deposit accounts                 188,653       22,525
       Other service charges and fees                      283,300       40,859
       Gain on sale of securities available for sale         9,477           --
                                                        ----------   ----------

             Total noninterest income                      481,430       63,384
                                                        ----------   ----------

Noninterest expense:
       Salaries and employee benefits                    1,411,040    1,080,059
       Organizational/preopening expense                   541,976           --
       Occupancy and equipment expense                     689,176      484,737
       Data processing                                     198,347       74,770
       Printing and office supplies                        121,725      122,345
       Marketing and advertising                           150,260      121,389
       Professional fees                                   110,180       90,805
       Telephone                                            64,881       51,368
       Travel and entertainment                             70,330       31,978
       Other                                               244,766      185,844
                                                        ----------   ----------

             Total noninterest expense                   3,602,681    2,243,295
                                                        ----------   ----------

Earnings (loss) before income tax provision (benefit)       15,658   (1,160,293)

       Income tax provision (benefit)                        5,872     (433,307)
                                                        ----------   ----------

Net earnings (loss)                                     $    9,786     (726,986)
                                                        ==========   ==========

Basic and diluted earnings (loss) per share             $      .01         (.85)
                                                        ==========   ==========

Weighted-average number of common shares outstanding       889,975      859,800
                                                        ==========   ==========

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                               Nine Months Ended
                                                                                 September 30,
                                                                         ----------------------------
                                                                             2000            1999
                                                                         ------------    ------------
Cash flows from operating activities:
      Net earnings (loss)                                                $      9,786        (726,986)
      Adjustments to reconcile net earnings (loss) to net cash
        provided by (used in) operating activities:
            Provision for loan losses                                         839,983         368,000
            Depreciation and amortization                                     142,061         108,237
            Gain on sale of securities available for sale                      (9,477)             --
            Deferred income taxes                                               5,872        (433,307)
            Accretion of discounts on securities                               (6,242)         (4,866)
            Common stock issued as compensation                                 3,750              --
            Increase in accrued interest receivable                          (399,513)       (275,900)
            Increase in other assets                                       (2,688,280)        (27,699)
            Increase (decrease) in official checks                            723,283        (268,644)
            Increase in accrued interest payable and other liabilities      1,233,153         218,871
                                                                         ------------    ------------

                Net cash used in operating activities                        (145,624)     (1,042,294)
                                                                         ------------    ------------

Cash flows from investing activities:
      Repayments of securities available for sale                             143,692         153,000
      Purchases of securities available for sale                           (8,308,616)    (10,469,080)
      Sale of securities available for sale                                 2,454,585              --
      Net increase in loans                                               (68,185,284)    (41,563,888)
      Purchases of premises and equipment                                  (3,711,110)     (2,592,346)
                                                                         ------------    ------------

                Net cash used in investing activities                     (77,607,733)    (54,472,314)
                                                                         ------------    ------------

Cash flows from financing activities:
      Net increase in deposits                                             92,372,020      54,203,770
      Net decrease in Federal funds purchased                              (6,000,000)             --
      Proceeds from issuance of common stock                                3,385,995         750,000
      Common stock offering costs                                            (100,000)             --
                                                                         ------------    ------------

                Net cash provided by financing activities                  89,658,015      54,953,770
                                                                         ------------    ------------

Net increase (decrease) in cash and cash equivalents                       11,905,658        (560,838)

Cash and cash equivalents at beginning of period                            4,519,649      13,257,920
                                                                         ------------    ------------

Cash and cash equivalents at end of period                               $ 16,425,307      12,697,082
                                                                         ============    ============

Supplemental disclosures of cash flow information:
     Cash paid during the period for:

        Interest                                                         $  3,914,500         482,389
                                                                         ============    ============

        Income taxes                                                     $         --              --
                                                                         ============    ============

      Noncash investing activities -
        Change in accumulated other comprehensive income (loss),
        unrealized loss on securities available for sale, net of tax     $     94,488          14,046
                                                                         ============    ============


                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

       CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)

                                                                                           ACCUMULATED
                                                                                              OTHER
                                                                                             COMPRE-
                                                            ADDITIONAL                       HENSIVE           TOTAL
                                                COMMON       PAID-IN     ACCUMULATED         INCOME         STOCKHOLDERS'
                                                 STOCK       CAPITAL       DEFICIT           (LOSS)            EQUITY
                                               ----------   ----------   -----------      -----------       ------------
Balance at December 31, 1999                   $  884,425   12,381,950   (1,225,661)        (202,227)        11,838,487
                                                                                                             ----------

Comprehensive income (loss):
    Net earnings for the period
    (unaudited)                                        --           --        9,786               --              9,786

    Net change in unrealized loss on
       securities available for sale, net
       of tax (unaudited)                              --           --           --           94,488             94,488
                                                                                                             ----------

    Comprehensive income (loss)
    (unaudited)                                                                                                 104,274

Stock issued to officer as compensation
    (250 shares) (unaudited)                          250        3,500           --               --              3,750

Sale of common stock in connection
    with 401(k) Profit Sharing Plan
    (4,747 shares) (unaudited)                      4,747       66,458           --               --             71,205

Sale of common stock in connection
    with Employee Stock Purchase
    Plan (986 shares) (unaudited)                     986       13,804           --               --             14,790

Proceeds from common stock offering
    (200,000 shares), net of offering
    costs (unaudited)                             200,000    3,000,000           --               --          3,200,000
                                               ----------   ----------   ----------       ----------         ----------

Balance at September 30, 2000                  $1,090,408   15,465,712   (1,215,875)        (107,739)        15,232,506
                                               ==========   ==========   ==========       ==========         ==========

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL. In the opinion of the management of Southern Community Bancorp, the accompanying condensed consolidated financial statements contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at September 30, 2000 and 1999, the results of operations for the three-month and nine-month periods then ended and statement of cash flows for the nine-month period then ended. The results of operations and other data for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

Southern Community Bancorp (the "Holding Company") owns 100% of the outstanding common stock of Southern Community Bank (the "Bank"), the Bank owns 100% of the outstanding common stock of Southern Community Insurance Agency, Inc. (the "Insurance Agency") (collectively the "Company"). The Holding Company operates as a one-bank holding company. On April 15, 1999, the Bank's stockholders approved a plan of corporate reorganization under which the Bank would become a wholly-owned subsidiary of the Holding Company. The Holding Company was formed on July 30, 1999. The Bank's stockholders exchanged their common shares for shares of the Holding Company. As a result, all of the previously issued $7.50 par value common shares of the Bank were exchanged for 834,425 shares of the $1.00 par value common shares of the Holding Company. The Holding Company's acquisition of the Bank was accounted for similar to a pooling of interests.

The Holding Company's only business activity is the operation of the Bank. The Bank is a state (Florida) chartered commercial bank. The Bank offers a variety of financial services to individual and corporate customers through its four banking offices located in Orange and Seminole Counties, Florida. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF"). The Insurance Agency was formed in 2000 as a wholly-owned subsidiary of the Bank. The Insurance Agency refers customers of the Bank to certain insurance agencies for the purchase of insurance products.

2. LOAN IMPAIRMENT AND LOSSES. The average net investment in collateral dependent impaired loans and interest income recognized and received on these loans is as follows:

                                                                  Nine Months Ended
                                                                     September 30,
                                                               ------------------------
                                                                2000             1999
                                                                ----             ----
        Gross loans with no related allowance, at end of
                period                                        $146,000            --
                                                              ========          ======

        Average net investment in impaired loans              $ 49,000            --
                                                              ========          ======

        Interest income recognized on impaired loans          $  8,000            --
                                                              ========          ======

        Interest income received on impaired loans            $  8,000            --
                                                              ========          ======

An analysis of the change in the allowance for loan losses was as follows:

                                                    Nine Months Ended
                                                       September 30,
                                                 ------------------------
                                                    2000          1999
                                                 ----------   ----------

       Balance at beginning of period            $  621,000       12,000
       Provision charged to earnings                839,983      368,000
                                                 ----------   ----------

       Balance at end of period                  $1,460,983      380,000
                                                 ==========   ==========

                    SOUTHERN COMMUNITY BANCORP AND SUBSIDIARY

3. EARNINGS (LOSS) PER SHARE . Earnings (loss) per share of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. For the three and nine months ended September 30, 2000 and 1999 outstanding stock options are not considered dilutive securities for purposes of calculating diluted earnings (loss) per share.

4. REGULATORY CAPITAL. The Bank is required to maintain certain minimum regulatory capital requirements. The following is a summary at September 30, 2000 of the regulatory capital requirements and the Bank's actual capital on a percentage basis:

                                                                   REGULATORY
                                                      ACTUAL       REQUIREMENT
                                                      ------       -----------
Total capital to risk-weighted assets                 10.79%          8.00%
Tier I capital to risk-weighted assets                 9.88%          4.00%
Tier I capital to total assets - leverage ratio       10.36%          4.00%

5. OTHER EVENTS. The Company purchased two parcels of land for future branch sites in the Bonita Springs, Florida area for approximately $1.9 million during the nine months ended September 30, 2000.

In September 2000, the Company entered into a contract for the purchase of a branch location located in Southwest Florida for a purchase price of $1,550,000. The transaction is expected to close in November 2000.

On September 22, 2000, the Holding Company entered into a letter of intent with Peninsula Bancorp, Inc., ("Peninsula") with respect to the possible merger of the Holding Company and Peninsula. Peninsula is the parent company of Peninsula Bank of Central Florida, a state bank with two offices in Volusia County, Florida. The letter of intent provides that the Holding Company will issue shares of its common stock to the shareholders of Peninsula upon the consummation of the merger. On the effective date of the merger, each share of Peninsula common stock will be converted into .625 shares of the common stock of the Holding Company. This transaction is subject to the negotiation and execution of a definitive merger agreement, due diligence by each party, regulatory approvals and the approval by the shareholders of Peninsula. The Holding Company intends to account for this transaction using the purchase method of accounting.

6. ORGANIZATIONAL EXPENSE. In connection with the organization of Southern Community Bank of Southwest Florida, the Company agreed to reimburse the organizers for all costs incurred prior to the commencement of banking operations. Such amounts total $541,976 as of September 30, 2000 and the Company intends to treat the amount, net of income taxes, as a capital contribution to Southern Community Bank of Southwest Florida when banking operations commence. Total organizational expenses are not expected to exceed $700,000.

To the Stockholders and
Board of Directors
Peninsula Bancorp, Inc.
Daytona Beach, Florida


                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Peninsula Bancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1999, and for the period from August 20, 1998 (Date of Inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peninsula Bancorp, Inc. and Subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the periods then ended in conformity with generally accepted accounting principles.

                             Camputaro & Associates

January 21, 2000
(except for Note 13, as to which the date is October 18, 2000)

                      PENINSULA BANCORP, INC AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                       AT DECEMBER 31,
                                                                                ----------------------------
                                                                                    1999            1998
                                                                                ------------    ------------
                                     ASSETS

Cash and due from banks                                                         $  1,473,490    $  1,459,657
Federal funds sold                                                                 4,875,000       3,886,000
                                                                                ------------    ------------
               Total cash and cash equivalents                                     6,348,490       5,345,657
Investment Securities - Available for sale                                         4,438,063       2,488,125
Loans, less allowance for loan losses of $305,000
   and $29,000, respectively                                                      24,046,694       4,070,004
Property and equipment, net                                                          927,808         763,118
Accrued interest receivable                                                          148,755          31,513
Other assets                                                                         281,811         100,760
                                                                                ------------    ------------

                                                                                $ 36,191,621    $ 12,799,177
                                                                                ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
   Non-interest bearing                                                         $  3,850,838    $  1,383,148
   Interest bearing                                                               25,195,112       4,223,711
                                                                                ------------    ------------
                                                                                  29,045,950       5,606,859
Customer repurchase agreements                                                       393,874               0
Accrued interest payable                                                              54,177           6,634
Other liabilities                                                                     55,321          57,380
                                                                                ------------    ------------
               Total liabilities                                                  29,549,322       5,670,873
                                                                                ------------    ------------

Stockholders' equity
    Common stock, $1 par value,10,000,000 shares
        authorized, 735,859 shares issued and
        outstanding                                                                  735,859         735,859
    Capital surplus                                                                6,622,731       6,622,731
    Accumulated Deficit                                                             (587,550)       (220,845)
    Accumulated other comprehensive loss                                            (128,741)         (9,441)
                                                                                ------------    ------------
               Total stockholders' equity                                          6,642,299       7,128,304
                                                                                ------------    ------------

                                                                                $ 36,191,621    $ 12,799,177
                                                                                ============    ============

      The accompanying Auditors' Report and notes should be read with the financial statements.

                      PENINSULA BANCORP, INC AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    PERIOD FROM
                                                                                     AUGUST 20,
                                                                                    1998 (DATE OF
                                                               YEAR ENDED           INCEPTION) TO
                                                              DECEMBER 31,          DECEMBER 31,
                                                                  1999                  1998
                                                              -----------           -----------
Interest Income
    Interest and fees on loans                                $ 1,153,172           $    28,246
    Interest on investment securities                             219,912                15,714
    Interest on federal funds sold                                231,439                65,523
    Interest on money market investments                                0                62,608
                                                              -----------           -----------
                                                                1,604,523               172,091
                                                              -----------           -----------
Interest expense

    Interest on deposits                                          643,244                29,576
                                                              -----------           -----------

        Net interest income                                       961,279               142,515
Provision for loan losses                                         276,000                29,000
                                                              -----------           -----------

        Net interest income after provision for loan losses       685,279               113,515
                                                              -----------           -----------

Non-interest income
    Service fees                                                   60,906                11,754
    Other                                                          12,155                 2,071
                                                              -----------           -----------
                                                                   73,061                13,825
                                                              -----------           -----------

Non-interest expense
    Salaries and employee benefits                                591,090               217,808
    Occupancy and equipment                                       232,240                58,155
    Other operating expense                                       394,120               128,743
                                                              -----------           -----------
                                                                1,217,450               404,706
                                                              -----------           -----------

        Loss before income tax benefit                           (459,110)             (277,366)
Income tax benefit                                                 92,405                56,521
                                                              -----------           -----------

        Net loss                                              $  (366,705)          $  (220,845)
                                                              ===========           ===========

Net loss per share of common stock                            $     (0.50)          $     (0.30)
                                                              ===========           ===========

Average shares outstanding                                        735,859               735,859
                                                              ===========           ===========


       The accompanying Auditors' Report and notes should be read with the financial statements.

                      PENINSULA BANCORP, INC AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                   COMMON STOCK                                      ACCUMULATED
                                            -------------------------                                   OTHER           TOTAL
                                                              PAR         CAPITAL     ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                              SHARES         VALUE        SURPLUS       DEFICIT        INCOME          EQUITY
                                            -----------   -----------   -----------   -----------   -------------   -------------
Balances, August 20, 1998
     (Date of Inception)                        735,859   $   735,859   $ 6,622,731   $        --    $        --    $ 7,358,590

COMPREHENSIVE LOSS
    Net Loss                                         --            --            --      (220,845)            --       (220,845)
    Other comprehensive loss
         net of tax:
         Change in unrealized gain (loss)
         on securities, net of deferred
         income tax benefit of $2,434                --            --            --            --         (9,441)        (9,441)
                                                                                                                    -----------

         TOTAL COMPREHENSIVE
         LOSS                                        --            --            --            --             --       (230,286)
                                            -----------   -----------   -----------   -----------    -----------    -----------


Balances, December 31, 1998                     735,859       735,859     6,622,731      (220,845)   $    (9,441)   $ 7,128,304

COMPREHENSIVE LOSS
    Net Loss                                         --            --            --      (366,705)            --       (366,705)
    Other comprehensive loss
      net of tax:
        Change in unrealized gain (loss)
        on securities, net of deferred
        income tax benefit of $33,197                --            --            --            --       (119,300)      (119,300)
                                                                                                                    -----------

            TOTAL COMPREHENSIVE
            LOSS                                     --            --            --            --             --       (486,005)
                                            -----------   -----------   -----------   -----------    -----------    -----------

BALANCES, DECEMBER 31, 1999                     735,859   $   735,859   $ 6,622,731   $   587,550    $  (128,741)   $ 6,642,299
                                            ===========   ===========   ===========   ===========    ===========    ===========

       The accompanying Auditors' Report and notes should be read with the financial statements.

                      PENINSULA BANCORP, INC AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       PERIOD FROM
                                                                                        AUGUST 20,
                                                                                      1998 (DATE OF
                                                                    YEAR ENDED        INCEPTION) TO
                                                                    DECEMBER 31,       DECEMBER 31,
                                                                        1999               1998
                                                                   ------------       --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                                         $   (366,705)       $   (220,845)
  Adjustments to reconcile net loss to net cash provided
   by operating activities:
     Provision for loan losses                                          276,000              29,000
     Depreciation                                                        85,004              13,338
     Deferred income taxes                                              (92,405)            (56,521)
     Net change in:
       Accrued interest receivable                                     (117,242)            (31,513)
       Accrued interest payable                                          47,543               6,634
       Other assets                                                     (57,883)            (41,806)
       Other liabilities                                                 (2,059)             57,380
                                                                   ------------        ------------
         Net cash used in operating activities                         (227,747)           (244,333)
                                                                   ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Purchases of securities available for sale                     (2,100,000)         (2,500,000)
      Net increase in loans                                         (20,252,690)         (4,099,004)
      Purchases of property and equipment                              (249,695)           (776,455)
                                                                   ------------        ------------
         Net cash used in investing activities                      (22,602,385)         (7,375,459)
                                                                   ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Net increase in deposits                                       23,439,091           5,606,859
      Proceeds from initial sale of stock                                    --           7,358,590
      Increase in customer repurchase agreements                        393,874                  --
                                                                   ------------        ------------
         Net cash provided by financing activities                   23,832,965          12,965,449
                                                                   ------------        ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                             1,002,833           5,345,657

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          5,345,657                  --
                                                                   ------------        ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                             $  6,348,490        $  5,345,657
                                                                   ============        ============


SUPPLEMENTAL INFORMATION:
  Cash paid during the year for interest                           $    595,701        $     22,942
                                                                   ============        ============


       The accompanying Auditors' Report and notes should be read with the financial statements.

                      PENINSULA BANCORP, INC AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      ORGANIZATION - On April 26, 1999, a majority of the stockholders approved an "Agreement and Plan of Share Exchange". Pursuant to this plan, a new Florida corporation known as Peninsula Bancorp, Inc. (The Holding Company) became effective and on January 3, 2000 the Articles of Share Exchange were filed with the State of Florida completing the reorganization of the Bank with the Holding Company. Under the terms of the reorganization, the Bank's stockholders exchanged one share of common stock for one share of common stock of the Holding Company, which operates as a one-bank holding company. The Holding Company's acquisition of the Bank has been accounted for similar to a pooling of interests, and accordingly, the financial data for periods presented include results of the Bank.

      NATURE OF OPERATIONS - The Holding Company's only business activity is the operation of the Bank. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers primarily in the Volusia county area of Florida. The Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the Florida State Banking Department and the Federal Deposit Insurance Corporation.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

      INVESTMENT SECURITIES - Investment securities are comprised of debt securities classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available for sale are included in other income (expense) and when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific identification method.

      LOANS AND ALLOWANCE FOR LOAN LOSSES - Loans are stated at the amount of unpaid principal, reduced by allowance for loan losses. Interest on loans is calculated by using the simple interest method on the principal amounts outstanding. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of

                      PENINSULA BANCORP, INC AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

      loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Fees and related costs on loans are amortized over the term of the loan as required by generally accepted accounting principles.

      PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets, which are 40 years for building, 3 to 12 years for furniture and equipment.

      INCOME TAXES - Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses, accumulated depreciation, amortization of organizational costs, and operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      EARNINGS PER SHARE - Earnings per share is calculated on the basis of the weighted average number of shares outstanding during the year.

(2)   INVESTMENT SECURITIES:

      The amortized cost of securities and their approximate fair values as of December 31, 1999 and 1998, are as follows:


                                                          GROSS            GROSS
                                        CARRYING       UNREALIZED        UNREALIZED         FAIR
                                         AMOUNT           GAINS            LOSSES           VALUE
                                        ---------      -----------       -----------      ---------
      DECEMBER 31, 1999
      -----------------
        Available for Sale:
             Federal Agencies           $4,600,000      $        --       $ (161,937)     $4,438,063
                                        ==========      ===========       ==========      ==========

      DECEMBER 31, 1998
      -----------------
        Available for Sale:
             Federal Agencies           $2,500,000      $        --       $  (11,875)     $2,488,125
                                        ==========      ===========       ==========      ==========

                      PENINSULA BANCORP, INC AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

      There were no sales of securities in 1999 or 1998.

      The amortized cost and approximate fair values of investment securities at December 31, 1999, by expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Amortized          Fair
                                                    Cost            Value
                                                 ----------      ----------

       Amounts maturing in:
            One year or less                     $       --      $       --
            After one year through five years     4,350,000       4,201,288
            After five years through ten years      250,000         236,775
            After ten years                              --              --
                                                 ----------      ----------
                                                 $4,600,000      $4,438,063
                                                 ==========      ==========

      Securities carried at approximately $1,920,000 were pledged to secure deposits for customer repurchase agreements at December 31, 1999. None were pledged at December 31, 1998.

(3)   LOANS AND ALLOWANCE FOR LOAN LOSSES:

      Loans at December 31, 1999 and 1998 are summarized as follows:

                                             1999            1998
                                         ------------    ------------

       Commercial loans                  $ 17,540,300    $  2,325,809
       Residential real estate loans        3,900,151         814,491
       Consumer loans                       2,957,295         958,704
                                         ------------    ------------
                                           24,397,746       4,099,004
       Unamortized loan fees                  (46,052)             --
                                         ------------    ------------
                                           24,351,694       4,099,004
       Allowance for loan losses             (305,000)        (29,000)
                                         ------------    ------------
                                         $ 24,046,694    $  4,070,004
                                         ============    ============

       Allowance for loan losses:
            Balance, beginning of year   $     29,000    $         --
            Provision for losses              276,000          29,000
            Recoveries on loans                    --              --
            Loan charged off                       --              --
                                         ------------    ------------
            Balance, end of year         $    305,000    $     29,000
                                         ============    ============

      There were no impaired loans recognized under SFAS 114 and 118 during 1999 or 1998.

                      PENINSULA BANCORP, INC AND SUBSIDIARY

(4)   PROPERTY AND EQUIPMENT:

      A summary of property and equipment at December 31, 1999 and 1998 follows:

           Land                         $   253,398    $   253,398
           Vehicles                          13,800             --
           Buildings and improvements       285,245        258,642
           Furniture and equipment          473,707        264,416
                                        -----------    -----------
                                          1,026,150        776,456
           Accumulated depreciation         (98,342)       (13,338)
                                        -----------    -----------
                                        $   927,808    $   763,118
                                        ===========    ===========

      Total depreciation expense for December 31, 1999 and 1998 was $85,004 and $13,338, respectively.

(5)   DEPOSITS:

      Deposit account balances at December 31, 1999 and 1998 are summarized as follows:

                                                        1999          1998
                                                    -----------   -----------

       Non-interest bearing                         $ 3,850,838   $ 1,383,148
       Interest bearing demand                        7,046,308     1,577,865
       Savings deposits                                 578,212         7,784
       Certificates of deposit, $100,000 and over     6,908,262     1,359,255
       Certificates of deposit, other                10,662,330     1,278,807
                                                    -----------   -----------
                                                    $29,045,950   $ 5,606,859
                                                    ===========   ===========

      Certificates maturing in year ending December 31, as of December 31, 1999:

            2000                                    $16,696,433
            2001                                        772,731
            2002                                         70,000
            2003                                         31,428
            2004 and thereafter                              --
                                                    -----------
                                                    $17,570,592
                                                    ===========

                      PENINSULA BANCORP, INC AND SUBSIDIARY

(6)   INCOME TAXES:

      The components of income tax benefit as of December 31, 1999 and 1998 are as follows:

                                        1999             1998
                                      --------         --------

            Currently payable:
                 Federal              $     --         $     --
                 State                      --               --
                                      --------         --------
                                            --               --
                                      --------         --------

            Deferred:
                 Federal               (67,613)         (41,357)
                 State                 (24,792)         (15,164)
                                      --------         --------
                                       (92,405)         (56,521)
                                      --------         --------

                                      $(92,405)        $(56,521)
                                      ========         ========

      As of December 31, 1999, the Bank has net operating losses of approximately $391,685 for tax purposes, which will begin to expire in the year 2018.

      Deferred tax asset included in other assets at December 31, 1999 and 1998 consists of the following:

                                                         1999       1998
                                                       --------   --------

             Deferred tax assets:
                  Net operating loss carryover         $ 80,793   $ 29,717
                  Market valuation reserve               33,197      2,434
                  Allowance for loan losses              62,525      5,945
                  Organization costs                     17,770     22,617
                                                       --------   --------
                                                        194,285     60,713
                                                       --------   --------

             Deferred tax liabilities:

                  Fixed assets                           12,162      1,758
                                                       --------   --------

                                                       $182,123   $ 58,955
                                                       ========   ========

                      PENINSULA BANCORP, INC AND SUBSIDIARY

(7)   LEASES:

      The Bank leases office space under an operating lease expiring in 2008 with an option to renew for two additional terms of five years. Rent expense for the periods ending December 31, 1999 and 1998, amounted to $100,944 and $38,874, respectively, including taxes and other building operating costs.

      At December 31, 1999, future minimum lease payments approximated the following:

      Year ending December 31:
           2000                                          $    67,828
           2001                                               67,828
           2002                                               67,828
           2003                                               67,828
           2004                                               67,828
           2005 and thereafter                               271,312
                                                         -----------
                                                         $   610,452
                                                         ===========

(8)   FINANCIAL INSTRUMENTS, COMMITMENTS AND CONTINGENCIES:

      In the normal course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. At December 31, 1999 and 1998, unfunded commitments aggregated $11,600,566 and $1,974,155, respectively. The bank does not anticipate any material losses as a result of these commitments.

      The Bank is not a defendant in legal actions arising from normal business activities.

(9)   RELATED PARTY TRANSACTIONS:

      Certain officers, directors, principal shareholders and companies which have 10 percent or more beneficial ownership, were indebted to the bank at December 31, 1999 and 1998, in the aggregate amount of $3,082,754 and $451,460, respectively.

(10)  RESTRICTION ON DIVIDENDS:

      The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1999, no retained earnings were available for dividend declaration without prior regulatory approval.

                      PENINSULA BANCORP, INC AND SUBSIDIARY

(11)  STOCK OPTION PLANS:

      On April 26, 1999, a majority of the stockholders approved the "Key Employee Stock Option Plan" ("Employee Plan") and the "Directors Stock Option Plan" ("Directors Plan"). Under both of these plans, stock options may be granted to certain key employees or members of the Company's board of directors for the right to purchase shares of the Company's common stock up to an aggregate limit of 10% of the number of shares outstanding at an exercise price equal to the fair market value of a share of common stock as of the date of grant.

      Options granted under the Employee Plan are vested at 20% per year for five years and are not exercisable for the first six months after the date of grant.

      Options granted under the Directors Plan are vested immediately and are not exercisable for a period of one year after the date of grant.

                                                                              DIRECTORS    EMPLOYEE
                                                                                 PLAN        PLAN
                                                                              ---------  -----------
       Number of options outstanding on January 1, 1999                             --            --

       Number of options granted in 1999                                        27,000        17,800
                                                                              --------   -----------

       Number of options outstanding on December 31, 1999                       27,000        17,800
                                                                              ========   ===========

       Number of options exercisable at December 31, 1999                           --         3,560
                                                                              ========   ===========

       Weighted average exercise price per share outstanding
         and per share exercisable                                            $  10.00   $     10.00
                                                                              ========   ===========

       Total compensation cost recognized in 1999 for stock
         based compensation awards                                            $   0.00   $      0.00
                                                                              ========   ===========

       Grant date fair value of options granted in 1999                       $121,500   $   121,500
                                                                              ========   ===========
       Weighted average grant date fair value of options
         granted in 1999                                                      $   4.50   $      4.50
                                                                              ========   ===========

      Weighted average remaining contractual life of
        options outstanding and exercisable                                   10 years      10 years

      No options were exercised, were forfeited or expired in 1999.

                      PENINSULA BANCORP, INC AND SUBSIDIARY
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

      The Bank has accounted for the stock options under APB Opinion 25, an accounting standard under which no related compensation expense was recognized in 1999, the year of the grant. Under an alternative accounting standard, FAS 123, compensation expense of $16,020 would have been recognized related to the grant, resulting in net loss of $382,725.

(12)  REGULATORY CAPITAL:

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off- balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1999, the most recent notification from the FDIC, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risked-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual and required capital amounts and ratios are as follows (dollars in thousands):

                                                                        FOR CAPITAL
                                    ACTUAL                            ADEQUACY PURPOSES
                               ----------------       -------------------------------------------
                                AMOUNT      RATIO              AMOUNT                    RATIO
                               --------     -----              ------                    -----
As of December 31, 1999:
 Total Risk-Based Capital
    (To Risk-Weighted Assets)  $ 6,894      26.00%    (greater than  $ 2,121    (greater than  8.0%
                                                       or equal to)              or equal to)
 Tier 1 Capital
    (To Risk-Weighted Assets)  $ 6,589      24.85%    (greater than  $ 1,061    (greater than  4.0%
                                                       or equal to)              or equal to)
 Tier 1 Capital
    (To Adjusted Total Assets) $ 6,589      20.36%    (greater than  $ 1,295    (greater than  4.0%
                                                       or equal to)              or equal to)

                                                                TO BE WELL
                                                            CAPITALIZED UNDER
                                                            PROMPT CORRECTIVE
                                                             ACTION PROVISIONS
                                             ----------------------------------------------------
                                                      AMOUNT                    RATIO
                                             ----------------------   ---------------------------
As of December 31, 1999:
 Total Risk-Based Capital
    (To Risk-Weighted Assets)                (greater than  $ 2,652      (greater than  10.0%
                                              or equal to)                or equal to)
 Tier 1 Capital
    (To Risk-Weighted Assets)                (greater than  $ 1,591      (greater than   6.0%
                                              or equal to)                or equal to)
 Tier 1 Capital
    (To Adjusted Total Assets)               (greater than  $ 1,618      (greater than   5.0%
                                              or equal to)                or equal to)

                      PENINSULA BANCORP, INC AND SUBSIDIARY

                                                                                  FOR CAPITAL
                                                ACTUAL                         ADEQUACY PURPOSES
                                        ---------------------      -------------------------------------------
                                          AMOUNT       RATIO              AMOUNT                  RATIO
                                        ---------     -------      --------------------   --------------------
        As of December 31, 1998:
         Total Risk-Based Capital
            (To Risk-Weighted Assets)   $   7,104     110.28%     (greater than  $  515   (greater than   8.0%
                                                                   or equal to)            or equal to)
        Tier 1 Capital
            (To Risk-Weighted Assets)   $   7,075     109.83%     (greater than  $  258   (greater than   4.0%
                                                                   or equal to)            or equal to)
         Tier 1 Capital
            (To Adjusted Total Assets)  $   7,075      68.02%     (greater than  $  416   (greater than   4.0%
                                                                   or equal to)            or equal to)

                                                                     TO BE WELL
                                                                 CAPITALIZED UNDER
                                                                 PROMPT CORRECTIVE
                                                                 ACTION PROVISIONS
                                                ---------------------------------------------------
                                                         AMOUNT                       RATIO
                                                ----------------------         --------------------
        As of December 31, 1998:
         Total Risk-Based Capital
            (To Risk-Weighted Assets)           (greater than   $  644        (greater than  10.0%
                                                 or equal to)                  or equal to)
         Tier 1 Capital
            (To Risk-Weighted Assets)           (greater than   $  387        (greater than   6.0%
                                                 or equal to)                  or equal to)
         Tier 1 Capital
            (To Adjusted Total Assets)          (greater than   $  520        (greater than   5.0%
                                                 or equal to)                  or equal to)


(13)    HOLDING COMPANY MERGER:

        During 2000, Peninsula Bancorp, Inc. (the Holding Company) and Peninsula Bank of Central Florida (the Bank) were merged in a pooling of interests. We previously audited and reported on the financial statements for the Bank for the periods ended December 31, 1999 and 1998, prior to its restatement for the 2000 pooling of interests. We have subsequently audited the combination of the financial statements of the Bank and the Holding Company for the periods ended December 31, 1999 and 1998, after restatement for the 2000 pooling of interests.

(14)    SUBSEQUENT EVENTS:

        On March 3, 2000, the Company offered for sale an additional 400,000 shares of its common stock at a price of $10.00 per share. This offering raised $2,586,970 resulting in additional 258,697 shares of common stock issued and outstanding.

(15)    PENDING MERGER:

        Peninsula Bancorp Inc. and Southern Community Bancorp entered into an agreement to merge the two companies. The agreement provides that, upon consummation of the merger, each .625 outstanding share of Peninsula Bancorp, Inc. common stock shall be converted and exchanged for the right to receive one share of Southern Community Bancorp common stock. The merger will be accounted for as a purchase. The merger is subject to regulatory and shareholder approval and is anticipated to be consummated in February, 2001.

                     PENINSULA BANCORP, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                At September 30,
                                                         ----------------------------
                                                             2000            1999
                                                         ------------    ------------
        ASSETS

Cash and due from banks                                  $  1,456,203    $  2,284,477
Federal funds sold                                          7,250,000       3,406,000
                                                         ------------    ------------

         Cash and cash equivalents                          8,706,203       5,690,477

Securities available for sale                               5,258,112       4,480,875
Loans receivable, net of allowance for loan losses of
        $398,000 in 2000 and $200,000 in 1999              30,728,688      18,349,936
Accrued interest receivable                                   269,207         184,491
Premises and equipment, net                                 1,180,705         963,196
Deferred income tax asset                                     135,123         127,420
Other assets                                                  422,434          63,014
                                                         ------------    ------------

         Total assets                                    $ 46,700,472    $ 29,859,409
                                                         ============    ============

        LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
        Noninterest-bearing demand deposits              $  4,649,038    $  3,581,222
        Money-market deposits                               3,432,046       5,701,825
        Savings and NOW deposits                            3,710,889         863,891
        Time deposits                                      23,221,178      11,497,647
                                                         ------------    ------------

         Total deposits                                    35,013,151      21,644,585

        Official checks                                       372,717         308,188
        Other borrowed funds                                1,782,850       1,043,532
        Accrued interest payable and other liabilities        148,048          87,360
                                                         ------------    ------------

         Total liabilities                                 37,316,766      23,083,665
                                                         ------------    ------------

Stockholders' equity:
        Common stock, $1 par value, 10,000,000 shares
         authorized, 994,556 and 735,859 shares issued
         and outstanding in 2000 and 1999                     994,556         735,859
        Additional paid-in capital                          8,951,004       6,622,731
        Accumulated deficit                                  (462,595)       (502,620)
        Accumulated other comprehensive (loss)                (99,259)        (80,226)
                                                         ------------    ------------

         Total stockholders' equity                         9,383,706       6,775,744
                                                         ------------    ------------

         Total liabilities and stockholders' equity      $ 46,700,472    $ 29,859,409
                                                         ============    ============


                     PENINSULA BANCORP, INC. AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                            Nine Months Ended
                                                              September 30,
                                                        -------------------------
                                                            2000          1999
                                                        -----------   -----------
Interest income:
       Loans receivable                                 $ 1,851,510   $   684,054
       Securities available for sale                        228,885       153,106
       Other interest-earning assets                        292,185       180,185
                                                        -----------   -----------

             Total interest income                        2,372,580     1,017,345
                                                        -----------   -----------

Interest expense:
       Deposits                                           1,087,199       363,628
       Other borrowings                                      48,709        21,323
                                                        -----------   -----------

             Total interest expense                       1,135,908       384,951
                                                        -----------   -----------

Net interest income                                       1,236,672       632,394

       Provision for loan losses                             93,000       171,000
                                                        -----------   -----------

Net interest income after provision for loan losses       1,143,672       461,394

Noninterest income:
       Service charges on deposit accounts                   70,599        16,272
       Other service charges and fees                        36,982        35,188
                                                        -----------   -----------

             Total noninterest income                       107,581        51,460
                                                        -----------   -----------

Noninterest expense:
       Salaries and employee benefits                       554,444       433,713
       Occupancy and equipment expense                      191,743       155,619
       Data processing                                      109,585        66,465
       Printing and office supplies                          28,707        26,163
       Marketing and advertising                             37,010        26,001
       Professional fees                                     22,955        27,158
       Telephone                                             16,930        13,803
       Travel and entertainment                              17,360         9,321
       Other                                                107,534       105,860
                                                        -----------   -----------

             Total noninterest expense                    1,086,268       864,103
                                                        -----------   -----------

Earnings (loss) before income tax provision (benefit)       164,985      (351,249)
                                                        -----------   -----------

       Income tax provision (benefit)                        40,030       (70,000)
                                                        -----------   -----------

Net earnings (loss)                                     $   124,955   $  (281,249)
                                                        ===========   ===========

Basic and diluted earnings (loss) per share             $      0.14   $     (0.38)
                                                        ===========   ===========

Weighted-average number of common shares outstanding        908,324       735,859
                                                        ===========   ===========


                     PENINSULA BANCORP, INC. AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                            Nine Months Ended
                                                                               September 30,
                                                                        --------------------------
                                                                            2000           1999
                                                                        -----------    -----------
Cash flows from operating activities:
      Net earnings (loss)                                                   124,955       (281,249)
      Adjustments to reconcile net earnings (loss) to net cash
        provided by (used in) operating activities:
            Provision for loan losses                                        93,000        171,000
            Depreciation and amortization                                    72,542         55,403
            Deferred income taxes                                            40,030        (70,000)
            Increase in accrued interest receivable                        (120,452)      (152,978)
            Increase in other assets                                       (275,746)       (14,674)
            Increase (decrease) in official checks                           96,726         (4,118)
            Increase (decrease) in accrued interest payable and other
            liabilities                                                      38,550        (82,600)
                                                                        -----------    -----------

                Net cash provided by operating activities                 1,458,581        663,836
                                                                        -----------    -----------

Cash flows from investing activities:
      Repayments of securities available for sale                           250,000              0
      Purchases of securities available for sale                         (1,025,380)    (2,100,000)
      Net increase in loans                                              (6,681,994)   (14,309,932)
      Purchases of premises and equipment                                  (325,439)      (255,998)
                                                                        -----------    -----------

                Net cash used in investing activities                    (7,782,813)   (16,664,930)
                                                                        -----------    -----------

Cash flows from financing activities:
      Net increase in deposits                                            6,094,975     16,345,914
      Net increase in customer repurchase agreements                      1,388,976      1,043,052
      Proceeds from issuance of common stock                              2,586,970              0
                                                                        -----------    -----------

                Net cash provided by financing activities                 8,681,945     16,345,914

Net increase in cash and cash equivalents                                 2,357,713        344,820

Cash and cash equivalents at beginning of period                          6,348,490      5,345,657
                                                                        -----------    -----------

Cash and cash equivalents at end of period                              $ 8,706,203      5,690,477
                                                                        ===========    ===========

Supplemental disclosures of cash flow information:
      Cash paid during the period for:

        Interest                                                        $ 1,065,424        353,585
                                                                        ===========    ===========

        Income taxes                                                    $         0              0
                                                                        ===========    ===========

      Noncash investing activities:
        Change in accumulated other comprehensive
        income (loss), unrealized loss on securities available
        for sale, net of tax                                                 29,481        (70,785)
                                                                        ===========    ===========


                     PENINSULA BANCORP, INC. AND SUBSIDIARY

       CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)

                                                                                            ACCUMULATED
                                                                                               OTHER
                                                                                              COMPRE-
                                                         ADDITIONAL                           HENSIVE          TOTAL
                                              COMMON      PAID-IN          ACCUMULATED        INCOME        STOCKHOLDERS'
                                               STOCK      CAPITAL            DEFICIT          (LOSS)           EQUITY
                                            ----------   ----------        ------------    ------------     -------------
Balance at December 31, 1999                $  735,859   $6,622,731         $ (587,550)     $  (128,741)      $6,642,299
                                                                                                              ----------

Comprehensive income (loss):
    Net earnings for the period
    (unaudited)                                     --           --            124,955               --          124,955

    Net change in unrealized loss on
       securities available for sale, net
       of tax (unaudited)                           --           --                 --           29,482           29,482

    Comprehensive income (loss)
    (unaudited)                                     --           --                 --               --          154,437

Proceeds from common stock offering
    (258,697 shares), net of offering
    costs (unaudited)                          258,697    2,328,273                 --               --        2,586,970
                                            ----------   ----------         ----------       ----------       ----------

Balance at September 30, 2000               $  994,556   $8,951,004         $ (462,595)      $  (99,259)      $9,383,706
      (unaudited)                             ========   ==========         ==========        =========       ==========


                     PENINSULA BANCORP, INC. AND SUBSIDIARY

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL. In the opinion of the management of Peninsula Bancorp, Inc., the accompanying condensed consolidated financial statements contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at September 30, 2000, and 1999, the results of operations for the nine-month periods then ended and statement of cash flows for the nine-month periods then ended. The results of operations and other data for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

Peninsula Bancorp, Inc. (the "Holding Company") owns 100% of the outstanding common stock of Peninsula Bank (the "Bank") (collectively the "Company"). The Holding Company operates as a one-bank holding company. On April 26, 1999, the Bank's stockholders approved a plan of corporate reorganization under which the Bank would become a wholly-owned subsidiary of the Holding Company. The Holding Company was formed on January 3, 2000. The Bank's stockholders exchanged their common shares for shares of the Holding Company. As a result, all of the previously issued $5.00 par value common shares of the Bank were exchanged for 735,859 shares of the $1.00 par value common shares of the Holding Company. The Holding Company's acquisition of the Bank was accounted for similar to a pooling of interests.

The Holding Company's only business activity is the operation of the Bank. The Bank is a state (Florida) chartered commercial bank. The Bank offers a variety of financial services to individual and corporate customers through its four banking offices located in Valusia County, Florida. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Bank Insurance Fund ("BIF").

2. LOAN IMPAIRMENT AND LOSSES. There were no impaired loans recognized under SFAS 114 and 118 during the nine month periods ended September 30, 2000 or 1999. The activity in the allowance for loan losses was as follows:

                                           Nine Months Ended
                                             September 30,
                                          -------------------
                                            2000       1999
                                          --------   --------

         Balance at beginning of period   $305,000   $ 29,000
         Provision charged to earnings      93,000    171,000
                                          --------   --------

         Balance at end of period         $398,000   $200,000
                                          ========   ========

                     PENINSULA BANCORP, INC. AND SUBSIDIARY

3. EARNINGS (LOSS) PER SHARE . Earnings (loss) per share of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. For the nine months ended September 30, 2000 and 1999 outstanding stock options are not considered dilutive securities for purposes of calculating diluted earnings (loss) per share.

4. REGULATORY CAPITAL. The Bank is required to maintain certain minimum regulatory capital requirements. The following is a summary at September 30, 2000 of the regulatory capital requirements and the Bank's actual capital on a percentage basis:

                                                                   REGULATORY
                                                    ACTUAL         REQUIREMENT
                                                    ------         -----------

Total capital to risk-weighted assets               28.99%           8.00%
Tier I capital to risk-weighted assets              27.82%           4.00%
Tier I capital to total assets - leverage ratio     20.33%           4.00%


5. OTHER EVENTS.

On September 22, 2000, the Holding Company entered into a letter of intent with Southern Community Bancorp, Inc., ("Southern") with respect to the possible merger of the Holding Company and Southern. Southern is the parent company of Southern Community Bank, a state bank with four offices in Central Florida and one in Southwest Florida. The letter of intent provides that Southern will issue shares of its common stock to the shareholders of the Holding Company upon the consummation of the merger. On the effective date of the merger, each share of Holding Company common stock will be converted into .625 shares of the common stock of the Southern. This transaction is subject to the negotiation and execution of a definitive merger agreement, due diligence by each party, regulatory approvals and the approval by the shareholders of the Holding Company. Southern intends to account for this transaction using the purchase method of accounting.

                                    Exhibit A

                              AMENDED AND RESTATED
                                ESCROW AGREEMENT

This AMENDED AND RESTATED ESCROW AGREEMENT effective as of the 15th day of November, 2000, by and among:

       SOUTHERN COMMUNITY BANCORP, a Florida corporation, the principal place of business of which is located at 250 North Orange Avenue, Orlando, Florida 32801 (hereinafter referred to as the "Company")

                                       and

       SUNTRUST BANK, located at 225 East Robinson Street, Suite 250, Orlando, Florida 32801 (hereinafter referred to as the "Escrow Agent")

                                   WITNESSETH:

         WHEREAS, the Company and the Escrow Agent have previously entered into an Escrow Agreement dated as of July 11, 2000 (the "Original Agreement"), in connection with the Company's offering of up to 1,050,000 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), at a subscription price of $16.50 per share (the "Offering"); and

         WHEREAS, the Escrow Agent has established two escrow accounts pursuant to the terms of the Original Agreement; and

         WHEREAS, the Original Agreement provided that amounts deposited in the first escrow (the "First Escrow") would be utilized to capitalize the Company's proposed new bank subsidiary, Southern Community Bank of Southwest Florida (the "New Bank"), and that amounts deposited into the second escrow account (the "Second Escrow") would be primarily utilized for providing additional working capital to the Company's existing bank subsidiary, Southern Community Bank (the "Existing Bank"); and

         WHEREAS, the terms of the Offering required subscribers in the Offering (the "Subscribers") to designate how much of their proceeds would be deposited in the First Escrow or the Second Escrow; and

         WHEREAS, in August 2000, the conditions of the Second Escrow were satisfied and, at the Company's request, the Escrow Agent released $3,300,000 from the Second Escrow to the Company, as permitted by the terms of the Original Agreement; and

         WHEREAS, in October 2000, at the request of the Company, the Escrow Agent transferred all of the remaining amounts in the Second Escrow to the First Escrow, as permitted by the Original Agreement; and

         WHEREAS, the Escrow Agent is holding a total of $7,825,851 in subscription funds (the "Previous Subscriptions") which have been deposited in the First Escrow, including the amount transferred from the Second Escrow; and

         WHEREAS, the Company has elected to amend the terms of the Offering, and in connection with such amendment, to offer to return all of the Previous Subscriptions unless such subscribers reconfirm their subscriptions and consent to the amendment of the terms of the Offering; and

         WHEREAS, the Company has requested the Escrow Agent to amend the terms of the Original Agreement to reflect the amendment to the terms of the Offering, and the Escrow Agent is willing to agree to such amendments, subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual premises contained in this Agreement, the Company and the Escrow Agent agree to amend and restate the Original Agreement in its entirety as follows:

         1. APPOINTMENT OF ESCROW AGENT. The Escrow Agent has agreed to act as the escrow agent for the Offering, pursuant to the terms and conditions of this Agreement.

         2. DEPOSIT AND DELIVERY OF PROCEEDS. For purposes of this Agreement, the term "Proceeds" shall mean all subscription proceeds which may be delivered to the Escrow Agent, whether in the form of checks, cashier checks and/or money orders. The Company shall promptly deliver to the Escrow Agent all Proceeds received by the Company from Subscribers. The Escrow Agent shall deposit the Proceeds in the First Escrow. The Escrow Agent shall have no responsibility whatsoever for Proceeds not delivered to the Escrow Agent or for funds that have not yet cleared and become good funds. The parties acknowledge that Subscribers have been instructed to make all checks for the Common Stock payable to the Escrow Agent. In the event that a Subscriber makes a check payable to the Company, the Company shall endorse such checks to the order to the Escrow Agent. Simultaneously with the delivery of the Proceeds received from each Subscriber, the Company shall deliver to the Escrow Agent a copy of the Subscription Agreement executed by each Subscriber and the Company's written acceptance of the subscription offer contained in the Subscription Agreement.

         3. PARTIAL REJECTION OF SUBSCRIPTIONS. If the Company elects to accept a subscription offer for less than the number of shares requested by a Subscriber in his Subscription Agreement, then the Company shall notify the Escrow Agent in writing of the number of shares which the Company has elected to accept. Promptly after the receipt of such notice, the Escrow Agent shall deposit the accepted portion of the Subscriber's Proceeds in the First Escrow and remit to the Subscriber that portion of his Proceeds which were not accepted, without interest or deduction.

         4. RETURN OF PREVIOUS SUBSCRIPTIONS.

                  The Escrow Agent will return the Previous Subscription received from each previous Subscriber, without interest or deduction, on December 7, 2000, unless, on or before December 6, 2000, the Subscriber executes and delivers to the Company a reconfirmation letter in the form of Exhibit A to this Agreement, and the Company delivers a copy of such letter to the Escrow Agent. If a previous Subscriber reconfirms his subscription in a timely manner, the Escrow Agent will hold and disburse the subscription funds of such Subscriber on the terms and conditions of Section 5 of the Agreement.

         5. TERMS OF FIRST ESCROW. The Escrow Agent shall hold and disburse all Proceeds deposited in the First Escrow on the following terms and conditions:

                  (a) If, on or before December 31, 2000, the Company has received and accepted new subscriptions for at least 620,000 shares, then the Escrow Agent will continue to hold all of the Proceeds until the earlier of:
(i) the Company's delivery notice to the Escrow Agent, or (ii) February 28, 2001. For purposes of the provision of this Section 5, reconfirmations of the Previous Subscriptions received under Section 4 shall be treated as new subscriptions.

                  (b) If the Company has not received and accepted new subscriptions for at least 620,000 shares on or before December 31, 2000, then the Escrow Agent shall promptly return all of the Proceeds to Subscribers without interest or deduction.

                  (c) If the Company delivers to the Escrow Agent notice that the Company has received all required regulatory approvals to open the New Bank on or before February 28, 2001, then the Escrow Agent will promptly deliver all Proceeds and accrued interest to the Company.

                  (d) If the Company does not deliver to the Escrow Agent notice that the Company has received all required regulatory approvals to open the New Bank on or before February 28, 2001, then the Escrow Agent shall promptly return all of the Proceeds to Subscribers without interest or deduction.

                  (e) The parties acknowledge that the Company may continue to deposit additional Proceeds in the First Escrow even after the initial disbursement of the Proceeds pursuant to Section 5(c). The Escrow Agent will promptly deliver any additional Proceeds to the Company, provided that the Escrow Agent shall not accept any additional Proceeds after February 28, 2001.

         6. RETURN OF PROCEEDS TO SUBSCRIBERS. In the event that the Escrow Agent is obligated to return Proceeds to any Subscriber pursuant to the terms of this Agreement, the Escrow Agent shall return such Proceeds to the Subscriber in the form of a check, mailed by regular mail, to the address the Subscriber set forth in such Subscription Agreement.

         7. INVESTMENT OF PROCEEDS BY ESCROW AGENT. The Escrow Agent shall invest the Proceeds deposited in each escrow account in the STI Classic Institutional U.S. Treasury Securities Money Market Fund (a AAA rated mutual fund comprised solely of investments in United States government, United States government backed securities and repurchase agreements collateralized by United States government backed securities). All income from the Fund shall accrue to the benefit of the Company. Upon the consummation, termination or expiration of the Offering, the Escrow Agent will deliver all income and other amounts earned on the investment of the Proceeds to the Company. The Escrow Agent shall furnish to the Company periodic and final reports regarding the investments of the Proceeds. The Escrow Agent shall have no liability or obligation whatsoever for the status of the investments or the failure of said investments, and shall have no responsibility for tax reporting in connection with earnings or gains/losses on the investments.

         8. DUTIES OF ESCROW AGENT. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

         9. RELIANCE OF ESCROW AGENT ON DOCUMENTS. The Escrow Agent may act in reliance upon any writing or instrument or signature which the Escrow Agent, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so.

         10. INDEMNIFICATION OF ESCROW AGENT. Unless the Escrow Agent discharges any of its duties hereunder in a manner constituting gross negligence or willful misconduct, the Company hereby agrees to indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature which it may incur or with which it may be threatened by reason of its acting as escrow agent under this Agreement; and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim.

         11. DISCRETION OF ESCROW AGENT TO FILE AN INTERPLEADER ACTION IN THE EVENT OF DISPUTE. If the parties shall be in disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, but shall not be required to, file an action of interpleader to resolve the disagreement and may hold all Proceeds until directed by a court of competent jurisdiction as to the manner or distribution or until all parties in dispute mutually agree to the distribution. The Escrow Agent shall be indemnified as set forth in Section 11 for all costs, including reasonable attorneys' fees incurred by it, in connection with the aforesaid interpleader action, and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment or other appropriate order in the interpleader action is entered.

         12. CONSULTATION WITH COUNSEL. The Escrow Agent may consult with independent counsel of its own choice and shall not be liable for any actions which it takes in reliance upon the advice of such counsel.

         13. LIMITATION OF LIABILITY. The Escrow Agent shall not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless they constitute gross negligence or willful misconduct on the part of the Escrow Agent.

         14. RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign upon thirty (30) days written notice to the Company. If a successor escrow agent is not appointed by the Company within this thirty (30) day period, the Escrow Agent may petition a court of competent jurisdiction to name a successor or, at its option, the Escrow Agent may do nothing until such time as the Company has furnished the name of a successor escrow agent.

         15. COMPENSATION AND EXPENSES. The Escrow Agent shall be entitled to compensation from the Company for its services hereunder in an amount of $1,500.00. In the event Escrow Agent must return the Proceeds to a Subscriber, the Company will pay the Escrow Agent an additional $15.00 for each refund. The parties acknowledge that the Escrow Agent will earn a management fee on the investment of the Proceeds pursuant to Section 8 of this Agreement.

         16. NOTICES. All notices permitted or required to be given to any party under this Agreement shall be in writing and shall be deemed to have been given upon receipt by the party being notified. In the case of the Company, such notices shall be sent to: Mr. Charlie W. Brinkley, Jr., Chairman and CEO, Southern Community Bancorp, 250 North Orange Avenue, Orlando, Florida 32801. Either party may change the address to which said notice is to be given by giving notice of such to all other parties to this Agreement in the manner set forth herein.

         17. SUCCESSORS AND ASSIGNS. The rights created by the Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the Escrow Agent and the Company, as the case may be.

         18. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by the laws of, the State of Florida.

         19. TERMINATION. This Escrow Agreement shall terminate and the Escrow Agent shall be discharged of all responsibility hereunder at such time as the Escrow Agent shall have disbursed all of the Proceeds in accordance with the terms of this Agreement.

         20. COMPLETE AGREEMENT. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        SOUTHERN COMMUNITY BANCORP

                                        By: /s/ Charlie W. Brinkley, Jr.
                                           -------------------------------------
                                           Charlie W. Brinkley, Jr.
                                           Chairman and CEO

                                        SUNTRUST BANK

                                        By: /s/ Authorized Oficer
                                           -------------------------------------

                                    Exhibit B

                             SUBSCRIPTION AGREEMENT

Southern Community Bancorp
250 North Orange Avenue
Orlando, Florida 32801

Attn:    Mr. Charlie W. Brinkley, Jr.
         Mr. John G. Squires

Gentlemen:

         1. SUBSCRIPTION. Subject to the terms and conditions set forth below, the undersigned hereby subscribes to purchase shares (the "Shares") of the common stock, par value $1.00 per share (the "Common Stock") of Southern Community Bancorp, a Florida corporation (the "Company"). The undersigned hereby acknowledges receipt of a copy of the Company's Prospectus, dated as of November 15, 2000 (the "Prospectus"), with respect to the offering of the Common Stock.

         2. PURCHASE OF SHARES. The undersigned hereby subscribes for the number of Shares specified below:

Number of Shares to be                      ____________ Shares
purchased:
(minimum of 1,000 Shares)

Price per Share:                                                x  $16.50

Total purchase price:                       $__________________

Amount of enclosed check:
 ($16.50 per Share times
 number of Shares purchased)                $__________________

         3. PAYMENT OF PURCHASE PRICE. The undersigned has enclosed with this Agreement the undersigned's personal check (or a certified check, bank check or money order) payable to "SunTrust Bank -- Escrow Agent for Southern Community Bancorp" in payment for the number of Shares listed in Section 2.

         4. TITLE TO SHARES. The undersigned hereby requests that the Shares be issued as follows:

TITLE TO BE TAKEN - (check one)

                                                   -----------------------------

                                                   -----------------------------
( ) Individual ownership                           (Name as it should appear on
                                                   Company's stock register -
                                                   two names for joint owners -
                                                   please print or type)
( ) Joint tenants with right
      of survivorship

( ) Other-specify:
                  ------------------               -----------------------------

                                                   -----------------------------
                                                   (Residence Address)

Social Security No. or                             -----------------------------
Taxpayer Identification No:                        (Home Phone)

---------------------------------                  -----------------------------
                                                   (Business Phone)

         5. ESCROW AGREEMENT. The undersigned acknowledges and agrees that the undersigned's funds will be held in escrow in accordance with the terms of the Amended and Restated Escrow Agreement dated November 15, 2000 by and between the Company and SunTrust Bank, as escrow agent.

         6. CERTAIN ACKNOWLEDGMENTS. The undersigned is fully aware that:

            (a) The subscription offer set forth in this Agreement may be accepted or rejected in whole or in part by the Company in its sole and absolute discretion.

            (b) The subscription offer set forth in this Agreement is and shall be irrevocable, provided that the undersigned shall have no obligations under this Agreement in the event that the subscription offer set forth in this Agreement is rejected or the offering is canceled.

            (c) No federal or state agency has made any finding or determination as to the fairness of the offering for public investment, and no such agency has made any recommendation or endorsement of the Shares.

            (d) There is no public market for the Shares.

            (e) THE SHARES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY.

         7. MISCELLANEOUS

            (a) MODIFICATION. Neither this Agreement nor any provisions of this Agreement shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

            (b) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. If the undersigned is more than one person, the obligation of the undersigned shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his heirs, executors, administrators and successors.

            (c) ASSIGNABILITY. This Agreement is not transferable or assignable by the undersigned. Any purported transfer or assignment by the undersigned shall be null and void.

            (d) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

                  IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on this ____ day of ___________________, 2000.

                                  ----------------------------------------------
                                  Signature

                                  ----------------------------------------------
                                  Signature (Second signature required for joint ownership)

ACCEPTANCE OF SUBSCRIPTION:

         Southern Community Bancorp hereby accepts the subscription offer set forth in this Agreement for ________ Shares, with $________ of proceeds to be deposited in the first escrow account.

                                  SOUTHERN COMMUNITY BANCORP

                                  By:
                                  ----------------------------------------------

                                  Its:
                                  ----------------------------------------------

                                    Exhibit C

                              RECONFIRMATION LETTER

Southern Community Bancorp
250 North Orange Avenue
Orlando, Florida 32801

Attention:        Mr. Charlie W. Brinkley, Jr.
                  Mr. John G. Squires

Gentlemen:

       This letter sets forth the agreement of the undersigned (the "Subscriber") to reconfirm the Subscriber's subscription to purchase shares of the common stock of Southern Community Bancorp (the "Company"). In particular, the Subscriber hereby acknowledges and agrees as follows:

       1. The Subscriber has previously submitted a subscription agreement under which the Subscriber agreed to purchase _____ shares of the common stock of the Company (the "Shares") for a price of $16.50 per Share.

       2. The Subscriber reconfirms his agreement to purchase the Shares of the Company at a price of $16.50 per share.

       3. The Subscriber has received the Company's Prospectus, dated as of November 15, 2000, with respect to the offering of the Company's common stock (the "Amended Prospectus").

       4. The Subscriber is aware that the Amended Prospectus contains amendments to the Company's original prospectus dated July 17, 2000, including a discussion of the proposed merger of the Company and Peninsula Bancorp, Inc. and changes to the terms of the offering.

       5. The Subscriber is aware that he will receive a refund of his entire subscription unless he executes and delivers this Reconfirmation Letter to the Company on or before December 6, 2000.

       6. The Subscriber's subscription will be held in escrow in accordance with terms of the Amended and Restated Escrow Agreement dated as of November 15, 2000, by and between the Company and SunTrust Bank, as escrow agent. A copy of the Amended and Restated Escrow Agreement is attached as Exhibit A to the Amended Prospectus.

       7. The Company and SunTrust Bank, as escrow agent, will rely upon this Reconfirmation Letter in connection with the completion of the offering.

         In Witness Whereof, the Subscriber has executed this Reconfirmation Letter on this _____ day of ___________, 2000.


                                 -----------------------------------------------


                                 -----------------------------------------------
                                 (Second Signature Required for Joint Ownership)


                                      C-2